                                                                 Exhibit 10.1.10

                                                               EXECUTION VERSION

                        ---------------------------------

                                CREDIT AGREEMENT

                                      among

                       ROCKY MOUNTAIN ENERGY CENTER, LLC,
                      a Delaware limited liability company
                                   (Borrower)

                                       and

                           CREDIT SUISSE FIRST BOSTON,
                    acting through its Cayman Islands Branch
     (Lead Arranger, Book Runner, Administrative Agent and Collateral Agent)

                                       and

                         UNION BANK OF CALIFORNIA, N.A.
                                (as Issuing Bank)

                                       and

                                   COBANK, ACB
                               (Syndication Agent)

                                       and

                    THE FINANCIAL INSTITUTIONS PARTIES HERETO
                                    (Lenders)

                        ---------------------------------

                  601 MW Combined Cycle Power Generation Plant
                                   located in
                              Weld County, Colorado


                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS.............................................................         1

         1.1      Definitions.....................................................         1
         1.2      Rules of Interpretation.........................................         1

ARTICLE 2 CREDIT FACILITIES.......................................................         2

         2.1      Term Loan Facility..............................................         2
         2.2      Fees............................................................        10
         2.3      Other Payment Terms.............................................        11
         2.4      Pro Rata Treatment..............................................        15
         2.5      Change of Circumstances.........................................        16
         2.6      Funding Losses..................................................        19
         2.7      Alternate Office; Minimization of Costs.........................        20
         2.8      Credit-Linked Deposit Account; PSCo Letter of Credit............        21

ARTICLE 3 CONDITIONS PRECEDENT....................................................        26

         3.1      Conditions Precedent to the Closing Date........................        26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES..........................................        36

         4.1      Organization....................................................        36
         4.2      Authorization; No Conflict......................................        36
         4.3      Enforceability..................................................        36
         4.4      Compliance with Law.............................................        37
         4.5      Business, Debt, Contracts, Joint Ventures Etc...................        37
         4.6      Anti-Terrorism Laws.............................................        37
         4.7      Investment Company Act..........................................        38
         4.8      ERISA...........................................................        38
         4.9      Permits.........................................................        38
         4.10     Hazardous Substances............................................        39
         4.11     Litigation......................................................        40
         4.12     Labor Disputes and Acts of God..................................        40
         4.13     Disclosure......................................................        41
         4.14     Flood Zone Disclosure...........................................        41
         4.15     Taxes...........................................................        41
         4.16     Governmental Regulation.........................................        42
         4.17     Regulation U, Etc...............................................        42
         4.18     Initial Operating Budget; Projections...........................        43
         4.19     Financial Statements............................................        43
         4.20     No Default......................................................        43
         4.21     Organizational ID Number; Location of Collateral................        43
         4.22     Title and Liens.................................................        43
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         4.23     Intellectual Property...........................................        44
         4.24     Collateral......................................................        44
         4.25     Sufficiency of Project Documents................................        45
         4.26     Utilities.......................................................        45
         4.27     Other Facilities................................................        45
         4.28     Proper Subdivision..............................................        46

ARTICLE 5 AFFIRMATIVE COVENANTS...................................................        46

         5.1      Use of Proceeds and Project Revenues............................        46
         5.2      Payment.........................................................        46
         5.3      Warranty of Title...............................................        46
         5.4      Notices.........................................................        47
         5.5      Financial Statements............................................        48
         5.6      Books, Records, Access..........................................        49
         5.7      Compliance with Laws, Instruments, Applicable Permits, Etc......        49
         5.8      Reports.........................................................        49
         5.9      Existence, Conduct of Business, Properties, Etc.................        49
         5.10     Debt Service Coverage Ratio.....................................        50
         5.11     Exemption from Regulation.......................................        50
         5.12     Punchlist Items.................................................        50
         5.13     Offer to Prepay Upon Change of Control..........................        50
         5.14     Operation and Maintenance of Project; Annual Operating Budget...        51
         5.15     Preservation of Rights; Further Assurances......................        52
         5.16     Additional Consents.............................................        53
         5.17     Maintenance of Insurance........................................        53
         5.18     Taxes, Other Government Charges and Utility Charges.............        53
         5.19     Event of Eminent Domain.........................................        54
         5.20     Interest Rate Protection........................................        54
         5.21     Distributions...................................................        55
         5.22     Financial Covenants.............................................        55
         5.23     Required HoldCo Transfer........................................        56
         5.24     Maintenance of Ratings..........................................        56

ARTICLE 6 NEGATIVE COVENANTS......................................................        56

         6.1      Contingent Liabilities..........................................        56
         6.2      Limitations on Liens............................................        56
         6.3      Indebtedness....................................................        56
         6.4      Sale or Lease of Assets.........................................        57
         6.5      Changes.........................................................        57
         6.6      Distributions...................................................        57
         6.7      Investments.....................................................        58
         6.8      Transactions With Affiliates....................................        58
         6.9      Regulations.....................................................        58
         6.10     Partnerships, etc...............................................        59
         6.11     Dissolution; Merger.............................................        59
         6.12     Amendments; Change Orders.......................................        59

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         6.13     Name and Location; Fiscal Year..................................        59
         6.14     Use of Site.....................................................        60
         6.15     Assignment......................................................        60
         6.16     Accounts........................................................        60
         6.17     Hazardous Substances............................................        60
         6.18     Additional Project Documents....................................        60
         6.19     Assignment By Third Parties.....................................        61
         6.20     Acquisition of Real Property....................................        61
         6.21     Employee Benefit Plans..........................................        61
         6.22     Power Sales.....................................................        61
         6.23     Governing Document Changes......................................        61

ARTICLE 7 EVENTS OF DEFAULT; REMEDIES.............................................        62

         7.1      Events of Default...............................................        62
         7.2      Remedies........................................................        67

ARTICLE 8 SCOPE OF LIABILITY......................................................        69

ARTICLE 9 AGENTS; SUBSTITUTION....................................................        70

         9.1      Appointment, Powers and Immunities..............................        70
         9.2      Reliance........................................................        71
         9.3      Non-Reliance....................................................        72
         9.4      Defaults; Material Adverse Effect...............................        72
         9.5      Successor Agent & Issuing Bank..................................        72
         9.6      Authorization...................................................        74
         9.7      Other Roles.....................................................        74
         9.8      Amendments and Waivers..........................................        75
         9.9      Withholding Tax.................................................        76
         9.10     General Provisions as to Payments...............................        77
         9.11     Expenses; Indemnity; Damage Waiver..............................        77
         9.12     Successors and Assigns..........................................        79
         9.13     Laws............................................................        82

ARTICLE 10 INDEPENDENT CONSULTANTS................................................        82

         10.1     Removal and Fees................................................        82
         10.2     Duties..........................................................        83
         10.3     Independent Consultants' Certificates...........................        83
         10.4     Certification of Dates..........................................        83

ARTICLE 11 MISCELLANEOUS..........................................................        84

         11.1     Addresses.......................................................        84
         11.2     Additional Security; Right to Set-Off...........................        85
         11.3     Delay and Waiver................................................        85
         11.4     Entire Agreement................................................        86
         11.5     Governing Law...................................................        86
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11.6     Severability....................................................        86
11.7     Headings........................................................        86
11.8     Accounting Terms................................................        86
11.9     Additional Financing............................................        86
11.10    No Partnership, Etc.............................................        86
11.11    Mortgage/Collateral Documents...................................        87
11.12    Limitation on Liability.........................................        87
11.13    Waiver of Jury Trial............................................        87
11.14    Consent to Jurisdiction.........................................        88
11.15    Knowledge and Attribution.......................................        88
11.16    Counterparts....................................................        88
11.17    Usury...........................................................        88
11.18    Survival........................................................        89
11.19    Intercreditor Agreement.........................................        89
11.20    Confidentiality.................................................        89

                                   INDEX OF EXHIBITS

Exhibit A           Definitions and Rules of Interpretation

                    NOTES

Exhibit B           Form of Note
                    LOAN DISBURSEMENT PROCEDURES
Exhibit C-1         Form of Notice of Borrowing and LC Activity
Exhibit C-2         Form of Confirmation of Interest Period Selection
Exhibit C-3         Form of Notice of Conversion of Loan Type

                    SECURITY-RELATED DOCUMENTS

Exhibit D-1         Form of Mortgage
Exhibit D-2         Form of Security Agreement
Exhibit D-3         Form of Pledge Agreement
Exhibit D-4         Form of Depositary Agreement
Exhibit D-5         Form of Subordination Agreement
Exhibit D-6         Schedule of Security Filings
Exhibit D-7         Form of Intercreditor Agreement
Exhibit D-8         Assignment of Rents
Exhibit D-9         Assignment of Water Lease
Exhibit D-10        PSCo Acknowledgment of Subordination

                    CONSENTS

Exhibit E-1         Form of Consent for Contracting Party
Exhibit E-2         Schedule of Closing Date Consents

                    CLOSING CERTIFICATES

Exhibit F-1         Form of Borrower's Closing Certificate
Exhibit F-2         Form of Insurance Consultant's Certificate
Exhibit F-3         Form of Independent Engineer's Certificate
Exhibit F-4         Form of Power Market Consultant's Certificate

                    PROJECT DESCRIPTION EXHIBITS

Exhibit G-1         Schedule of Applicable Permits
Exhibit G-2         Sources and Uses
Exhibit G-3         Base Case Project Projections
Exhibit G-4         Initial O&M Budget
Exhibit G-5         Pending Litigation

Exhibit G-6         Hazardous Substances Disclosure

                    OTHER

Exhibit H           Lenders Proportionate Shares
Exhibit I           Amortization Schedule
Exhibit J           Form of Non-Bank Certificate
Exhibit K           Insurance Requirements
Exhibit L           Form of Annual Insurance Certificate
Exhibit M           Form of Assignment and Acceptance
Exhibit N           Form of PSCo Letter of Credit

            This CREDIT AGREEMENT, dated as of June 24, 2004 (this "Agreement"), is entered into among ROCKY MOUNTAIN ENERGY CENTER, LLC, a limited liability company formed under the laws of the State of Delaware, as borrower ("Borrower"), the financial institutions listed on Exhibit H or who later become a party hereto, as lenders (the financial institutions party to this Agreement being collectively referred to as the "Lenders"), UNION BANK OF CALIFORNIA, N.A., as issuer of the PSCo Letter of Credit hereunder ("Issuing Bank"), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as lead arranger (in such capacity, "Lead Arranger"), as book runner (in such capacity, "Book Runner"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), and as collateral agent for the Secured Parties (in such capacity, "Collateral Agent"), and COBANK, ACB, as syndication agent (in such capacity, "Syndication Agent").

                                    RECITALS

            A. Borrower leases, owns, operates, maintains and uses the Project referred to herein, consisting of an approximately 601 megawatt natural gas fired combined cycle electric generating facility located near the town of Hudson in unincorporated Weld County, Colorado, and, in connection therewith, Borrower has requested that the Lenders provide senior secured credit facilities in order to repay certain existing indebtedness under the Existing Rocky Mountain Credit Facility, fund certain reserves, fund a distribution to the direct or indirect owners of Borrower representing the repayment of capital initially provided to finance the construction or purchase of, or repairs, improvements or additions to, the Site and/or the Project, fund a portion of Borrower's working capital requirements, provide security in the form of a letter of credit to support Borrower's obligations under the Power Purchase Agreement and for such other purposes set forth herein; and

            B. The Lenders are willing to provide such financing upon the terms and subject to the conditions set forth herein and in the other Credit Documents.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the agreements herein and in the other Credit Documents and in reliance upon the representations and warranties set forth herein and therein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

      1.1   DEFINITIONS.

            Except as otherwise expressly provided, capitalized terms used in this Agreement (including its exhibits and schedules) shall have the meanings given to such terms in Exhibit A.

      1.2   RULES OF INTERPRETATION.

            Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A shall apply to this Agreement and the other Credit Documents.

                                   ARTICLE 2
                                CREDIT FACILITIES

      2.1   TERM LOAN FACILITY.

            2.1.1 Total Term Loan Commitment. Notwithstanding anything that may be construed to the contrary in this Agreement, the aggregate principal amount of all Term Loans made by the Lenders shall not exceed $264,900,000 (the "Total Term Loan Commitment").

            2.1.2 Availability; Term Loans. Subject to the terms and conditions set forth in this Agreement, in reliance upon the representations and warranties of Borrower set forth herein and without limiting each Lender's several obligation to pay Administrative Agent its Funded LC Credit-Linked Deposit on the Closing Date as provided in Section 2.8.2(c) below, each Lender severally agrees to make, on the Closing Date, a term loan under this Section 2.1.2 (individually a "Term Loan" and, collectively, the "Term Loans") to Borrower in an amount equal to such Lender's Proportionate Share of the Total Term Loan Commitment. Borrower may make only one borrowing under the Total Term Loan Commitment, which shall be on the Closing Date. Any amount borrowed under this Agreement and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.

            2.1.3 Borrowing Mechanics for Term Loans.

            (a) Notice of Borrowing and LC Activity. On or before the date which is three Banking Days prior to the Closing Date, Borrower shall deliver to Administrative Agent a written notice in the form of Exhibit C-1, appropriately completed (the "Notice of Borrowing and LC Activity"). Such Notice of Borrowing and LC Activity shall be delivered by first-class mail, facsimile or electronic mail to Administrative Agent at the office, to the facsimile number or to the electronic mail address and during the hours specified in Section 11.1. Administrative Agent shall promptly notify each Lender of the contents of such Notice of Borrowing and LC Activity.

            (b) Lender Funding. Each Lender shall make the Term Loan to be made by it hereunder available to Administrative Agent not later than 12:00 noon (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, to the account designated for such purpose from time to time by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified in Article 3 and subject to Sections 2.1.4(b) and 2.1.5, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from the Lenders to be credited to one or more accounts as may be designated in writing to Administrative Agent by Borrower.

            2.1.4 Amount of Term Loans; Availability of Funds.

            (a) Amount of Term Loans. All Term Loans shall be made by the Lenders simultaneously in the amount of their respective Term Loan Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Term Loan hereunder nor shall any Term Loan Commitment of any Lender

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be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Term Loan hereunder.

            (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Proportionate Share of the Total Term Loan Commitment, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date in accordance with the prior paragraph and Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand (and, in any event, within three Banking Days from the Closing Date) from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the Federal Funds Rate for the first three Banking Days after the Closing Date. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender's Proportionate Share of the Total Term Loan Commitment. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefore or within three Banking Days from the Closing Date, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon (but no penalty or premium), for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate then payable under this Agreement for Base Rate Term Loans. Nothing in this Section 2.1.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its obligations hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

            2.1.5 Use of Proceeds. Borrower shall apply the proceeds of the Term Loans on the Closing Date as follows: (a) $220,269,515.28 shall be applied to indefeasibly fund the Payout Amount, (b) $1,304,000 shall be applied to fund the anticipated O&M Costs to be incurred by Borrower during the 30 days immediately following the Closing Date, (c) $17,511,000 shall be applied to fund the Pre-Funded Punchlist Expense Account, (d) to pay the fees and expenses then due under this Agreement and the other Credit Documents, (e) $19,287,403.76 shall be applied to fund a distribution to Sponsor representing the repayment of capital initially provided to finance the construction or purchase of, or repairs, improvements or additions to, the Site and/or the Project (such distribution, the "Rocky Mountain Closing Date Distribution") and (f) as otherwise set forth on Exhibit G-2. Borrower shall not use any portion of the proceeds of any Term Loan in any manner that causes or might cause the funding of the Term Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board.

            2.1.6 Term Loan Principal Payment. Borrower shall repay to Administrative Agent, for the account of each Lender, the aggregate unpaid principal amount of the Term Loan made by such Lender (as reduced in connection with any voluntary prepayment or Mandatory Prepayments of, or any accepted Mandatory Repayment Offers on, the Term Loans, in accordance with Section 2.1.10) in installments payable on each Principal Repayment Date following the Closing Date in accordance with the repayment schedule set forth on Exhibit I,

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with any remaining unpaid principal, interest, fees and costs due and payable on the Maturity Date.

            2.1.7 Interest Provisions Relating to Term Loans.

            (a) Term Loan Interest. Except as otherwise set forth herein, Borrower shall pay interest on the unpaid principal amount of each Term Loan from the Closing Date until the maturity or prepayment thereof at one of the following rates per annum:

                  (i) With respect to the principal portion of such Term Loan which is, and during such periods as such Term Loan is, a Base Rate Term Loan, at a rate per annum equal to the Base Rate (such rate to change from time to time as the Base Rate shall change) plus 3.25%.

                  (ii) With respect to the principal portion of such Term Loan which is, and during such periods as such Term Loan is, a LIBOR Term Loan, at a rate per annum during each Interest Period for such LIBOR Term Loan equal to the LIBO Rate for such Interest Period plus 4.25%.

            (b) Applicable Interest Rate. Subject to Section 2.3.3, the applicable basis for determining the rate of interest with respect to any Term Loan shall be selected by Borrower initially at the time the Notice of Borrowing and LC Activity is given pursuant to Section 2.1.3(a). The basis for determining the interest rate with respect to any Term Loan may be changed from time to time as specified in a Notice of Conversion of Loan Type delivered pursuant to
Section 2.1.9. If on any day a Term Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day such Term Loan shall bear interest determined by reference to the Base Rate. Borrower shall not request, and the Lenders shall not be obligated to make, LIBOR Term Loans at any time an Event of Default exists.

            (c) Interest Payment Dates. Borrower shall pay accrued interest on the unpaid principal amount of each Term Loan (i) on each Interest Payment Date, and (ii) in all cases, upon repayment or prepayment (to the extent thereof and including Mandatory Prepayments and, to the extent permitted by this Agreement, any optional prepayments), upon conversion from one Type of Loan to another Type of Loan and at maturity (whether by acceleration or otherwise).

            (d) LIBOR Term Loan Interest Periods.

                  (i) The initial Interest Period for all LIBOR Term Loans made on the Closing Date shall be from the Closing Date through October 29, 2004. Thereafter, each subsequent Interest Period selected by Borrower for all LIBOR Term Loans shall be one, two, three or six months or, to the extent that nine or twelve month Interest Periods are available to all Lenders, nine or twelve months. Notwithstanding anything to the contrary in the preceding two sentences,
(A) any Interest Period for LIBOR Term Loans which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day; (B) any Interest Period for LIBOR Term Loans

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which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month; (C) Borrower may not select Interest Periods for LIBOR Term Loans which would leave a greater principal amount of Term Loans subject to Interest Periods for LIBOR Term Loans ending after a date upon which Term Loans are or may be required to be repaid (including the Maturity Date and each Principal Repayment Date) than the principal amount of Term Loans scheduled to be outstanding after such date;
(D) any Interest Period for a Term Loan which would otherwise end after the Maturity Date shall end on the Maturity Date; (E) LIBOR Term Loans for each Interest Period shall be in the minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (F) Borrower may not at any time have outstanding more than five different Interest Periods relating to LIBOR Term Loans; and (G) Borrower shall select Types and Interest Periods for Term Loans corresponding to the "types" and "interest periods" used for floating rate payments in the Interest Rate Agreements so as to create, to the greatest extent possible, a complete hedge.

                  (ii) Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for LIBOR Term Loans for a quotation of Interest Rates in effect at such time for given Interest Periods and Administrative Agent shall promptly provide such quotation. Borrower may select an Interest Period for LIBOR Term Loans telephonically or by electronic mail within the time periods specified in Section 2.1.9, which selection shall be irrevocable on and after commencement of the applicable Minimum Notice Period. Borrower shall confirm such telephonic or electronic mail notice to Administrative Agent by facsimile on the day such notice is given by delivery to Administrative Agent of a written notice in substantially the form of Exhibit C-2, appropriately completed (a "Confirmation of Interest Period Selection"). If Borrower fails to notify Administrative Agent of the next Interest Period for any LIBOR Term Loans in accordance with this Section 2.1.7(d)(ii), such Term Loans shall automatically convert to Base Rate Term Loans on the last day of the current Interest Period therefor. Administrative Agent shall promptly notify Borrower of each determination of the Interest Rate applicable to each Term Loan.

            (e) Interest Computations. All computations of interest on Base Rate Term Loans shall be based upon a year of 365 days or, in the case of a leap year, 366 days, shall be payable for the actual days elapsed (including the first day but excluding the last day), and shall be adjusted in accordance with any changes in the Base Rate to take effect on the beginning of the day of such change in the Base Rate. All computations of interest on LIBOR Term Loans shall be based upon a year of 360 days and shall be payable for the actual days elapsed (including the first day but excluding the last day). Borrower agrees that all computations by Administrative Agent of interest shall be conclusive and binding in the absence of manifest error.

            2.1.8 Promissory Notes. The obligation of Borrower to repay the Term Loans made by a Lender and to pay interest thereon at the rates provided herein shall, upon the written request of such Lender, be evidenced by promissory notes in the form of Exhibit B (individually, a "Note" and, collectively, the "Notes"), each payable to the order of such requesting Lender and in the principal amount of such Lender's Term Loan Commitment. Borrower authorizes each such requesting Lender to record on the schedule annexed to such Lender's Note, the date and amount of the Term Loan made by such requesting Lender, and each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of

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

the matters noted; provided that in the event of any inconsistency between the records or books of Administrative Agent and any Lender's records or Note, the records of Administrative Agent shall be conclusive and binding in the absence of manifest error. Borrower further authorizes each such requesting Lender to attach to and make a part of such requesting Lender's Note continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations, shall affect the validity of Borrower's obligations to repay the full unpaid principal amount of the Term Loans or the duties of Borrower hereunder or thereunder. Upon the payment in full in cash of the aggregate principal amount of, and all accrued and unpaid interest on, the Term Loans, the Lenders holding such Notes shall promptly mark the applicable Notes cancelled and return such cancelled Notes to Borrower.

            2.1.9 Conversion of Loans. Borrower may convert Term Loans from one Type of Term Loans to another Type of Term Loans; provided, however, that (i) any conversion of LIBOR Term Loans into Base Rate Term Loans shall be effective on, and only on, the last day of an Interest Period for such LIBOR Term Loans and (ii) Term Loans shall be converted only in amounts of $5,000,000 and increments of $1,000,000 in excess thereof. Borrower shall request such a conversion by delivering to Administrative Agent a written notice in the form of Exhibit C-3, appropriately completed (a "Notice of Conversion of Loan Type"), which contains or specifies, among other things:

            (a) the Term Loans, or portion thereof, which are to be converted;

            (b) the Type of Term Loans into which such Term Loans, or portion thereof, are to be converted;

            (c) if such Term Loans are to be converted into LIBOR Term Loans, the initial Interest Period selected by Borrower for such Term Loans (which Interest Period shall be selected in accordance with Section 2.1.7(d) and if an Interest Period is not so designated a one month Interest Period shall be deemed selected by Borrower);

            (d) the proposed date of the requested conversion (which shall be a Banking Day and otherwise in accordance with this Section 2.1.9; and

            (e) a certification by Borrower that no Event of Default has occurred and is continuing.

Borrower shall so deliver each Notice of Conversion of Loan Type so as to provide at least the applicable Minimum Notice Period. Any Notice of Conversion of Loan Type may be modified or revoked by Borrower through the Banking Day prior to the Minimum Notice Period, and shall thereafter be irrevocable. Each Notice of Conversion of Loan Type shall be delivered by first-class mail, facsimile or electronic mail to Administrative Agent at the office, to the facsimile number or to the electronic mail address and as otherwise specified in
Section 11.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Conversion of Loan Type initially delivered by facsimile or electronic mail. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

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            2.1.10 Prepayments.

            (a) Terms of All Prepayments.

                  (i) Upon the prepayment of any Term Loan (whether such prepayment is an optional prepayment under Section 2.1.10(b) or a Mandatory Prepayment), Borrower shall pay to Administrative Agent for the account of the Lender which made such Term Loan and/or Hedge Lender, as applicable, (A) all accrued interest to the date of such prepayment on the amount of such Term Loan prepaid, (B) all accrued fees to the date of such prepayment relating to the amount of such Term Loan being prepaid, (C) to the extent required by the terms of the applicable Interest Rate Agreement, all Hedge Breaking Fees owed by Borrower to such Hedge Lender as a result of such prepayment, and (D) if such prepayment is the prepayment of a LIBOR Term Loan on a day other than the last day of an Interest Period for such LIBOR Term Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment (pursuant to the terms of Section 2.6).

                  (ii) Notwithstanding the foregoing, but only in respect of any Mandatory Prepayment of Term Loans (other than a Mandatory Prepayment resulting from any Mandatory Repayment Offer accepted by a Lender), Borrower shall have the right, by giving three Banking Days' notice to Administrative Agent, in lieu of prepaying a LIBOR Term Loan on a day other than the last day of an Interest Period for such LIBOR Term Loan, to deposit or cause Administrative Agent to deposit into an account to be held by Depositary Agent (which account shall be subjected to the Lien of the Collateral Documents in a manner reasonably satisfactory to Collateral Agent) an amount equal to the LIBOR Term Loans to be prepaid. Such funds shall be held in such account until the expiration of the Interest Period applicable to the LIBOR Term Loan to be prepaid at which time the amount deposited in such account shall be used to prepay such LIBOR Term Loan and any interest accrued on such amount shall be deposited into the Revenue Account. All Term Loans to be prepaid using the proceeds from such account shall continue to accrue interest at the then applicable interest rate for such Term Loans until actually prepaid. All amounts in such account shall only be invested in Permitted Investments as directed by and at the expense and risk of Borrower.

                  (iii) All prepayments of Term Loans shall be applied to reduce the remaining payments required under Section 2.1.6 in inverse order of maturity. Borrower may not re-borrow the principal amount of any Term Loan which is prepaid.

                  (iv) Other than with respect to any Mandatory Prepayment of Funded LC Credit-Linked Deposits as provided in Section 2.8.2(b)(i) and any repayment required or permitted on or before the Maturity Date in connection with a Funded LC Disbursement, the aggregate amount to be prepaid or returned on any date pursuant to the Credit Documents (including this Section 2.1.10 and Section 3.2.2 of the Depositary Agreement) shall be applied first to the prepayment (to the extent of funds required to be so applied) of Term Loans outstanding on such date and thereafter (to the extent of any residual and subject at all times to the following sentence) to the reimbursement of Funded LC Credit-Linked Deposits. Notwithstanding anything to the contrary in this Agreement, in the event that any prepayment under the Credit Documents would result in the aggregate stated amount of the PSCo Letter of Credit exceeding the aggregate amount on deposit in or credited to the Credit-Linked Deposit

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Account, Borrower shall (on or before the date of such prepayment) deposit cash with Administrative Agent for ultimate credit to the Credit-Linked Deposit Account in an amount equal to such excess and Borrower authorizes Administrative Agent to apply such amounts in the manner provided in Section 2.8.2.

            (b) Optional Prepayments.

                  (i) Borrower may not voluntarily prepay Term Loans except as provided in clauses (ii) and (iii) of this Section 2.1.10(b).

                  (ii) In the event any voluntary prepayment is permitted under this Agreement in accordance with clause (iii) of this Section 2.1.10(b), Borrower may prepay any such Term Loans on any Banking Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 (or the remaining amount outstanding) in excess of that amount. All such prepayments shall be made upon (A) in the case of Base Rate Term Loans, one Banking Day's prior written, email or telephonic notice to Administrative Agent by 1:00 p.m. (New York City time) and (B) in the case of LIBOR Term Loans, three Banking Days' prior written, email or telephonic notice to Administrative Agent by 1:00 p.m. (New York City time) and in each case, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly notify each Lender of such notice). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any prepayment of any Term Loan pursuant to this Section 2.1.10(b) shall be applied in accordance with Sections 2.4.1 and 9.10. In connection with any optional prepayments under this Section 2.1.10(b), Borrower shall terminate or partially terminate Hedge Transactions such that the notional amount under all of the Hedge Transactions does not exceed, in the aggregate, the principal amount of Terms Loans outstanding immediately after giving effect to such prepayment.

                  (iii) Borrower shall not voluntarily prepay Term Loans at any time on or prior to June 24, 2007. At any time after June 24, 2007, Borrower may voluntarily prepay Term Loans pursuant to the applicable provision below:

                        (1) Subject to clause (ii) of this Section 2.1.10(b), Borrower may, at its option prepay at any time all, or from time to time any part of, the Term Loans, if such prepayment is (x) after June 24, 2007 but on or before June 24, 2008, in an amount equal to 102% of the principal amount of the Term Loans so prepaid, plus all accrued and unpaid interest thereon and other amounts owed hereunder in connection with such prepayment (including amounts payable under Sections 2.5 and 2.6 hereof), or (y) after June 24, 2008 but on or before June 24, 2009, in an amount equal to 101% of the principal amount so prepaid, plus all accrued and unpaid interest and other amounts thereon owed hereunder in connection with such prepayment (including amounts payable under Sections 2.5 and 2.6 hereof); and

                        (2) Subject to Section 2.1.10(a) and clause (ii) of this
Section 2.1.10(b), Term Loans may be prepaid at any time without premium or penalty after June 24, 2009.

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

            (c) Mandatory Prepayments. Borrower shall prepay (or cause to be prepaid) Term Loans to the extent required by Section 3.2.2(b), 3.2.2(c) or 3.5 of the Depositary Agreement, Section 2.1.10(d) (to the extent any Mandatory Repayment Offer is accepted by a Lender), Section 2.8.2(b)(i) or 7.2 of this Agreement or any other provision of this Agreement or any other Credit Document which requires such prepayment (such prepayment, a "Mandatory Prepayment").

            (d) Mandatory Repayment Offers. In the event that, pursuant to
Section 5.13, Borrower shall be required to offer to prepay Term Loans and Funded LC Disbursements and return Funded LC Credit-Linked Deposits, then Borrower shall make an offer to each Lender (a "Mandatory Repayment Offer") in accordance with the following procedures specified below:

                  (i) Borrower shall make a Mandatory Repayment Offer under this Agreement within 30 days following a Change of Control and shall keep such Mandatory Repayment Offer open until 5:00 p.m. (New York City time) on the date specified in such Mandatory Repayment Offer, which date shall be no earlier than 30 days and no later than 60 days from the date such Mandatory Repayment Offer was made, except to the extent that a longer period is required by applicable law (the "Offer Period");

                  (ii) Borrower shall make the Mandatory Repayment Offer by sending a notice to Administrative Agent (for delivery to each Lender) in accordance with Section 11.1. The notice shall contain all instructions and materials necessary to enable the Lenders to accept the Mandatory Repayment Offer for all of their Term Loans, Funded LC Disbursements and Funded LC Credit-Linked Deposits pursuant to the Mandatory Repayment Offer. The Mandatory Repayment Offer shall be made to all Lenders. The notice, which shall govern the terms of the Mandatory Repayment Offer, shall state:

                        (A) the total amount Borrower is offering to prepay (the "Offer Amount"), which amount shall be an amount equal to at least the sum of
(1) 101% of the aggregate principal amount of Term Loans and Funded LC Disbursements then outstanding, plus (2) 1% of the amount of Funded LC Credit-Linked Deposits, plus (3) in each case, accrued and unpaid interest thereon, to but excluding the date of repayment, plus (4) in each case, any other amount then required to be paid hereunder, and the Mandatory Repayment Date therefor;

                        (B) that Riverside Borrower is making the same offer to the Riverside Lenders to purchase the Riverside Term Loans;

                        (C) that the Mandatory Repayment Offer is being made pursuant to this Section 2.1.10(d) and Section 5.13 and the date on which the Mandatory Repayment Offer shall end;

                        (D) that, unless Borrower defaults in making such payment, any Term Loan with respect to which a Lender accepts the Mandatory Repayment Offer shall cease to accrue interest from and after the Mandatory Repayment Date;

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

                        (E) that Borrower shall, on the Mandatory Repayment Date, deposit cash in an aggregate amount equal to the Funded LC Credit-Linked Deposits of all Lender's accepting such Mandatory Repayment Offer;

                        (F) that a Lender that accepts a Mandatory Repayment Offer must accept such Mandatory Repayment Offer with respect to all (but not part) of its Term Loans, Funded LC Disbursements and Funded LC Credit-Linked Deposits and all (but not part) of its Riverside Term Loans; and

                        (G) that the Lenders shall be entitled to withdraw their acceptance of a Mandatory Repayment Offer if Borrower and Administrative Agent receive, not later than the expiration of the Offer Period, a notice setting forth the name of the Lender, the principal amount of the Funded LC Credit-Linked Deposit, Term Loans and Funded LC Disbursements and Riverside Term Loans for which the Lender previously accepted such Mandatory Repayment Offer and a statement that such Lender is rescinding its acceptance of such Mandatory Repayment Offer under this Agreement and under the Riverside Credit Agreement; and

                  (iii) On or before the fifth day after the termination of the Offer Period (the "Mandatory Repayment Date"), Borrower shall (A) to the extent lawful, pay, in accordance with Sections 2.4.1 and 9.10, the amount of Term Loans and Funded LC Disbursements with respect to which the Mandatory Repayment Offer was accepted (together with all accrued and unpaid interest thereon, to but excluding the date of repayment and any other amount then required to be paid under this Agreement), (B) unless such Mandatory Repayment Offer is accepted by all Lenders and Riverside Lenders, deposit cash in an aggregate amount equal to all Funded LC Credit-Linked Deposits returned as part of such Mandatory Payment Offer with Administrative Agent for ultimate deposit in the Credit-Linked Deposit Account for application as provided in Section 2.8.2, and
(C) deliver to Administrative Agent (for delivery to the Lenders) a certificate duly executed by a Responsible Officer stating the amount of the Term Loans and Funded LC Disbursements to be repaid and the Funded LC Credit-Linked Deposits to be returned by Administrative Agent to the Lender's accepting such Mandatory Repayment Offer in accordance with the terms of this Section 2.1.10(d). Administrative Agent shall promptly forward the appropriate amount to each Lender being repaid. Issuing Bank and each Lender hereby authorize Administrative Agent to release to the Lender accepting any such Mandatory Repayment Offer on the Mandatory Repayment Date an aggregate amount of funds on deposit in or credited to the Credit-Linked Deposit Account equal to the amount of cash deposited by Borrower with Administrative Agent in respect of the replacement of such Funded LC Credit-Linked Deposits as set forth in Borrower's Mandatory Repayment Offer and as contemplated by this Section 2.1.10(d).

      2.2 FEES.

            2.2.1 Borrower agrees to pay to, as applicable, each Lender and each of Administrative Agent, Collateral Agent, Depositary Agent and Lead Arranger the fees and expenses in the amounts and at the times separately agreed upon by Borrower and such Person in writing, including those fees and expenses set forth in the Fee Letters.

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

            2.2.2 Borrower agrees to pay (a) to Administrative Agent for the account of each Lender a participation fee with respect to its participations in the PSCo Letter of Credit, which participation fee shall accrue at a rate equal to the sum of (i) a rate per annum equal to 4.25% on the Funded LC Credit-Linked Deposits plus (ii) 0.10% on the average daily amount of such Lender's Proportionate Share of the Total Funded LC Credit-Linked Deposits (excluding any portion thereof attributable to unreimbursed Funded LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Funded LC Credit-Linked Deposit is returned to it and the Maturity Date and (b) to Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to .20% on the average daily aggregate face amount of the PSCo Letter of Credit during the period from and including the Closing Date to but excluding the date the PSCo Letter of Credit is cancelled, expires or drawn in full, as well as such Issuing Bank's standard fees with respect to the issuance or amendment of the PSCo Letter of Credit or processing of drawings thereunder. Accrued participation fees in respect of the PSCo Letter of Credit shall be due and payable on the each Interest Payment Date and accrued fronting fees in respect of the PSCo Letter of Credit shall be due and payable monthly; provided that all such fees shall be payable on the date on which the Funded LC Credit-Linked Deposits are returned to the Lenders and any such fees accruing after the date on which the Funded LC Credit-Linked Deposits are returned to the Lenders shall be payable on demand. Any other fees payable to Issuing Bank pursuant to this Section 2.2.2 shall be payable within ten days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

      2.3 OTHER PAYMENT TERMS.

            2.3.1 Place and Manner. Except as otherwise provided in the Fee Letters or any other provision contained in any of the Credit Documents, Borrower shall make all payments due to any Lender, Collateral Agent, Issuing Bank or Administrative Agent hereunder to Administrative Agent, for the account of such Lender, Collateral Agent, Issuing Bank or Administrative Agent (as the case may be), to the account designated for such purpose from time to time by Administrative Agent to Borrower, in Dollars and in immediately available funds not later than 1:00 p.m. on the date on which such payment is due. Any payment made after such time on any day shall be deemed received on the Banking Day after such payment is received. Administrative Agent shall disburse to each Lender, Issuing Bank or Collateral Agent (as the case may be) each such payment received by Administrative Agent for such Lender, Issuing Bank or Collateral Agent (as the case may be), such disbursement to occur on the day such payment is received if received by 1:00 p.m. or if otherwise reasonably possible, or otherwise on the next Banking Day.

            2.3.2 Date. Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

            2.3.3 Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuation of any Event of Default, the outstanding principal

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amount of all Term Loans and Funded LC Disbursements and, to the extent permitted by applicable Legal Requirements, any accrued but unpaid interest payments thereon and any accrued but unpaid fees and other amounts hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under applicable Bankruptcy Laws) payable upon demand at a rate that is (a) 2% per annum in excess of the interest rate then otherwise payable under this Agreement with respect to the applicable Term Loans or Funded LC Disbursements or (b) in the case of any such fees and other amounts, at a rate that is 2% per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Term Loans (the "Default Rate"); provided that, in the case of LIBOR Term Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such LIBOR Term Loans shall thereupon become Base Rate Term Loans and shall thereafter bear interest payable upon demand at a rate that is 2% per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Term Loans.

            2.3.4 Taxes.

            (a) Payments to Be Free and Clear. Except as otherwise provided in this Section 2.3.4 and in Section 9.9, all sums payable by or on behalf of Borrower or any of its Affiliates hereunder and under the other Credit Documents shall (except to the extent required by any applicable Legal Requirement) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the U.S. or any political subdivision in or of the U.S. or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or such Affiliate.

            (b) Withholding of Taxes. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by or on behalf of Borrower to Administrative Agent, Collateral Agent, Issuing Bank or any Lender under any of the Credit Documents but excluding, for purposes of this Section 2.3.4, the Interest Rate Agreements, including the Hedge Transactions thereunder:

                  (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

                  (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower or such other Person) for its own account or (if that liability is imposed on such Administrative Agent, Collateral Agent, Issuing Bank or Lender, as the case may be) on behalf of and in the name of such Administrative Agent, Collateral Agent, Issuing Bank or Lender;

                  (iii) the sum payable by Borrower or such other Person in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of all deductions, withholding or payments for or with respect to Taxes, such Administrative Agent, Collateral Agent, Issuing Bank or Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  (iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) of this
Section 2.3.4(b) to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender, Administrative Agent, Issuing Bank or Collateral Agent under clause
(iii) of this Section 2.3.4(b) except to the extent that any change after the date hereof (in the case of each Lender, Administrative Agent, Issuing Bank and Collateral Agent listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment and Acceptance pursuant to which such Lender became a Lender (in the case of each other Lender), as the case may be, in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in either the imposition of deduction, withholding or payment or an increase in the rate of such deduction, withholding or payment from the rate in effect at the date hereof or at the date of such Assignment and Acceptance, as the case may be, in respect of payments to such Lender, Administrative Agent, Issuing Bank or Collateral Agent.

            (c) Other Taxes. Borrower shall pay any Other Taxes to the relevant taxing or other authority in accordance with applicable Legal Requirements, and shall comply with the requirements of this Section 2.3.4 with respect to such payments.

            (d) Indemnification. Subject to the provisions below and the provisions of Section 9.9, Borrower shall indemnify Administrative Agent, Collateral Agent, Issuing Bank and each Lender for the full amount of Taxes (to the extent Borrower would be required to pay additional amounts with respect to such Taxes pursuant to this Section 2.3.4) or Other Taxes arising in connection with payments made under any of the Credit Documents (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.3.4) paid by such Administrative Agent, Collateral Agent, Issuing Bank or Lender and any penalties, additions to tax, interest and expenses arising from or with respect to such Taxes or Other Taxes, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify such Administrative Agent, Collateral Agent, Issuing Bank or Lender for any penalties, interest or expenses relating to Taxes or Other Taxes arising from such Administrative Agent's, Collateral Agent's, Issuing Bank's or Lender's gross negligence or willful misconduct. Each Lender and each of Administrative Agent, Issuing Bank and Collateral Agent agrees to give written notice to Borrower of the assertion of any claim against such Lender, Administrative Agent, Issuing Bank or Collateral Agent relating to such Taxes or Other Taxes as promptly as is practicable after being notified of such assertion, and in no event later than 180 days after the principal officer of such Lender, Administrative Agent, Issuing Bank or Collateral Agent responsible for administering this Agreement obtains knowledge thereof; provided that any Lender's, Administrative Agent's, Issuing Bank's or Collateral Agent's failure to notify Borrower of such assertion within such 180 day period shall not relieve Borrower of its obligation under this Section 2.3.4 with respect to Taxes or Other Taxes, penalties, interest or expenses arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section
2.3.4 with respect to Taxes or Other Taxes, penalties, interest or expenses between the end of such period and such time as Borrower receives notice from such Lender, Administrative Agent, Issuing Bank or Collateral Agent as provided herein. Payment under this indemnification shall be made within 30 days from the date any Lender, Administrative Agent, Issuing Bank or Collateral Agent makes written demand therefor. A certificate setting forth in reasonable detail the amount of such indemnification payment and the basis for determining such indemnification payment, shall be submitted by such Person to Borrower and shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement.

            (e) Evidence of Exemption From U.S. Withholding Tax. Administrative Agent, Collateral Agent, Issuing Bank and each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a "Non-U.S. Lender") shall deliver to the Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or the Administrative Agent (each in the reasonable exercise of its discretion):

                  (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Administrative Agent, Collateral Agent, Issuing Bank or Lender, and such other documentation required under the Code and reasonably requested by Borrower to establish that such Administrative Agent, Collateral Agent, Issuing Bank or Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Administrative Agent, Collateral Agent, Issuing Bank or Lender of principal, interest, fees or other amounts payable under any of the Credit Documents or is subject to such deduction or withholding at a reduced rate; or

                  (ii) if such Administrative Agent, Collateral Agent, Issuing Bank or Lender is not a "bank" or other Person described in Section 881(c)(3) of the Code and is claiming exemption from U.S. federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Certificate Re Non-Bank Status in the form of Exhibit J hereto, together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Administrative Agent, Collateral Agent, Issuing Bank or Lender, and such other documentation required under the Code and reasonably requested by Borrower to establish that such Administrative Agent, Collateral Agent, Issuing Bank or Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Administrative Agent, Collateral Agent, Issuing Bank or Lender of interest payable under any of the Credit Documents.

Each Person required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this
Section 2.3.4 hereby agrees, from time to time after the initial delivery by such Person of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Person shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Person, and such other documentation required under the Code and reasonably requested by Borrower to confirm or establish that such Person is not subject to deduction or withholding of United States federal income tax with respect to payments to such Person under the Credit Documents or is subject to such deduction or withholding at a reduced rate, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to Administrative Agent, Collateral Agent, Issuing Bank or any Non-U.S. Lender under this Section 2.3.4 or to indemnify Administrative Agent, Collateral Agent, Issuing Bank or any Non-U.S. Lender under this Section 2.3.4 if such Person shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.3.4(e), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Person shall have satisfied the requirements of the first sentence of this Section 2.3.4(e) on the Closing Date or on the date of the Assignment and Acceptance pursuant to which it became a Lender, as applicable, nothing in this last sentence of this Section 2.3.4(e) shall relieve Borrower of its obligation to pay any additional amounts pursuant to Section 2.3.4(b) or to indemnify such Non-U.S. Lender under Section 2.3.4(d) in the event that, as a result of any change in any applicable Legal Requirement, or any change in the interpretation, administration or application thereof, such Person is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Person is not subject to withholding as described herein. For the avoidance of doubt, to the extent the form provided by Administrative Agent, Collateral Agent, Issuing Bank or a Lender at the time such Administrative Agent, Collateral Agent, Issuing Bank or Lender first becomes a party to this Agreement indicates a U.S. withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes.

            2.3.5 Application of Payments. Except as otherwise expressly provided herein or in the other Credit Documents, payments made under this Agreement or the other Credit Documents and other amounts received by Administrative Agent, Collateral Agent, Depositary Agent, Issuing Bank or the Lenders under this Agreement or the other Credit Documents shall first be applied to any fees, costs, charges or expenses payable to Administrative Agent, Collateral Agent, Depositary Agent, Issuing Bank or the Lenders hereunder or under the other Credit Documents, next to any accrued but unpaid interest then due and owing, and then to outstanding principal then due and owing or otherwise to be prepaid (in each case, such application to be made on a pro rata basis among such applicable Persons).

      2.4 PRO RATA TREATMENT.

            2.4.1 Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein, (a) the Closing Date Borrowing of Term Loans and any reduction of Total Term Loan Commitment and the Closing Date funding of the Total Funded LC Credit-Linked Deposits shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares of the Total Term Loan Commitment or Total Funded LC Credit-Linked Deposits, as the case may be, (b) except in the case of a Mandatory Repayment Offer pursuant to Section 2.1.10(d) whereby payments shall be allocated to each accepting Lender's Term Loans, Funded LC Disbursements and Funded LC Credit-Linked Deposits (and not to all Lenders based on Proportionate Shares) and subject to Section 2.1.10(a)(iv), each payment of principal of and interest on Term Loans or Funded LC Disbursements (as the case may be) or return of Funded LC Credit-Linked Deposits shall be made or shared among the Lenders holding such Term

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Loans or Funded LC Disbursements or Funded LC Credit-Linked Deposits (as the
case may be) pro rata according to their respective unpaid principal amounts of such Term Loans or Funded LC Disbursements or amounts of Funded LC Credit-Linked Deposits (as the case may be) held by such Lenders, and (c) each payment of any fees payable to all Lenders shall be shared among the Lenders pro rata according to (i) their respective Proportionate Shares of such fees, and (ii) in the case of each Lender which becomes a party to this Agreement hereunder after the Closing Date, the date upon which such Lender so became a party hereunder.

            2.4.2 Sharing of Payments, Etc. Except in the case of a Mandatory Repayment Offer pursuant to Section 2.1.10(d) whereby payments shall be allocated to each accepting Lender's Term Loans, Funded LC Disbursements and Funded LC Credit-Linked Deposits (and not to all Lenders based on Proportionate Shares), if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Term Loans or Funded LC Disbursements owed to it or Funded LC Credit-Linked Deposits to be returned to it, in excess of its Proportionate Share of payments on account of such Term Loans or Funded LC Disbursements or Funded LC Credit-Linked Deposits obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participation in the Term Loans or Funded LC Disbursements or Funded LC Credit-Linked Deposits, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender's Proportionate Share (according to the proportion of (a) the amount of such other Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.4.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

      2.5 CHANGE OF CIRCUMSTANCES.

            2.5.1 Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Term Loans, Funded LC Disbursements or Funded LC Credit-Linked Deposits, (a) Administrative Agent determines that the LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (b) Lenders holding aggregate Proportionate Shares of 33-1/3% or more of the outstanding Term Loans, Funded LC Disbursements or Total Funded LC Credit-Linked Deposits shall advise Administrative Agent that (i) the rates of interest for such LIBOR Term Loans, Funded LC Disbursements or Funded LC Credit-Linked Deposits do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Term Loans, Funded LC Disbursements or Funded LC Credit-Linked Deposit or (ii) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain their LIBOR Term Loans, Funded LC Disbursements or Funded LC

Credit-Linked Deposit, then Administrative Agent shall immediately give notice of such condition to Borrower. After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, (x) Borrower's right to request the making of or conversion to, and the Lenders' obligations to make or convert to, LIBOR Term Loans shall be suspended, (y) any LIBOR Term Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Term Loans into Base Rate Term Loans unless such suspension has then ended and (z) the Funded LC Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

            2.5.2 Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Borrower with any request or directive (whether or not having the force of law, but if not having the force of law, being of a type with which a Lender customarily complies) of any Governmental Authority (a "Change of Law") shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Term Loan, then such Lender shall immediately notify Administrative Agent and Borrower of such Change of Law. Upon receipt of such notice, (a) Borrower's right to request the making of or conversion to, and the Lender's obligations to make or convert to, LIBOR Term Loans shall be suspended for so long as such condition shall exist, and (b) Borrower shall, at the request of such Lender, either (i) pursuant to Section 2.1.9, convert any then outstanding LIBOR Term Loans into Base Rate Term Loans at the end of the current Interest Periods for such Term Loans, or (ii) immediately repay, to the extent otherwise permitted under this Agreement, pursuant to Section 2.1.10 or convert LIBOR Term Loans of the affected Type into Base Rate Term Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Term Loans. Any conversion or prepayment of LIBOR Term Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Term Loans shall be deemed a prepayment thereof for purposes of Section 2.6.

            2.5.3 Increased Costs. If, after the date of this Agreement, any Change of Law:

            (a) shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Term Loan or Term Loan Commitment in respect thereof, or shall change the basis of taxation of payments by Borrower to any Lender on such a Term Loan or with respect to any such Term Loan Commitment (except for Taxes, Other Taxes or the imposition of or changes in the rate of taxation on the overall net income of any Lender); or

            (b) shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the applicable Interest Rate through the definition of "Reserve Requirement") against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Term Loan; or

            (c) shall impose on any Lender any other condition directly related to any LIBOR Term Loan or Term Loan Commitment in respect thereof;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in (subject to the limitations in Section 9.12) or maintaining any such LIBOR Term Loan or Term Loan Commitment in respect thereof or to reduce any amount receivable by such Lender hereunder, then Borrower shall from time to time, within ten days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender to Borrower, shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement.

            2.5.4 Capital Requirements. If any Lender determines that (a) any Change of Law after the date of this Agreement increases the amount of capital required or expected to be maintained by such Lender, or the Lending Office of such Lender or any Person controlling such Lender (a "Capital Adequacy Requirement"), and (b) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Term Loans, the Term Loan Commitment or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender's or such Person's policies with respect to capital adequacy), then Borrower shall pay to such Lender or such Person, within ten days after delivery of demand by such Lender or such Person, such amounts as such Lender or such Person shall reasonably determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate of such Lender or such Person, setting forth in reasonable detail the computation of any such increased costs, delivered to Borrower by such Lender or such Person shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement.

            2.5.5 Notice; Lenders' Rights. Issuing Bank, Administrative Agent and each Lender shall notify Borrower of any event occurring after the date of this Agreement that will entitle Issuing Bank, Administrative Agent or such Lender to compensation pursuant to this Section 2.5, as promptly as practicable, and in no event later than 180 days after the principal officer of Issuing Bank or such Lender responsible for administering this Agreement obtains knowledge thereof; provided that Issuing Bank's, Administrative Agent's or any Lender's failure to notify Borrower within such 180 day period shall not relieve Borrower of its obligation under this Section 2.5 with respect to claims arising prior to the end of such period, but shall relieve Borrower of its obligations under this
Section 2.5 with respect to the time between the end of such period and such time as Borrower receives notice from the indemnitee as provided herein. No Person purchasing from a Lender a participation or assignment in any Term Loan, Term Loan Commitment, Funded LC Disbursement or Funded LC Credit-Linked Deposit shall be entitled to any payment from or on behalf of Borrower pursuant to
Section 2.5.3 or Section 2.5.4 which would be in excess of the applicable proportionate amount (based on the portion of the Term Loan, Total Term Loan Commitment, Funded LC Disbursement or Funded LC Credit-Linked Deposit in which such Person is participating) which would then be payable to such Lender if such Lender had not sold a participation or assignment in that portion of the Term Loan, Term Loan Commitment, Funded LC Disbursement or Funded LC Credit-Linked Deposit.

      2.6 FUNDING LOSSES.

            If (x) Borrower shall (a) repay or prepay any LIBOR Term Loans or Funded LC Disbursement or reduce any Funded LC Credit-Linked Deposit (other than in connection with the funding of a Funded LC Disbursement) on any day other than the last day of an Interest Period for such Term Loans, Funded LC Disbursement or Funded LC Credit-Linked Deposit (whether an optional prepayment or a Mandatory Prepayment), (b) fail to borrow any LIBOR Term Loans in accordance with the Notice of Borrowing and LC Activity delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such Notice of Borrowing and LC Activity has become irrevocable, (c) fail to convert any Term Loans into LIBOR Term Loans in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such Notice of Conversion of Loan Type has become irrevocable, (d) fail to continue a LIBOR Term Loan in accordance with a Confirmation of Interest Period Selection delivered to Administrative Agent, or (e) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, or (y) Issuing Bank makes a Funded LC Disbursement from amounts on deposit in the Credit-Linked Deposit Account on any day other than the last day of an Interest Period for such Funded LC Credit-Linked Deposits, then Borrower shall, within ten days after demand by Administrative Agent or any Lender, reimburse Administrative Agent or such Lender for all reasonable costs and losses incurred by Administrative Agent or such Lender as a result of such repayment, prepayment or failure or making of a Funded LC Disbursement ("Liquidation Costs"). Borrower understands that such costs and losses may include losses incurred by Administrative Agent or a Lender as a result of funding and other contracts entered into by Administrative Agent or such Lender to fund LIBOR Term Loans (other than non-receipt of the margin applicable to such LIBOR Term Loans). In the case of a Funded LC Disbursement bearing interest by reference to the LIBO Rate or a Funded LC Credit-Linked Deposit, such loss, cost or expense to any applicable Lender or Administrative Agent shall be deemed to include an amount determined by such Lender or Administrative Agent, as the case may be, to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Funded LC Disbursement or on the Funded LC Credit-Linked Deposit had such event not occurred, at the LIBO Rate that would have been applicable to such Funded LC Disbursement or Funded LC Credit-Linked Deposit, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Funded LC Disbursement or Funded LC Credit-Linked Deposit), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. Administrative Agent or a Lender demanding payment under this
Section 2.6 shall deliver to Borrower a certificate setting forth in reasonable detail the basis for and the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of manifest error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.

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

      2.7 ALTERNATE OFFICE; MINIMIZATION OF COSTS.

            2.7.1 To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its LIBOR Term Loans, Funded LC Disbursement and Funded LC Credit-Linked Deposit and otherwise take any reasonable actions to reduce any liability of Borrower to any Lender under
Section 2.3.4, 2.5.3, 2.5.4 or 2.6, or to avoid the unavailability of any Type of Term Loans, Funded LC Disbursement or Funded LC Credit-Linked Deposit under
Section 2.5.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in its sole discretion, determines that (a) such designation is not disadvantageous to such Lender and (b) such actions would eliminate or reduce liability to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or actions within ten Banking Days of demand thereof to Borrower.

            2.7.2 Notwithstanding anything to the contrary herein, in the event that:

            (a) any Lender (an "Increased-Cost Lender") shall give notice to Borrower that such Lender is a Lender is entitled to receive payments under Sections 2.3.4 or 2.5, (ii) the circumstances which have caused such Lender to be an Increased-Cost Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower's request for such withdrawal; or

            (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.8, the consent of Majority Lenders, Supermajority Lenders or all necessary Lenders, as the case may be, shall have been obtained, except for one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required shall not have been obtained;

then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the "Terminated Lender"), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans, Funded LC Disbursements and Funded LC Credit Linked Deposit in full to one or more Eligible Assignees who are reasonably acceptable to Administrative Agent (each a "Replacement Lender") in accordance with the provisions of Section 9.12 (including the requirement that the Terminated Lender assign its outstanding Riverside Term Loans to such Replacement Lender in accordance with the Riverside Credit Agreement) and Borrower shall pay any fees payable thereunder in connection with such assignment; provided:

                  (i) on the date of such assignment, the Replacement Lender and/or Borrower shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans and Funded LC Disbursements of the Terminated Lender, and
(B) an amount equal to all accrued, but theretofore unpaid, fees owing to such Terminated Lender pursuant to Section 2.2;

                  (ii) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.3.4 or 2.5; provided that no premium on such amounts shall be required to be paid;

                  (iii) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; and

                  (iv) no Event of Default shall have occurred and be continuing at the time of such termination and replacement (other than, in the case of a replacement predicated upon clause (b) above, the Event of Default that is the subject of the vote referred to in clause (b) above).

Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a "Lender" under any of the Credit Documents; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

            2.7.3 Upon written notice to Administrative Agent, any Lender may designate a Lending Office other than the Lending Office most recently designated to Administrative Agent and may assign all of its interests under the Credit Documents and its Notes (if any) to such Lending Office; provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under
Section 2.3.4, 2.5.3 or 2.5.4 or make an Interest Rate option unavailable pursuant to Section 2.5.2.

      2.8 CREDIT-LINKED DEPOSIT ACCOUNT; PSCO LETTER OF CREDIT.

            2.8.1 Credit-Linked Deposit Account.

            (a) The Funded LC Credit-Linked Deposits shall be held by Issuing Bank in the Credit-Linked Deposit Account, and no party other than Issuing Bank shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Funded LC Credit-Linked Deposits. Notwithstanding anything herein to the contrary, the funding obligation of each Lender in respect of its participation in the PSCo Letter of Credit shall be satisfied in full upon the funding of its Funded LC Credit-Linked Deposit.

            (b) Each of Administrative Agent, Issuing Bank and each Lender hereby acknowledges and agrees that each Lender is funding its Funded LC Credit-Linked Deposit to Issuing Bank for application in the manner contemplated by Section 2.8.2(c) and that Issuing Bank shall invest the Funded LC Credit-Linked Deposits in LIBO Rate investments so as to earn a return (except during periods when such Funded LC Credit-Linked Deposits, or funds advanced by Issuing Bank against such Funded LC Credit-Linked Deposits, are used to cover unreimbursed Funded LC Disbursements, and subject to Sections 2.4, 2.5 and 2.6) for the Lenders equal at any time to (i) the LIBO Rate for the Interest Period in effect for the Funded LC Credit-Linked Deposits at such time minus (ii) 0.10%. Such earned amount minus 0.10% will be paid to the Lenders by Issuing Bank, who shall accomplish the same by paying such amounts to Administrative Agent in arrears on each Interest Payment Date. Upon Administrative Agent's receipt of such amounts from Issuing Bank, Administrative Agent shall promptly pay all amounts it receives from Issuing Bank to the Lenders.

            (c) Borrower shall have no right, title or interest in or to the Funded LC Credit-Linked Deposits and no obligations with respect thereto (except to refund portions thereof used to fund Funded LC Disbursements as provided in
Section 2.8.2(d) and pay other amounts provided herein related thereto), it being acknowledged and agreed by the parties hereto that the making of the Funded LC Credit-Linked Deposits by the Lenders, the provisions of this Section
2.8.1 and the application of the Funded LC Credit-Linked Deposits in the manner contemplated by Section 2.8.2(c) constitute agreements among Administrative Agent, Issuing Bank and each Lender with respect to the funding obligations of each Lender in respect of its participation in PSCo Letter of Credit and do not constitute any loan or extension of credit to Borrower.

            (d) Issuing Bank shall promptly provide to Administrative Agent such information as Administrative Agent may require to provide such information to Borrower and/or the Lenders as is required hereunder.

            2.8.2 PSCo Letter of Credit.

            (a) Request for Issuance. Subject to the terms and conditions hereof, on or before the date which is three Banking Days prior to the Closing Date, Borrower shall deliver to Administrative Agent the Notice of Borrowing and LC Activity referred to in Section 2.1.3(a) requesting that Issuing Bank issue the PSCo Letter of Credit as of the Closing Date. The PSCo Letter of Credit shall be issued to PSCo in accordance with the terms of the Power Purchase Agreement, shall have an expiration date of June 24, 2011 and shall have an aggregate stated amount on the Closing Date equal to $28,100,000.

            (b) Reduction of Stated Amount of PSCo Letter of Credit; Immaterial Changes.

                  (i) Upon at least three Banking Days' prior written notice to Administrative Agent and Issuing Bank delivered in accordance with Section 11.1, Borrower may permanently reduce the stated amount of the PSCo Letter of Credit; provided, however, that (A) such notice shall include a statement executed by each of Borrower and PSCo confirming that the aggregate amount of the PSCo Security Fund has been permanently reduced by an amount equal to such reduction in the stated amount and that Borrower shall have no further obligation to increase the stated amount of such PSCo Letter of Credit at any time following any such reduction, and (B) after giving effect to such reduction, Funded LC Credit-Linked Deposits on deposit in or credited to the Credit-Linked Deposit Account (together with any other amounts on deposit in or credited to the Credit-Linked Deposit Account in replacement thereof) shall equal the then-current stated amount of the PSCo Letter of Credit. In the event the stated amount of the PSCo Letter of Credit shall be reduced as provided in the immediately preceding sentence, Issuing Bank shall return, in accordance with
Section 2.1.10(c), all such amounts on deposit in or credited to the Credit-Linked Deposit Account in excess of the stated amount of the PSCo Letter of Credit (as so reduced) to Administrative Agent who shall promptly return the same to the Lenders ratably in accordance with their Proportionate Share of the Total Funded LC Credit-Linked Deposit Commitment.

                  (ii) Borrower may request immaterial amendments to or modifications of the PSCo Letter of Credit by delivering to Administrative Agent and Issuing Bank in accordance with Section 11.1, (A) a written notice describing the terms of the PSCo Letter of Credit to be amended or modified and such other information as shall be necessary to prepare such amended PSCo Letter of Credit and (B) a certificate from a Responsible Officer of Borrower stating that such amendment or modification is required by the terms of the Power Purchase Agreement. Issuing Bank shall have the right, but shall have no obligation, to make such immaterial modifications to the PSCo Letter of Credit as Borrower may from time to time request in writing as provided above. Issuing Bank shall promptly provide Administrative Agent with a copy of any such amendment or modification to the PSCo Letter of Credit.

            (c) Participation. On the Closing Date, without any further action on the part of Issuing Bank or the Lenders, Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from Issuing Bank, a participation in the PSCo Letter of Credit equal to such Lender's Proportionate Share of the aggregate amount available to be drawn under such PSCo Letter of Credit. The aggregate purchase price for the participations of each Lender in the PSCo Letter of Credit shall equal the amount of the Funded LC Credit-Linked Deposit of such Lender. Each Lender shall pay to Administrative Agent its Funded LC Credit-Linked Deposit in full on the Closing Date. Administrative Agent shall promptly pay the same to Issuing Bank. The Funded LC Credit-Linked Deposit made by such Lender on the Closing Date pursuant to this Section 2.8.2 (as such deposit may be reduced from time to time pursuant to the Credit Documents and reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.12) is set forth on Exhibit H, or in the Assignment and Acceptance pursuant to which such Lender shall have acquired its Funded LC Credit-Linked Deposit, as applicable. The aggregate amount of the Funded LC Credit-Linked Deposits on the Closing Date is $28,100,000. Each Lender hereby absolutely and unconditionally agrees that if Issuing Bank makes a Funded LC Disbursement which is not reimbursed by Borrower as provided in Section 2.8.2(d), or is required to refund any reimbursement payment in respect of a Funded LC Disbursement to Borrower for any reason, Issuing Bank may withdraw an amount from the Credit-Linked Deposit Account equal to the amount of such Funded LC Disbursement, ratably as among the Lenders in accordance with their Proportionate Share of the Total Funded LC Credit-Linked Deposit, from such Lender's Funded LC Credit-Linked Deposit on deposit in the Credit-Linked Deposit Account. In the event the Credit-Linked Deposit Account is charged by Issuing Bank to reimburse itself for an unreimbursed Funded LC Disbursement, Borrower shall have the right, at any time prior to the Maturity Date, to pay over to Administrative Agent in reimbursement thereof an amount equal to the amount so charged for deposit in the Credit-Linked Deposit Account, and in such event Administrative Agent shall promptly pay the same to Issuing Bank. In the event that any reimbursement shall be due to Issuing Bank under the preceding provisions of this Section on a day other than the last day of an Interest Period in effect for the Funded LC Credit-Linked Deposits, Issuing Bank shall have the right, but not the obligation, to advance its own funds to cover the amount due to Issuing Bank, in which case (i) title to an amount of each Lender's Funded LC Credit-Linked Deposit equal to its Proportionate Share of the amount so advanced by Issuing Bank (together with the interest accruing thereon)

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

shall automatically be transferred to Issuing Bank, which shall reimburse itself for the amount advanced by it through the liquidation of such amounts of the Funded LC Credit-Linked Deposits at the end of the applicable Interest Period, and (ii) Borrower shall pay to Administrative Agent for the benefit of Issuing Bank, upon Administrative Agent's or Issuing Bank's request therefor, the amount, if any, by which Issuing Bank's cost of funds for the period from the date of such reimbursement of Issuing Bank through the end of the applicable Interest Period shall exceed the interest accrued on a like amount of the Funded LC Credit-Linked Deposits at the LIBO Rate for such Interest Period. A certificate setting forth in reasonable detail the amount of such costs and the basis for determination of such amount, submitted by Issuing Bank to Borrower, shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement. In the event Borrower shall fail to pay any amount due under clause (ii) of the preceding sentence, the interest payable by Issuing Bank to the Lenders on their Funded LC Credit-Linked Deposits under
Section 2.8.1(b) shall be correspondingly reduced and the Lenders shall without further act succeed, ratably in accordance with their Proportionate Share, to the rights of Issuing Bank with respect to such amount. Each Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of the PSCo Letter of Credit pursuant to this clause (ii) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment or extension of the PSCo Letter of Credit or the occurrence and continuance of an Inchoate Default or Event of Default or the return of the Funded LC Credit-Linked Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Lender irrevocably authorizes Issuing Bank to apply the Funded LC Credit-Linked Deposits as provided in this Section 2.8.2. In addition, each Lender hereby grants to Issuing Bank a security interest in such Lender's Funded LC Credit-Linked Deposit to secure its obligations under this Section 2.8.2.

            (d) Reimbursement.

                  (i) If Issuing Bank shall make any Funded LC Disbursement, Borrower shall pay or cause to be paid to Administrative Agent an amount equal to the entire amount of such Funded LC Disbursements on the Maturity Date. If Borrower does not so reimburse Issuing Bank for any such Funded LC Disbursement, without limiting any other right or remedy of any Lender hereunder, reimbursement of Issuing Bank shall be made in accordance with the provisions of this Section 2.8.2(d).

                  (ii) Except in connection with any repayment of Funded LC Disbursements prior to the Maturity Date pursuant to Section 2.1.10, if any Funded LC Disbursement that shall have been funded from the Funded LC Credit-Linked Deposits shall be reimbursed other than on the last day of an Interest Period applicable to the Funded LC Credit-Linked Deposits, Issuing Bank shall invest the amount so reimbursed in overnight or short-term cash equivalent investments until the end of the Interest Period at the time in effect and Borrower shall pay to Administrative Agent for the benefit of Issuing Bank upon Administrative Agent's or Issuing Bank's request therefor, the amount, if any, by which the interest accrued on a like amount of the Funded LC Credit-Linked Deposits at the LIBO Rate for the Interest Period in effect therefor shall exceed the interest earned through the investment of the amount so reimbursed for the period from the date of such reimbursement through the end of the applicable Interest Period. A certificate setting forth in reasonable detail the amount of such costs and the basis for determination of such amount, submitted by Issuing Bank to Borrower, shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement. In the event Borrower shall fail to pay any amount due under this Section, the interest payable by Issuing Bank to the Lenders on their Funded LC Credit-Linked Deposits under Section 2.8.2(b) shall be correspondingly reduced and the Lenders shall without further act succeed, ratably in accordance with their Proportionate Shares, to the rights of Issuing Bank with respect to such amount.

                  (iii) If Issuing Bank shall make any Funded LC Disbursement, and Borrower has not reimbursed Issuing Bank for such Funded LC Disbursement by 1:00 p.m. on the date that is two Banking Days after the date such Funded LC Disbursement is made (it being acknowledged and agreed that Borrower is obligated to make such reimbursement only on the Maturity Date), on such date, Administrative Agent shall notify each Lender of the applicable unreimbursed Funded LC Disbursement and such Lender's Proportionate Share thereof, and Issuing Bank shall promptly withdraw amounts from the Credit-Linked Deposit Account to reimburse itself each Lender's Proportionate Share of such Funded LC Disbursement from such Lender's Funded LC Credit-Linked Deposit (or from funds of Issuing Bank as contemplated by the sixth sentence of Section 2.8.2(c)(ii)). Promptly following receipt by Administrative Agent of any payment pursuant to Sections 2.8.2(d) (i) or (ii) in respect of any Funded LC Disbursement, Administrative Agent shall distribute such payment to Issuing Bank or, to the extent payments have been made from the Funded LC Credit-Linked Deposits or from funds of Issuing Bank to reimburse itself in connection with an unreimbursed Funded LC Disbursement, to the Credit-Linked Deposit Account to be added to the Funded LC Credit-Linked Deposits of the Lenders in accordance with their respective Proportionate Share or to reimburse Issuing Bank, as the case may be. Any payment made from the Credit-Linked Deposit Account, or from funds of Issuing Bank, pursuant to this Section to reimburse Issuing Bank for any Funded LC Disbursement shall not constitute a Term Loan and shall not relieve Borrower of its obligation, if any, to reimburse such Funded LC Disbursement.

            (e) Obligations Absolute. Borrower's obligation to reimburse Funded LC Disbursements as provided in Section 2.8.2(d) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of the Power Purchase Agreement, the PSCo Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under the PSCo Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Issuing Bank under the PSCo Letter of Credit against presentation of a draft or other document that does not comply with the terms of such PSCo Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this
Section 2.8.2(e), constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower's obligations hereunder. None of Administrative Agent, the Lenders, Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of the PSCo Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the PSCo Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuing Bank; provided that the foregoing shall not be construed to excuse Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under the PSCo Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of Issuing Bank (as finally determined by a court of competent jurisdiction), Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the PSCo Letter of Credit, Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such PSCo Letter of Credit.

            (f) Disbursement Procedures. Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under the PSCo Letter of Credit. Issuing Bank shall promptly notify, in accordance with Section 11.1, Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether Issuing Bank has made or will make a Funded LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse Issuing Bank and the Lenders with respect to any such Funded LC Disbursement.

            (g) Interim Interest. If Issuing Bank shall make any Funded LC Disbursement, then, unless Borrower shall reimburse such Funded LC Disbursement in full on the date such Funded LC Disbursement is made, in each case the unpaid amount thereof shall bear interest, for each day from and including the date such Funded LC Disbursement is made to but excluding the date that Borrower reimburses such Funded LC Disbursement or Issuing Bank reimburses such Funded LC Disbursement with funds held in the Credit-Linked Deposit Account, at the LIBO Rate for the Interest Period at the time in effect for the Funded LC Credit-Linked Deposits plus 4.25% per annum; provided that, if Borrower fails to reimburse such Funded LC Disbursement when due pursuant to Section 2.8.2(d), then Section 2.3.3 shall apply. Interest accrued pursuant to this Section 2.8.2(g) shall be for the account of Issuing Bank, except that interest accrued on and after the date of payment from the Funded LC Credit-Linked Deposit of any Lender (or with funds of Administrative Agent pending the application of such Funded LC Credit-Linked Deposit) to reimburse Issuing Bank shall be for the account of such Lender or Administrative Agent, as applicable, to the extent of such payment.

                                   ARTICLE 3
                              CONDITIONS PRECEDENT

      3.1 CONDITIONS PRECEDENT TO THE CLOSING DATE.

            The obligation of each Lender to make its Term Loans and to fund its Funded LC Credit-Linked Deposits under this Agreement, and the obligation of Issuing Bank to issue the PSCo Letter of Credit, is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent with the consent of the Lenders) (the date such conditions precedent are so satisfied or waived and the date the Term Loans and Funded LC Credit-Linked Deposits are made hereunder and the PSCo Letter of Credit is issued by Issuing Bank herewith being referred to as the "Closing Date"):

            3.1.1 Resolutions. Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations, in form and substance reasonably satisfactory to Administrative Agent, of Borrower, Riverside Borrower and Operator (the "Calpine Entities") as of the Closing Date certified by a Responsible Officer of each such Calpine Entity as being in full force and effect on the Closing Date, authorizing, as applicable and among other things, the Borrowing herein provided for, the granting of the Liens under the Collateral Documents and the execution, delivery and performance of this Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Calpine Entity is a party.

            3.1.2 Incumbency. Delivery to Administrative Agent of a certificate, in form and substance reasonably satisfactory to Administrative Agent, from each Calpine Entity signed by the appropriate authorized officer or manager of each such Calpine Entity and dated as of the Closing Date, as to the incumbency of the natural Persons authorized to execute and deliver this Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Calpine Entity is a party.

            3.1.3 Formation Documents. Delivery to Administrative Agent of:

            (a) copies of the articles of incorporation, certificate of incorporation, charter or other state certified constituent documents of each Calpine Entity, certified by the secretary of state of such Calpine Entity's state of incorporation or formation, as applicable; and

            (b) copies of the bylaws, limited liability company operating agreement or other comparable constituent documents, if applicable, of each Calpine Entity, certified by a Responsible Officer of such Calpine Entity as being true, correct and complete on the Closing Date.

            3.1.4 Good Standing Certificates. Delivery to Administrative Agent of certificates issued by (a) the secretary of state of the state in which each Calpine Entity is formed or incorporated, as applicable, and (b) in the case of Borrower and Operator, the Secretary of State of Colorado, in each case (i) dated a date reasonably close to the Closing Date and (ii) certifying that such Calpine Entity is in good standing and is qualified to do business in, and has paid all franchise taxes or similar taxes due to, such states.

            3.1.5 Third Party Approvals. Administrative Agent shall have received all information and copies of all documents and copies of any approval by any Person (including any Governmental Authority) reasonably required in connection with any transaction herein contemplated or contemplated in any other Credit Document, which Administrative Agent may reasonably have requested in connection herewith.

            3.1.6 Credit Documents and Project Documents. Delivery to Administrative Agent of (a) executed originals of this Agreement and each other Credit Document to be executed on the Closing Date (including the Notes (if any), the Security Agreement, the Pledge Agreement, the Intercreditor Agreement, the Mortgage, the Depositary Agreement, the Assignment of Rents, the Assignment of Water Lease, the PSCo Acknowledgment of Subordination, the Subordination Agreements, but excluding the Consents, the delivery of which is provided for under Section 3.1.31), any supplements or amendments thereto and a copy of the issued PSCo Letter of Credit, all of which shall be in form and substance reasonably satisfactory to the Lenders, and (b) a certified list of, and true, correct and complete copies of, each Major Project Document executed on or prior to the Closing Date, each in form and substance reasonably satisfactory to the Lenders, and, in each case, all of which shall have been duly authorized, executed and delivered by the parties thereto, and all of which Major Project Documents shall be certified by a Responsible Officer of Borrower as being true, complete and correct and in full force and effect on the Closing Date pursuant to the certificate delivered pursuant to Section 3.1.7 below.

            3.1.7 Certificate of Borrower. Delivery to Administrative Agent of a certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Borrower, in substantially the form of Exhibit F-1, which certificate shall, among other things, (a) state that neither Borrower nor, to Borrower's knowledge, any other party to any Major Project Document is or, but for the passage of time or giving of notice or both will be, in breach of any material obligation thereunder, (b) state that all conditions precedent to the performance of Borrower, and, to Borrower's knowledge, all conditions precedent to the performance of the other parties under such Major Project Documents then required to have been performed shall have been satisfied, (c) state that the representations and warranties of Borrower in this Agreement and the other Credit Documents are true and correct as of the Closing Date (except to the extent such representation or warranty relates to an earlier date), (d) state that Borrower has complied with all agreements and satisfied all conditions (or such conditions have been waived) on its part to be performed or satisfied hereunder at or prior to the Closing Date, (e) state that, subsequent to December 31, 2003, no Material Adverse Effect has occurred and is continuing except as set forth in or contemplated by the Bank Book or otherwise disclosed in writing to Administrative Agent prior to the Closing Date, (f) state that Borrower is Solvent and (g) contain each other certification required to be made by a Responsible Officer of Borrower on the Closing Date pursuant to Sections 3.1.6(b), 3.1.18 and 3.1 36.

            3.1.8 Legal Opinions. Delivery to Administrative Agent of legal opinions of counsel to the Calpine Entities and, unless otherwise consented to by Administrative Agent, each Major Project Participant, in each case in form and substance reasonably satisfactory to the Lenders.

            3.1.9 Certificate and Report of Insurance Consultant. Delivery to Administrative Agent of the Insurance Consultant's certificate, dated as of the Closing Date and in substantially the form of Exhibit F-2, together with the Insurance Consultant's report, in form and substance reasonably satisfactory to the Lenders, attached thereto.

            3.1.10 Insurance. Insurance complying with terms and conditions set forth in Exhibit K shall be in full force and effect and Administrative Agent and the Insurance Consultant shall have received a certificate from Borrower's insurance broker(s), dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent, (a) identifying underwriters, type of insurance, insurance limits and policy terms, (b) listing the special provisions required as set forth in Exhibit K, (c) describing the insurance obtained and (d) stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such broker(s), such insurance complies with the terms and conditions set forth in Exhibit K.

            3.1.11 Certificate and Report of the Independent Engineer. Delivery to Administrative Agent of the Independent Engineer's certificate, dated as of the Closing Date and in substantially the form of Exhibit F-3, together with the Independent Engineer's report, in form and substance reasonably satisfactory to the Lenders, attached thereto.

            3.1.12 Reports of Borrower's Environmental Consultant. Delivery to Administrative Agent of the Environmental Reports along with the corresponding reliance letters, each in form and substance reasonably satisfactory to the Lenders.

            3.1.13 Certificate and Report of Power Market Consultant. Delivery to Administrative Agent of the Power Market Consultant's certificate, dated as of the Closing Date and in substantially the form of Exhibit F-4, together with the Power Market Consultant's report, in form and substance reasonably satisfactory to the Lenders, attached thereto.

            3.1.14 Schedule of Applicable Permits and Applicable Third Party Permits.

            (a) Delivery to Administrative Agent of Exhibit G-1, the schedule of
(i) Permits required by Borrower to lease, own and operate the Project and (ii) all Permits that to Borrower's knowledge are required to be obtained by any Person (other than Borrower) that is party to any Major Project Document or Credit Document in order to perform such Person's obligations thereunder (other than Permits necessary to conduct its business generally and to maintain its existence and good standing), in form and substance reasonably satisfactory to Administrative Agent. Borrower shall also deliver to Administrative Agent copies of each Permit listed in Part I(A) of Exhibit G-1 in form and substance reasonably satisfactory to the Administrative Agent. Except as disclosed in Exhibit G-1, each Applicable Permit listed in Part I(A) of Exhibit G-1 shall (A) constitute in Administrative Agent's reasonable opinion all of the Applicable Permits as of the Closing Date, (B) have been duly obtained or been assigned in Borrower's name, (C) be in full force and effect, (D) not be subject to any current legal proceeding and (E) not be subject to any Unsatisfied Condition that could reasonably be expected to result in material modification or revocation of such Applicable Permit, and all applicable appeal periods with respect to each such Applicable Permit shall have expired.

            (b) Each Major Project Participant shall have duly obtained or have been assigned in the name of such Major Project Participant each Permit listed in Part I(B) of Exhibit G-1. Each Applicable Third Party Permit listed in Part I(B) of Exhibit G-1 shall (i) be in full force and effect, (ii) not be subject to any current legal proceeding and (iii) not be subject to any Unsatisfied Condition that could reasonably be expected to result in material modification or revocation of such Applicable Third Party Permit, and all applicable appeal periods with respect to each such Applicable Third Party Permit shall have expired.

            (c) Part II(A) of Exhibit G-1 shall list all other Permits that are not Applicable Permits (as of the Closing Date) required by Borrower to lease, own and operate the Project as contemplated by the Operative Documents. Part II(B) of Exhibit G-1 shall list all other material Permits that to Borrower's knowledge are required to be obtained by any other Person (other than Borrower) that is a party to any Major Project Document or Credit Document (other than Permits necessary to conduct its business generally and maintain its existence and good standing) to perform its obligations under the Major Project Documents or Credit Documents to which it is a party. The Permits listed in Part II of Exhibit G-1 shall, in the Administrative Agent's reasonable opinion, be timely obtainable (i) on or before the date Borrower or the applicable other Person (as identified in Exhibit G-1) requires such Permit, and (ii) without expense materially in excess of the amounts provided therefor in the Base Case Project Projections by Borrower or such other Person.

            (d) Except as disclosed in Exhibit G-1, the Permits listed in Part I of Exhibit G-1 shall not be subject to any restriction, condition, limitation or other provision which could reasonably be expected to have a Material Adverse Effect or result in the Project being operated in a manner substantially inconsistent with the assumptions underlying the Base Case Project Projections.

            3.1.15 No Change in Tax Laws. No change shall have occurred, since the date upon which this Agreement was executed and delivered, in any law or regulation or interpretation thereof that would subject any Lender to any material unreimbursed Tax or Other Tax.

            3.1.16 Absence of Litigation. No action, suit, proceeding or investigation shall have been instituted or threatened in writing against Borrower. No action, suit, proceeding or investigation shall have been instituted or threatened in writing against any other Major Project Participant that (for purposes of this Section 3.1.16, in Administrative Agent's sole discretion) could reasonably be expected to have a Material Adverse Effect.

            3.1.17 Payment of Fees. All taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 3.1 and due on the Closing Date shall have been paid in full or, as approved by the Lenders, provided for. Borrower shall have paid (or caused to be paid) all outstanding amounts due, as of the Closing Date, and owing to (a) the Lenders, Administrative Agent, Issuing Bank, Collateral Agent, or Lead Arranger under any fee or other letter or pursuant to Section 2.2, (b) the Lenders' attorneys and consultants (including the Independent Consultants) and the Title Insurer for all services rendered and billed prior to the Closing Date, (c) the Depositary Agent under the Depositary Agreement, and (d) Administrative Agent for any other amounts required to be paid or deposited by Borrower on the Closing Date.

            3.1.18 Financial Statements. Delivery to Administrative Agent of accurate and complete copies of the most recent (a) audited annual financial statements or Form 10-K of the Sponsor for the year ended December 31, 2003, (b) unaudited quarterly financial statements or

Form 10-Q of Borrower and the Sponsor for the fiscal quarter ended on March 31, 2004, and (c) unaudited pro forma balance sheet of Borrower, together with, in the case of Borrower, a certificate from the appropriate Responsible Officer thereof, dated as of the Closing Date and in substantially the form of Exhibit F-1, stating that no material adverse change in the consolidated assets, liabilities, operations or financial condition of such Person has occurred from those set forth in the most recent financial statements provided to Administrative Agent.

            3.1.19 Release; Security; UCC Filings.

            (a) Release. Collateral Agent shall have received:

                  (i) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to Collateral Agent, dated a date reasonably near to the Closing Date, listing all effective Financing Statements which name Borrower, Pledgor or Riverside Borrower (under its present names or any previous name) as the debtor, together with copies of such Financing Statements (none of which shall cover any Collateral, other than Financing Statements that evidence (A) Liens granted in connection with the Existing Rocky Mountain Credit Facility or
(B) Liens permitted to exist hereunder after the Closing Date);

                  (ii) appropriately completed copies, which have been duly authorized for filing by the appropriate Person, of each UCC Financing Statement Amendment (Form UCC-3) termination statement, if any, necessary to release all Liens of any Person in any Collateral previously granted by Borrower, Pledgor or Riverside Borrower to the extent not permitted under the Credit Documents after the Closing Date (including (A) Liens granted in connection with the Existing Rocky Mountain Credit Facility and (B) other existing Liens which are not permitted hereunder after the Closing Date);

                  (iii) such releases, reconveyances, satisfactions or other instruments as it may reasonably request to confirm the release, satisfaction and discharge in full of all mortgages and deeds of trust at any time delivered by Borrower, Pledgor or Riverside Borrower to secure any Obligations in respect of the Existing Rocky Mountain Credit Facility, duly executed, delivered and acknowledged in recordable form by the grantee named therein or its of record successors or assigns; and

                  (iv) a letter or letters (in form and substance reasonably satisfactory to Administrative Agent) addressed to Collateral Agent and Administrative Agent executed and delivered by the Existing Rocky Mountain Administrative Agent, stating the aggregate amount (the "Payout Amount") required to pay in full in cash on the Closing Date all outstanding Obligations under or in respect of the Existing Rocky Mountain Credit Facility.

            (b) Security. Collateral Agent shall have received:

                  (i) appropriately completed copies, which have been duly authorized for filing by the appropriate Person, of Uniform Commercial Code Financing Statements or fixture filings naming, as applicable, Borrower or Riverside Borrower as a debtor and Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of Collateral Agent and its counsel, desirable to perfect the security interests of the Secured Parties pursuant to the Collateral Documents;

                  (ii) (A) certificates from Riverside Borrower (which certificates shall be accompanied by irrevocable undated stock powers or transfer documents, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent) representing all limited liability company membership interests pledged to the Secured Parties by Riverside Borrower pursuant to the Collateral Documents and (B) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner reasonably satisfactory to Collateral Agent) evidencing any Collateral; and

                  (iii) such other documents and instruments as Collateral Agent may reasonably request in order to grant and, subject to the Intercreditor Agreement, perfect the security interests contemplated by the Collateral Documents

            (c) Filing. All Uniform Commercial Code Financing Statements (Forms UCC-1) or other similar Financing Statements and UCC Financing Statement Amendments (Forms UCC-3) required pursuant to clauses (a) and (b) above (collectively, the "Financing Statements") shall have been filed or recorded or delivered to Collateral Agent for filing or recording.

            3.1.20 Annual Operating Budget. Delivery to Administrative Agent of a budget in substantially the form of Exhibit G-2 (the "Initial Operating Budget") for all anticipated O&M Costs and Project Revenues for the period from the Closing Date through December 31, 2004, which Initial Operating Budget shall be satisfactory to the Lenders.

            3.1.21 Base Case Project Projections. Delivery to Administrative Agent of the Base Case Project Projections of operating expenses and cash flow for the Project for the period commencing on the Closing Date and ending on December 31, 2023, which Base Case Project Projections shall be in substantially the form of Exhibit G-3 and otherwise in form and substance satisfactory to the Lenders.

            3.1.22 No Material Adverse Change. Since December 31, 2003, no Material Adverse Effect has occurred and is continuing.

            3.1.23 A.L.T.A. Surveys. Administrative Agent shall have received:

            (a) as-built A.L.T.A. surveys of the Site and, subject to Section 3.1.23(b), the Easements, in each case in form and substance reasonably satisfactory to Administrative Agent and the Title Insurer, certified to Borrower, Administrative Agent and the Title Insurer as to completeness and accuracy as of a date that is not more than 30 days prior to the Closing Date by a licensed Colorado surveyor reasonably satisfactory to Administrative Agent, showing, among other things, (i) the location and dimensions of the Site and, subject to Section 3.1.23(b), the Easements, including the location of all means of access thereof and all easements and encumbrances relating thereto; (ii) the location and dimensions of all improvements and encroachments located in or on the Site and, subject to Section 3.1.23(b), the Easements; (iii) the existing utility facilities which service the Project and are necessary to its operation (including, as applicable, water, electricity, fuel, telephone, sanitary sewer and storm water distribution and detention facilities); (iv) that the location of the Project and any improvements relating thereto do not encroach on or interfere in any manner that may be unpermitted or may violate the rights of third parties with adjacent property or existing easements, encumbrances or other rights of third parties (whether on, above or below ground), and that there are no gaps, gores, projections, protrusions or other survey defects affecting the Site or, subject to Section 3.1.23(b), the Easements; (v) whether the Site and, subject to Section 3.1.23(b), the Easements, or any portion thereof, are located in a special earthquake or flood hazard zone; and (vii) that no other matters constituting a defect in title exist other than relevant Title Exceptions; and

            (b) in lieu of providing as-built A.L.T.A. surveys of the Easements (or any portion thereof) and at Borrower's election, one or more certificates satisfactory to Administrative Agent dated as of a date that is not more than 30 days prior to the Closing Date, from a licensed third party engineering firm or surveyor satisfactory to Administrative Agent, confirming that the applicable Easements provide contiguous real property interests sufficient for the operation and maintenance of all lateral facilities constructed or installed within such Easements and that all such lateral facilities have been constructed or installed within the boundaries of such Easements.

            3.1.24 A.L.T.A. Title Policy. Delivery to Administrative Agent of a lender's A.L.T.A. extended coverage policy of title insurance (with, in the case of the Easements, which were not included in the A.L.T.A. survey, standard coverage exceptions reasonably acceptable to Administrative Agent) but without a creditors' rights or mechanics' lien exception included therein (except where applicable Governmental Rules prevent the deletion of the mechanics' lien exception, in which case the Sponsor shall provide the Title Insurer with any affidavits or indemnities (with respect to which Borrower shall have no reimbursement obligations) necessary to cause the Title Insurer to issue affirmative coverage with respect to any risk arising due to mechanics' liens in form and substance reasonably satisfactory to Administrative Agent), together with such endorsements thereto as are reasonably required by Administrative Agent, or the unconditional and irrevocable commitment of the Title Insurer to issue such a policy, dated as of the Closing Date, in an amount equal to $200,000,000 (with such reinsurance arrangements as are reasonably satisfactory to Administrative Agent) issued by the Title Insurer in form and substance satisfactory to Administrative Agent, insuring (or agreeing to insure) that:

            (a) Borrower has a good, marketable and insurable (i) fee simple interest in the Site and (ii) easement or other applicable real property interests in the Easements (except that title to certain of the Easements that are licenses may not be insurable), in each case free and clear of Liens, encumbrances or other exceptions to title, other than (A) the Title Exceptions and (B) such Liens, encumbrances or other exceptions to title as are reasonably satisfactory to Administrative Agent; and

            (b) the Mortgage is (or will be when recorded) a valid first lien on Borrower's interest in the Mortgaged Property, free and clear of all Liens, encumbrances and exceptions to title whatsoever, other than (i) the Title Exceptions and (ii) such Liens, encumbrances or other exceptions to title as are reasonably satisfactory to Administrative Agent.

            3.1.25 Real Estate Rights. Borrower and each other Major Project Participant shall have obtained and shall hold all easements or other possessory rights in real estate, together with necessary real property permits and crossing rights (collectively, "Rights of Way") necessary for (a) performance in full of each such Person's obligations under the Operative Documents to which such Person is a party and each Permit to which such Person or its assets is bound by, and (b) the leasing, operation and maintenance of the Project in accordance with the Base Case Project Projections. The use of such Rights of Way shall not encroach on or interfere in any manner that may be unpermitted or may violate the rights of third parties with property adjacent to such Rights of Way or existing easements or other rights (whether on, above or below ground) and the full length of the Rights of Way shall be continuous, without break, gap or interruption.

            3.1.26 Regulatory Status. Delivery to Administrative Agent of (a) an order issued by FERC confirming that the Project is an Eligible Facility and that Borrower is an EWG, (b) an order issued by FERC authorizing Borrower to sell electricity at market-based rates and (c) all necessary approvals from any Governmental Authority in respect of the PSCo Interconnection Agreement and the Power Purchase Agreement, to the extent applicable, and as to Riverside Borrower's acquisition of 100% of the ownership interests of Borrower.

            3.1.27 Establishment of Accounts; Initial Funding. The Accounts required to be established as of the Closing Date for the Project under the Depositary Agreement shall have been established to the satisfaction of Administrative Agent, Administrative Agent shall have established the Credit-Linked Deposit Account and, on the Closing Date, (a) Borrower shall deposit or cause to be deposited (i) $1,304,000 in the O&M Account, which amount shall be applied from time to time after the Closing Date in accordance with
Section 3.3.2 of the Depositary Agreement, (ii) $17,511,000 in the Pre-Funded Punchlist Expense Account, which amount shall be applied from time to time after the Closing Date in accordance with Section 3.1.2 of the Depositary Agreement and (b) the Lenders shall have deposited with Administrative Agent $28,100,000 in the Credit-Linked Deposit Account for application in accordance with Section 2.8.2.

            3.1.28 Representations and Warranties. Each representation and warranty of Borrower and each other Calpine Entity under the Credit Documents shall be true and correct as of the Closing Date.

            3.1.29 No Default. No Event of Default or Inchoate Default shall have occurred and be continuing as of the Closing Date.

            3.1.30 Utilities. Delivery to Administrative Agent of reasonably satisfactory evidence that all potable water, sewer, telephone, electric and all other utility services necessary for the ownership, operation and maintenance of the Project are either contracted for, or readily available on commercially reasonable terms, at the Project.

            3.1.31 Consents. Delivery to Administrative Agent of executed Consents from each of the Major Project Participants as set forth on Exhibit E-2, which Consents shall be reasonably satisfactory to Administrative Agent.

            3.1.32 Process Agents. Delivery to Administrative Agent of evidence reasonably acceptable to Administrative Agent that each Calpine Entity has appointed Corporation Service Company as its respective agent for service of process in the State of New

York in respect of each Credit Document to which such Person is a party which is governed by the laws of the State of New York.

            3.1.33 Ratings. The credit facilities set forth herein shall have received ratings by S&P and Moody's.

            3.1.34 Notice of Borrowing and LC Activity. Administrative Agent shall have received a fully executed and delivered Notice of Borrowing and LC Activity from Borrower at least three Banking Days prior to the Closing Date.

            3.1.35 Anti-Terrorism Compliance. At least two Banking Days prior to the Closing Date, Administrative Agent shall have received all documentation and other information requested by Administrative Agent, which is required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

            3.1.36 Achievement of Commercial Operation. (a) The Project is able to operate and produce electrical energy for commercial sale in accordance with Prudent Utility Practices, applicable Legal Requirements and consistent with the Base Case Project Projections, and (b) the "Commercial Operation Date" (as defined in the Power Purchase Agreement) has occurred.

            3.1.37 Conditions Precedent to Closing - Riverside Project. Riverside Borrower shall have concurrently satisfied each of the conditions set forth in Section 3.1 of the Riverside Credit Agreement and the Lenders thereunder shall, concurrent with the funding of the Term Loan hereunder, fund the "Term Loans" under the Riverside Credit Agreement.

            3.1.38 Disbursement Authorization Letter. Borrower and Administrative Agent shall have executed and delivered a disbursement authorization letter, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which, among other things, (a) Borrower shall have authorized the disbursement of the proceeds of the Term Loans in a manner consistent with Section 2.1.5 and Exhibit G-2, (b) Borrower shall have authorized Administrative Agent to disburse the Payout Amount directly to the Existing Rocky Mountain Administrative Agent, (c) Borrower shall have authorized Administrative Agent to deposit the amounts specified in Section 3.1.27 directly into the applicable Accounts referred to therein and (d) Borrower shall have authorized Administrative Agent to disburse amounts owing to Administrative Agent, Collateral Agent, Lead Arranger and each other applicable Person pursuant to Section 3.1.17.

            3.1.39 PSCo Security Fund. The PSCo Security Fund shall have been provided to PSCo in compliance with all applicable requirements under the Power Purchase Agreement and shall be in full force and effect.

            3.1.40 Colorado Recordation. In addition to the filings and recordings contemplated by Exhibit D-6, the PSCo Acknowledgement of Subordination shall have been recorded with the recording office of Weld County, Colorado to the satisfaction of Administrative Agent.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

            Borrower makes the following representations and warranties to and in favor of Administrative Agent, Collateral Agent, Issuing Bank, Lead Arranger and the Lenders as of the Closing Date (unless such representation and warranty expressly relates solely to another time), all of which shall survive the Closing Date and the making of the Term Loans, the funding of the Funded LC Credit-Linked Deposits and the issuance of the PSCo Letter of Credit:

      4.1   ORGANIZATION.

            Borrower is (a) a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) is duly qualified as a foreign limited liability company, and is in good standing, in each jurisdiction in which such qualification is required by law. Borrower has all requisite limited liability company power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Project, (iii) execute, deliver and perform each Operative Document to which it is a party and (iv) take each action as may be necessary to consummate the transactions contemplated thereunder. As of the Closing Date, the Riverside Borrower is the sole member of Borrower.

      4.2   AUTHORIZATION; NO CONFLICT.

            Borrower has duly authorized, executed and delivered each Operative Document to which Borrower is a party (or such Operative Documents have been duly and validly assigned to Borrower and Borrower has authorized the assumption thereof, and has assumed the obligations of the assignor thereunder) and neither Borrower's execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) does or will contravene the Governing Documents or any other Legal Requirement applicable to or binding on Borrower or any of its properties which, in the case of such Legal Requirements, could reasonably be expected to have a Material Adverse Effect, (b) does or will contravene or result in any breach of or constitute any default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of its property under, any material agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected or (c) does or will require the material consent or approval of any Person, and with respect to any Governmental Authority, does or will require any material registration with, or notice to, or any other action of, with or by any applicable Governmental Authority, in each case which has not already been obtained and disclosed in writing to Administrative Agent (except as set forth on Exhibit G-1 or otherwise provided in Sections 4.9.1 and 4.9.2).

      4.3   ENFORCEABILITY.

            Each of the Operative Documents to which Borrower is a party is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights or by the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.4   COMPLIANCE WITH LAW.

            There are no material violations by Borrower or, to Borrower's knowledge, any Calpine Entity, of any Legal Requirement (including any Hazardous Substance Laws). No notices of any material violation of any Legal Requirement (including any Hazardous Substance Laws) relating to the Project or the Site have been issued, entered or received by Borrower or, to Borrower's knowledge, any Calpine Entity.

      4.5   BUSINESS, DEBT, CONTRACTS, JOINT VENTURES ETC.

            4.5.1 Borrower has not conducted any business other than the business contemplated by the Operative Documents and, through the Closing Date, the Existing Rocky Mountain Credit Agreement, does not have any outstanding Debt or other material liabilities other than pursuant to or allowed by the Operative Documents, and Borrower is not a party to or bound by any material contract other than the Credit Documents and the Major Project Documents to which it is a party.

            4.5.2 Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture.

            4.5.3 Borrower does not have any Subsidiaries.

      4.6   ANTI-TERRORISM LAWS.

            4.6.1 To the best of its knowledge, neither Borrower nor any of its Affiliates is in violation of (a) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (b) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the "Executive Order") or (c) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq (collectively, "Anti-Terrorism Laws").

            4.6.2 To the best of its knowledge, neither Borrower nor any of its Affiliates is any of the following:

            (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

            (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order;

            (c) a Person with whom Borrower is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

            (d) a Person who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

            (e) a Person that is named as a "specially designated national or blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Asst Control at its official website or any replacement website or other replacement official publication of such list.

            4.6.3 To the best of its knowledge, neither Borrower nor any of its Affiliates (a) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (a), (b), (c) or (d) of Section 4.6.2 or clause (d) of
Section 4.6.2; (b) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, or (c) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

            4.6.4 No broker or other similar agent (other than the Lead Arranger) is acting for the benefit of Borrower or any of its Affiliates, or benefiting in any capacity, in each case in connection with the Credit Documents.

      4.7   INVESTMENT COMPANY ACT.

            Neither Borrower nor any other Calpine Entity is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

      4.8   ERISA.

            Either (a) there are no ERISA Plans or Multiemployer Plans for any Calpine Entity or any ERISA Affiliate or (b) (i) each Calpine Entity and each ERISA Affiliate have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each ERISA Plan, (ii) each such ERISA Plan is in compliance in all material respects with the currently applicable provisions of ERISA and the Code and (iii) neither any Calpine Entity nor any ERISA Affiliate has incurred any liability to the PBGC or an ERISA Plan or Multiemployer Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). None of any Calpine Entity's assets constitute assets of an employee benefit plan within the meaning of 29 C.F.R. Section 2510.3-101. Borrower does not maintain or contribute to, and is not obligated to contribute to, nor has it at any point of its existence maintained or contributed to, or been obligated to contribute to, any employee-benefit plan subject to ERISA.

      4.9   PERMITS.

            4.9.1 There are no material Permits under existing Legal Requirements as the Project is currently designed that are or will become Applicable Permits other than the Permits listed in Exhibit G-1 hereto. Except as disclosed in Exhibit G-1 (as so supplemented), each Permit listed in Part I(A) of Exhibit G-1 is in full force and effect and is not subject to any current legal proceeding or to any Unsatisfied Condition that could reasonably be expected to have a Material Adverse Effect, and all applicable appeal periods with respect thereto have expired. Each Permit listed in Part II(A) of Exhibit G-1 is of a type that is routinely granted upon submission of a timely application and demonstration that the Project complies with applicable standards and Legal Requirements. No Permit listed in Part II(A) is required under applicable Legal Requirement or Project Documents to be obtained before the time contemplated to be obtained by Borrower. No fact or circumstance exists, to Borrower's knowledge, which makes it likely that any Permit identified in Part II(A) of Exhibit G-1 shall not be timely obtainable by Borrower before it becomes an Applicable Permit without expense materially in excess of amounts provided therefor in the Base Case Project Projections. Borrower is in compliance in all material respects with all Applicable Permits.

            4.9.2 To Borrower's knowledge, there are no Permits under existing Legal Requirements as the Project is currently designed that are or will become Applicable Third Party Permits other than the Permits listed in Exhibit G-1 hereto other than those, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. To Borrower's knowledge, except as disclosed in Exhibit G-1, each Permit listed in Part I(B) of Exhibit G-1 is in full force and effect and is not subject to current legal proceeding or to any Unsatisfied Condition that could reasonably be expected to have a Material Adverse Effect, and all applicable appeal periods with respect thereto have expired. No fact or circumstance exists, to Borrower's knowledge, which makes it likely that any Permit identified in Part II(B) of Exhibit G-1 shall not be timely obtainable by the applicable Person as identified in Exhibit G-1 at a cost consistent with the Base Case Project Projections before it becomes an Applicable Third Party Permit. Except as disclosed in Exhibit G-1, to Borrower's knowledge, each Person as identified in Exhibit G-1 possesses and is in compliance in all material respects with its respective Applicable Third Party Permits.

      4.10  HAZARDOUS SUBSTANCES.

            4.10.1 Except as set forth in Exhibit G-6: (a) Borrower, with respect to the Site, Improvements or other Mortgaged Property, is not or has not in the past been in violation of any Hazardous Substance Law which violation could reasonably be expected to result in a material liability to Borrower or its properties and assets or in an inability of Borrower to perform its obligations under the Operative Documents; (b) neither Borrower nor, to Borrower's knowledge, any other Person has used, Released, generated, manufactured, produced or stored in, on, under, or about the Site, Improvements or other Mortgaged Property, or transported thereto or therefrom, any Hazardous Substances that could reasonably be expected to subject any Secured Party to liability, or Borrower to material liability, under any Hazardous Substance Law;
(c) to Borrower's knowledge, there are no underground tanks, whether operative or temporarily or permanently closed, located on the Site, Improvements or other Mortgaged Property that could reasonably be expected to subject any Secured Party to liability, or Borrower to material liability, under any Hazardous Substance Law; (d) there are no Hazardous Substances used, stored or present at or on the Site, Improvements or other Mortgaged Property, except in compliance with Hazardous Substance Laws and other Legal Requirements or as disclosed in the Environmental Reports; (e) to Borrower's knowledge, there are no Hazardous Substances that could reasonably be expected to migrate onto the Site, Improvements or other Mortgaged Property that could reasonably be expected to impose on Borrower a material liability, except as disclosed in the Environmental Reports; and (f) to Borrower's knowledge there neither is nor has been any condition, circumstance, action, activity or event that could reasonably be expected to be, or result in, a material violation by Borrower of any Hazardous Substance Law, or to result in liability to any Secured Party or material liability to Borrower under any Hazardous Substance Law.

            4.10.2 Except as set forth on Exhibit G-5 or Exhibit G-6, there is no pending or, to Borrower's knowledge, threatened in writing, action or proceeding by any Governmental Authority (including the Colorado Public Utilities Commission, Colorado Department of Natural Resources, Colorado Department of Public Health and Environment, County of Weld, U.S. Army Corps of Engineers and U.S. Environmental Protection Agency) or any other Person which is not a Governmental Authority with respect to the presence or Release of Hazardous Substances in, on, from or to the Site, Improvements or other Mortgaged Property.

            4.10.3 Except as set forth in the Environmental Reports, to Borrower's knowledge, there are no past violations that have not been finally resolved or existing violations of any Hazardous Substances Laws by any Person affecting the Site, Improvements or other Mortgaged Property, which violations could reasonably be expected to result in a material liability to Borrower.

      4.11  LITIGATION.

            (a) No action, suit, proceeding or investigation has been instituted or, to Borrower's knowledge, threatened in writing against Borrower.

            (b) Borrower has no knowledge of (i) any action, suit, proceeding or investigation that has been instituted or threatened in writing against, the Riverside Borrower, the Sponsor or any other Major Project Participant, or by which any of them or their properties are bound, which could reasonably be expected to have a Material Adverse Effect, or (ii) any order, judgment or decree that has been issued or proposed to be issued by any Governmental Authority that, as a result of the ownership or operation of the Project by Borrower, the sale of electricity therefrom by Borrower or the entering into of any Operative Document or any transaction contemplated hereby or thereby, could reasonably be expected to cause or deem the Lenders, Administrative Agent, Collateral Agent, Issuing Bank, the Lead Arranger or Borrower or any Affiliate of any of them to be subject to, or not exempted from, regulation under PUHCA, or treated as a public utility under the laws of the State of Colorado as presently constituted and as construed by the courts of Colorado, respecting the rates or the financial or organizational regulation of electric utilities. No action, suit or proceeding before or by any court, arbitrator or other Governmental Authority is pending to which any Calpine Entity is a party or to which its business, assets or property is subject and, to Borrower's knowledge, no such action, suit or proceeding is threatened to which any such Calpine Entity or its business, assets or property would be subject that, in either case, questions the validity of any of the Operative Documents.

      4.12  LABOR DISPUTES AND ACTS OF GOD.

            Neither the business nor the properties of Borrower or, to Borrower's knowledge, any other Major Project Participant are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

      4.13  DISCLOSURE.

            None of this Agreement, the Bank Book nor any certificate or other documentation (other than the Initial Operating Budget or the Base Case Project Projections or other "forward-looking" statements) furnished to the Lead Arranger, Administrative Agent, Collateral Agent, Issuing Bank, or the Lenders, or to any consultant submitting a report to Administrative Agent, the Lead Arranger or the Lenders, by or, to Borrower's knowledge, on behalf of Borrower with respect to the Project, the Sponsor, the Pledgor, Borrower or any other Calpine Entity or in connection with the transactions contemplated by this Agreement, the other Credit Documents or the description or operation of the Project, taken as a whole, contained (at the time of delivery thereof) any untrue statement of a material fact or omitted (at the time of delivery thereof) to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect under the circumstances in which they were made at the time such statements were made (other than any information that was corrected or updated in writing by Borrower or its Affiliates or representatives to the Lead Arranger prior to the Closing Date). There is no fact known to Borrower which has had or could reasonably be expected to have a Material Adverse Effect which has not been disclosed in writing to Administrative Agent, the Lead Arranger, Collateral Agent, Issuing Bank or the Lenders by or on behalf of Borrower on or prior to the Closing Date in connection with the transactions contemplated hereby.

      4.14  FLOOD ZONE DISCLOSURE.

            No material portion of the Site includes Improvements that are or will be located in an area that has been identified by the Federal Emergency Management Agency as an area having special flood or mudslide hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.

      4.15  TAXES.

            (a) Borrower has timely filed, or caused to be filed, all federal, state and local tax returns and reports that it is required to file, has paid all material taxes, assessments, utility charges, fees and other governmental charges it is required to pay to the extent due (other than those taxes that it is contesting in good faith and by appropriate proceedings in accordance with the requirements of Section 5.18). Borrower knows of no proposed tax assessment against the Riverside Borrower, or Borrower which could reasonably be expected to have a Material Adverse Effect (other than those proposed tax assessments that Borrower is contesting in good faith and by appropriate proceedings in accordance with the requirements of Section 5.18). In either case, to the extent such taxes, assessments, charges and fees are not due, Borrower or the applicable Calpine Entity has established reserves that are adequate for the payment thereof in conformity with GAAP.

            (b) At all times since its formation, Borrower has been an entity with a single owner that is disregarded as separate from its owner for federal income tax purposes. No Form 8832 has ever been filed with respect to Borrower as other than a disregarded entity and no such election shall have been made.

            (c) Borrower has no liability for the taxes of any Person (other than Borrower) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor,
(iii) by contract, or (iv) otherwise.

            (d) Borrower does not intend to treat the Term Loans (including the incurrence thereof) as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4).

      4.16  GOVERNMENTAL REGULATION.

            4.16.1 Borrower is not, and after giving effect to the borrowing of any Term Loans or the issuance of the PSCo Letter of Credit will not be, subject to regulation (a) under any provision of PUHCA except Section 32 thereof; or (b) under any state law or regulation with respect to rates or the financial or organizational regulation of electric utilities. Borrower is subject to regulation as a "public utility" under the Federal Power Act, as amended ("FPA").

            4.16.2 The Project is an Eligible Facility within the meaning of
Section 32 of PUHCA, and Borrower has received a determination from the FERC (not subject to any pending challenge, investigation, or proceeding) that it is an "exempt wholesale generator" ("EWG"), within the meaning of Section 32 of PUHCA. Borrower has validly issued orders from the FERC under the FPA, not subject to any pending challenge, investigation, or proceeding, (a) authorizing Borrower to engage in wholesale sales of electricity, ancillary services and, to the extent permitted under its market-based rate tariff, other services at market-based rates, and (b) granting such waivers and blanket authorizations (including blanket authorization to issue securities and to assume liabilities under Section 204 of the FPA and 18 C.F.R. Pt. 34), as are customarily granted to entities with market-based rate authority. With respect to Borrower, the FERC has not imposed any rate caps or mitigation measures other than rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, ancillary services or other services at wholesale in the geographic market where Borrower conducts its business.

            4.16.3 There are no pending complaints filed with the FERC seeking abrogation or modification of a contract for the sale of power by the Borrower.

      4.17  REGULATION U, ETC.

            Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of "buying", "carrying" or "purchasing" margin stock (each as defined in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Term Loans, the PSCo Letter of Credit or the Project Revenues will be used by Borrower for the purpose of "buying", "carrying" or "purchasing" any such margin stock or for any other purpose which violates the provisions of the regulations of the Federal Reserve Board.

      4.18  INITIAL OPERATING BUDGET; PROJECTIONS.

            Borrower has prepared the Initial Operating Budget and the Base Case Project Projections and is responsible for developing the assumptions on which such Initial Operating Budget and the Base Case Project Projections are based; and such Initial Operating Budget and the Base Case Project Projections (a) as of the date delivered, updated or supplemented are based on Borrower's good faith reasonable assumptions (including as to all legal and factual matters material to the estimates set forth therein) and (b) as of the date delivered, updated or supplemented are consistent in all material respects with the provisions of the Project Documents executed on or prior to such date.

      4.19  FINANCIAL STATEMENTS.

            In the case of the financial statements of Borrower delivered pursuant to Section 3.1.18 (other than the financial statements of Borrower delivered pursuant to Section 3.1.18(c)), each such financial statement and information has been prepared in conformity with GAAP and fairly presents, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of Borrower described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of Borrower described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure. Except for obligations under the Operative Documents to which it is a party, Borrower does not (and will not following the funding of the initial Loans) have any contingent obligations, unmatured liabilities, contingent liability or liability for taxes, long-term lease or forward or long-term commitment required to be shown under GAAP that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, results of operations, properties, financial condition or prospects of Borrower.

      4.20  NO DEFAULT.

            No Event of Default or Inchoate Default which has not been disclosed to Administrative Agent in writing has occurred and is continuing.

      4.21  ORGANIZATIONAL ID NUMBER; LOCATION OF COLLATERAL.

            4.21.1 Borrower's organizational identification number is 3309088.

            4.21.2 All of the Collateral (other than the Accounts, the membership interests in Borrower and general intangibles) is located on the Site or the Easements or at Borrower's address set forth in Section 11.1; provided that certain equipment may be temporarily removed from the Site and/or Easements from time to time in the ordinary course of business.

      4.22  TITLE AND LIENS.

            Borrower has (a) good, marketable and insurable (i) fee simple interest in the Site and (ii) easement interest in the Easements (except that title to certain of the Easements

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which are licenses may not be insurable), and (b) good, legal and valid title to all other Collateral, in each case free and clear of all Liens other than Permitted Liens.

      4.23  INTELLECTUAL PROPERTY.

            Except as disclosed in Exhibit G-5:

            (a) Borrower owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are necessary for the operation of its business, without known conflict with the rights of others;

            (b) to the knowledge of Borrower, no product of Borrower infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person;

            (c) to the knowledge of Borrower, there is no violation by any Person of any right of Borrower with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by Borrower; and

            (d) to the knowledge of Borrower, there exists no pending or threatened claim or litigation against or affecting Borrower contesting its right to sell or use any such product, process, method, substance, part or other material.

      4.24  COLLATERAL.

            The respective liens and security interests granted to Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents (a) constitute as to personal property included in the Collateral a valid security interest and (b) constitute as to the Mortgaged Property included in the Collateral a valid lien and security interest in the Mortgaged Property, in each case to the extent contemplated by the Collateral Documents. The security interest granted to Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents in the Collateral consisting of personal property will be perfected (i) with respect to any property that can be perfected by filing, upon the filing of financing statements in the filing offices identified in Exhibit D-6, (ii) with respect to any property that can be perfected by control, upon execution of the Control Agreement and the Depositary Agreement, and (iii) with respect to any property (if any) that can be perfected by possession, upon Collateral Agent receiving possession thereof, and in each case such security interest will be, as to Collateral perfected under the UCC or otherwise as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, except (i) Title Exceptions and Permitted Liens described in clauses (a) and (e) of the definition of "Permitted Liens," and (ii) to the extent required by Governmental Rule, those matters described in clauses (b), (c) and (g) of the definition of "Permitted Liens." Except to the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been taken (or will be taken immediately after the Closing Date) to establish and perfect Collateral Agent's rights in and to the Collateral in existence on such date to the extent Collateral Agent's security interest can be perfected by filing, including any recording, filing, registration, giving of notice or other similar action. No filing, recordation, re-filing or re-recording other than those listed on Exhibit D-6 hereto is necessary to perfect and maintain the

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

perfection of the interest, title or Liens of the Collateral Documents, and on the Closing Date all such filings or recordings will have been made to the extent Collateral Agent's security interest can be perfected by filing. Borrower has properly delivered or caused to be delivered, or provided control, to Collateral Agent or Depositary Agent all Collateral that permits perfection of the Lien and security interest described above by possession or control to the extent contemplated by the Collateral Documents.

      4.25  SUFFICIENCY OF PROJECT DOCUMENTS.

            4.25.1 Other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, the Easements and other rights granted, or to be granted, pursuant to the Project Documents in effect as of the Closing Date:

            (a) comprise all of the property interests necessary to secure any right material to the leasing, operation and maintenance of the Project in accordance with all Legal Requirements, all without reference to any proprietary information not owned by or available to Borrower;

            (b) are sufficient to enable the Project to be located and operated on the Site and the Easements; and

            (c) provide adequate ingress and egress from the Site for any reasonable purpose in connection with the operation of the Project.

            4.25.2 There are no services, materials or rights required for operation and maintenance of the Project in accordance with the Major Project Documents and the assumptions that form the basis of Base Case Project Projections, other than those (a) to be provided under the Project Documents or
(b) that can reasonably be expected to be commercially available at or for delivery to the Site on commercially reasonable terms consistent with Base Case Project Projections.

      4.26  UTILITIES.

            All utility services necessary for the operation of the Project consistent with the Base Case Project Projections are available at the Project or can reasonably be expected to be so available as and when required upon commercially reasonable terms consistent with the Base Case Project Projections.

      4.27  OTHER FACILITIES.

            4.27.1 All roads necessary for the full utilization of the Project for its intended purposes have either been completed or Borrower possesses the necessary rights of way therefor, other than rights of way that can reasonably be expected to be available on commercially reasonable terms as and when needed.

            4.27.2 Borrower possesses, or the counterparties to the Major Project Documents (including the Power Purchase Agreement) pursuant to which interconnection facilities will be operated for the benefit of the Project, possess and are obligated to provide or

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

make available to Borrower, all necessary easements, rights of way, licenses, agreements and other rights for the construction, interconnection and utilization of the interconnection facilities (including fuel, water, wastewater and electrical).

      4.28  PROPER SUBDIVISION.

            The Site has been subdivided or entitled to exception therefrom, and for all purposes the Site may be mortgaged, conveyed and otherwise dealt with as separate legal lots or parcels.

                                   ARTICLE 5
                              AFFIRMATIVE COVENANTS

            Borrower covenants and agrees that until the Termination Date, Borrower shall:

      5.1   USE OF PROCEEDS AND PROJECT REVENUES.

            5.1.1 Proceeds.

            (a) Unless otherwise applied by Administrative Agent pursuant to this Agreement and the other Credit Documents, apply the proceeds of the Term Loans as provided in Section 2.1.5 and use the PSCo Letter of Credit solely for the purpose of supporting its obligations under and as contemplated by the Power Purchase Agreement.

            5.1.2 Revenues. Unless otherwise applied by Administrative Agent or Collateral Agent pursuant to the terms of this Agreement or the other Credit Documents, apply any Project Revenues, net payments received by Borrower under the Interest Rate Agreements (including any Hedge Transaction thereunder), Insurance Proceeds, Eminent Domain Proceeds and damage payments solely for the purpose, and in the order and manner, provided for in Article 3 of the Depositary Agreement.

      5.2   PAYMENT.

            5.2.1 Credit Documents. Pay all sums due under this Agreement and the other Credit Documents to which it is a party according to the terms hereof and thereof.

            5.2.2 Project Documents. Pay all obligations of Borrower due under the Project Documents, howsoever arising, as and when due and payable, except
(a) such as may be contested in good faith or as to which a bona fide dispute may exist; provided that adequate cash reserves have been established in conformity with GAAP, (b) as could not reasonably be expected to have a Material Adverse Effect and (c) Borrower's trade payables which shall be paid in the ordinary course of business.

      5.3   WARRANTY OF TITLE.

            Maintain (a) good, marketable and insurable (i) fee simple interest in the Site and (ii) easement interest in the Easements (except that title to certain of the Easements which are licenses may not be insurable), and (b) good, legal and valid title to all of its other respective

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

material properties and assets (other than properties and assets disposed of in the ordinary course of business or otherwise disposed of in accordance with
Section 6.4), in each case free and clear of all Liens other than Permitted
Liens.

      5.4   NOTICES.

            Promptly, upon acquiring notice or giving notice (except as otherwise specified below), as the case may be, or obtaining knowledge thereof, give written notice to Administrative Agent of:

            5.4.1 promptly, but in no event later than five Banking Days after Borrower has knowledge of the occurrence of any Inchoate Default or Event of Default, a statement of a Responsible Officer of Borrower setting forth details of such Inchoate Default or Event of Default and the action which Borrower has taken and proposes to take with respect thereto (other than litigation strategy and related documentation subject to the attorney-client privilege);

            5.4.2 promptly, but in no event later than five Banking Days after Borrower has knowledge or receives notice of (a) any material litigation or governmental proceeding pending or threatened in writing against Borrower or to Borrower's knowledge, any Major Project Participant, provided that in the case of any threatened litigation or governmental proceeding against Borrower, or any litigation or governmental proceeding pending or threatened in writing against any Major Project Participant, such threatened litigation or governmental proceeding or, in the case of a Major Project Participant, actual or threatened litigation or governmental proceeding could reasonably be expected to have a Material Adverse Effect, or (b) any other event, act or condition which could reasonably be expected to result in a Material Adverse Effect;

            5.4.3 copies of all notices of material breach or violation given or received by Borrower pursuant to any of the Major Project Documents other than routine correspondences, given or received in the ordinary course of business relating to routine aspects of financing, operating, maintaining or using the Project;

            5.4.4 promptly, but in no event later than ten Banking Days after the existence of any of the following conditions, a duly executed certificate of a Responsible Officer of Borrower specifying in detail the nature of such condition and Borrower's proposed response thereto: (a) the receipt by Borrower of any written communication from a Governmental Authority that alleges that Borrower is not in compliance in any material respect with applicable Hazardous Substance Laws or Applicable Permits; or (b) Borrower shall obtain knowledge of any Release of any Hazardous Substance that could form the basis of an Environmental Claim against Borrower which could reasonably be expected to have a Material Adverse Effect;

            5.4.5 copies of any Applicable Permit or Applicable Third Party Permit obtained by Borrower or any other Person after the Closing Date;

            5.4.6 the existence of a PSCo Security Fund Shortfall (as defined in the Depositary Agreement) and the amount thereof;

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

            5.4.7 promptly, but in no event later than ten Banking Days after the execution thereof, copies of any Project Document Modifications to any Major Project Documents;

            5.4.8 the occurrence of any ERISA event described in Section 7.1.5 that would result in aggregate liability to all Calpine Entities and all ERISA Affiliates in excess of $5,000,000; and

            5.4.9 any other information related to Borrower, the Project or the notices provided above reasonably requested by Administrative Agent.

      5.5   FINANCIAL STATEMENTS.

            5.5.1 Deliver or cause to be delivered to Administrative Agent, in form and detail reasonably satisfactory to Administrative Agent (except where GAAP is specifically required):

            (a) as soon as practicable and in any event within 60 days after the end of the first, second and third quarterly accounting periods of its fiscal year (commencing with the fiscal quarter ending June 30, 2004), unaudited quarterly financial statements of Borrower as of the last day of such quarterly period and the related statements of income, cash flow, and shareholders' or members' equity (as applicable) for such quarterly period and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year, all prepared in accordance with GAAP (subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure); and

            (b) as soon as practicable and in any event within 120 days after the close of each applicable fiscal year, audited financial statements of Borrower. Such financial statements shall include a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts (where applicable), a statement of cash flow and summary results of hedging and trading activities, all prepared in accordance with GAAP and certified by an independent certified public accountant selected by the Person whose financial statements are being prepared. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of Borrower.

            5.5.2 Cause to be delivered, along with such financial statements of Borrower, a certificate signed by a Responsible Officer of Borrower, certifying that (a) such Responsible Officer has made or caused to be made a review of the transactions and financial condition of such Person during the relevant fiscal period and that such review has not, to such Responsible Officer's knowledge, disclosed the existence of any event or condition which constitutes an Event of Default or Inchoate Default, or if any such event or condition existed or exists, the nature thereof and the corrective actions that such Person has taken or proposes to take with respect thereto, (b) such Person is in compliance in all material respects with the provisions of each Credit Document to which such Person is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which such Person has taken or proposes to take with respect thereto, and (c) such financial statements are true and correct in all

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

material respects and that no material adverse change in the consolidated assets, liabilities, operations, or financial condition of such Person has occurred since the date of the immediately preceding financial statements provided to Administrative Agent or, if a material adverse change has occurred, the nature of such change. Such certificate shall also include information demonstrating compliance with Section 5.22.

      5.6   BOOKS, RECORDS, ACCESS.

            (a) Maintain, or cause to be maintained, adequate books, accounts and records with respect to Borrower and the Project; and (b) subject to requirements of Governmental Rules, safety requirements and existing confidentiality restrictions imposed upon Borrower by any other Person, permit employees or agents of Administrative Agent and the Independent Consultants at any reasonable times and upon reasonable prior notice to Borrower or Operator, as applicable, to inspect all of Borrower's properties, including the Site, to examine or audit all of Borrower's books, accounts and records and make copies and memoranda thereof, to communicate with Borrower's auditors (with a representative of Borrower present, if Borrower so requests).

      5.7   COMPLIANCE WITH LAWS, INSTRUMENTS, APPLICABLE PERMITS, ETC.

            Comply, or cause compliance (except where noncompliance could not reasonably be expected to have a Material Adverse Effect) with all Legal Requirements (including Legal Requirements and Applicable Permits relating to pollution control, environmental protection, equal employment opportunity or employee benefit plans, ERISA Plans and employee safety, with respect to Borrower or the Project), and make such alterations to the Project and the Site as may be required for such compliance.

      5.8   REPORTS.

            5.8.1 Deliver to Administrative Agent within 30 days of the end of each fiscal quarter after the Closing Date, a summary operating report with respect to the Project, which shall include, with respect to the period most recently ended, (a) a monthly and year-to-date numerical and narrative assessment of (i) the Project's compliance with each material category in the then-current Annual Operating Budget, (ii) electrical production and delivery,
(iii) fuel deliveries and use, including heat rate, and (iv) plant and unit availability, including trips and scheduled and unscheduled outages; and (b) to the extent applicable, a comparison of year-to-date figures to corresponding figures provided in the prior year.

            5.8.2 Within 30 days after each annual policy renewal date, deliver to Administrative Agent a certificate, substantially in the form of Exhibit L hereto, and otherwise in form and substance reasonably satisfactory to Administrative Agent in consultation with the Insurance Consultant, certifying that the insurance requirements of Exhibit K have been implemented and are being complied with in all material respects.

      5.9   EXISTENCE, CONDUCT OF BUSINESS, PROPERTIES, ETC.

            Except as otherwise expressly permitted under this Agreement, (a) maintain and preserve its existence as a Delaware limited liability company, (b) maintain and preserve all its

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

material rights, privileges and franchises necessary in the normal conduct of its business, (c) subject to Section 5.2.2, perform (to the extent not excused by force majeure events or the nonperformance of the other party and not subject to a good faith dispute) all of its contractual obligations under the Major Project Documents to which it is party or by which it is bound, except to the extent that any such failure to perform could not reasonably be expected to have a Material Adverse Effect, (d) maintain all Applicable Permits and use reasonable efforts to cause all Major Project Participants to maintain all Applicable Third Party Permits, except to the extent that any such failure to maintain could not reasonably be expected to have a Material Adverse Effect, and
(e) at or before the time that any Permit becomes an Applicable Permit, obtain such Permit.

      5.10  DEBT SERVICE COVERAGE RATIO.

            In no event later than fifteen (15) Banking Days after each Principal Repayment Date, calculate and deliver to Administrative Agent the Debt Service Coverage Ratio for the Calculation Period for such Principal Repayment Date. The calculations of Debt Service Coverage Ratios hereunder shall be used in determining the application and distribution of funds pursuant to Section 6.6 of this Agreement and Section 3.7 of the Depositary Agreement.

      5.11  EXEMPTION FROM REGULATION.

            Take or cause to be taken all necessary or appropriate actions so that (a) (i) Borrower will be an EWG and (ii) the Project will be an Eligible Facility at all times hereunder or (b) Borrower and the Project shall not be subject to, or shall be exempt from, financial or organizational regulation as a "public utility company" or "public utility holding company" under PUHCA or financial, organizational or rate regulation as a public utility under the laws of the State of Colorado as presently constituted and as construed by the courts of Colorado, and (c) Borrower will be authorized to sell electricity at market-based rates, with all waivers of regulations and blanket authorizations as are customarily granted by the FERC to entities with market-based rate authority.

      5.12  PUNCHLIST ITEMS.

            Work diligently to complete the Punchlist Items and, upon completion of all the Punchlist Items, deliver to Administrative Agent a certificate (verified by the Independent Engineer) certifying that the Punchlist Items have been completed.

      5.13  OFFER TO PREPAY UPON CHANGE OF CONTROL.

            If a Change of Control occurs, make a Mandatory Repayment Offer on the terms set forth herein and in Section 2.1.10(d). In such Mandatory Repayment Offer, Borrower shall offer to (a) prepay each Lender's Term Loans and Funded LC Disbursements in an amount equal to at least 101% of the aggregate principal amount of Term Loans and Funded LC Disbursements then outstanding, plus (b) pay at least 1% of the Funded LC Credit-Linked Deposits, plus (c) in each case, accrued and unpaid interest thereon, to but excluding the date of repayment, plus (d) in each case, any other amount then required to be paid hereunder. Notwithstanding anything in this Agreement to the contrary, Borrower shall not be required to make a Mandatory Repayment Offer upon a Change of Control if a third party makes the

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

Mandatory Repayment Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Mandatory Repayment Offer required upon a Change of Control and repays all Term Loans and Funded LC Disbursements (and the other amounts required to be paid pursuant to clause (a) above) required to be repaid pursuant thereto (including the reimbursement of all Funded LC Credit-Linked Deposits).

      5.14  OPERATION AND MAINTENANCE OF PROJECT; ANNUAL OPERATING BUDGET.

            5.14.1 Keep the Project, or cause the same to be kept, in good operating condition consistent in all material respects with the standard of care set forth in the O&M Agreement, all Applicable Permits (and, if applicable, Applicable Third Party Permits), Legal Requirements and the Operative Documents, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep the Project in such condition.

            5.14.2 Operate and maintain the Project, or cause the same to be operated and maintained, in a manner consistent in all material respects with Prudent Utility Practices and in compliance with the terms of the Power Purchase Agreement.

            5.14.3 On the Closing Date and thereafter 60 days prior to the beginning of each subsequent calendar year, submit an operating plan and a budget, detailed by month, of anticipated revenues and anticipated expenditures under all Waterfall Levels, and anticipated expenditures from the Major Maintenance Reserve Account, such budget to include Debt Service, proposed dividend distributions, Major Maintenance, reserves and all anticipated O&M Costs (including reasonable allowance for contingencies) applicable to the Project for the ensuing calendar year (or, in the case of the Initial Operating Budget, partial calendar year) (each such annual operating plan and budget, including the Initial Operating Budget, an "Annual Operating Budget"). Each Annual Operating Budget (other than the Initial Operating Budget) shall be deemed approved so long as the aggregate amount of anticipated O&M Costs remains within 125% of the amount proposed to be expended by Borrower for all such items during the applicable calendar year (as determined by reference to the then-current Annual Operating Budget); it being acknowledged that the 125% limitation shall not apply to any anticipated Variable O&M Costs to the extent that such anticipated Variable O&M Costs result from the anticipated dispatch of the Project at levels in excess of the levels contemplated by such Annual Operating Budget. In the event that such Annual Operating Budget shall not be deemed approved as provided in the preceding sentence, such Annual Operating Budget shall be subject to the reasonable approval of Administrative Agent acting in consultation with the Independent Engineer, such approval not to be unreasonably withheld. Failure by Administrative Agent to approve or disapprove such draft Annual Operating Budget within 30 days after receipt thereof shall be deemed to be an approval by Administrative Agent of such draft as the final Annual Operating Budget. Borrower shall consider in good faith Administrative Agent's suggestions in preparation of a final Annual Operating Budget (if not deemed approved as provided above). Borrower shall prepare a final Annual Operating Budget no less than 30 days in advance of the anticipated date of commencement of each subsequent calendar year following the Closing Date. The O&M Costs in each Annual Operating Budget which are subject to escalation limitations in the Project Documents shall not, absent extraordinary circumstances, be increased by more than the amounts provided in such Project Documents.

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

            5.14.4 Borrower shall operate and maintain the Project, or cause the Project to be operated and maintained, within amounts for all Operating Budget Categories not to exceed 125% (on a year-to-date basis), in each case of the amounts budgeted therefor as set forth in the then-current Annual Operating Budget as approved or deemed approved by Administrative Agent; provided, however, that (a) subject to Section 6.12, Borrower may propose an amendment to the Annual Operating Budget for Administrative Agent's approval if at any time Borrower cannot comply with the provisions of this Section 5.14.4 (and Administrative Agent shall consider each such amendment in good faith and shall not unreasonably withhold its consent to the approval of any such amendment),
(b) the 125% limitation shall not apply to Variable O&M Costs to the extent that such Variable O&M Costs result from the dispatch of the Project at levels in excess of the levels contemplated by the then-current Annual Operating Budget, and (c) the 125% limitation shall not apply to Emergency Operating Costs to the extent that, after deducting such Emergency Operating Costs from the applicable calculation, Borrower otherwise remains in compliance with such 125% limitation. Pending approval of any Annual Operating Budget or amendment thereto in accordance with the terms of this Section 5.14.4, Borrower shall use its best efforts to operate and maintain the Project, or cause the Project to be operated and maintained, within the then-current Annual Operating Budget (it being acknowledged that if a particular calendar year's Annual Operating Budget has not been approved by the time periods provided in Section 5.14.3, then the then-current Annual Operating Budget shall be deemed to be the Annual Operating Budget in effect prior to the delivery of the proposed final Annual Operating Budget pursuant to Section 5.14.3); provided that the amounts specified therein shall be increased to the extent specified in the Project Documents.

      5.15  PRESERVATION OF RIGHTS; FURTHER ASSURANCES.

            5.15.1 Maintain in full force and effect, perform in all material respects (subject to Section 5.2) the obligations of Borrower under, preserve, protect and defend the material rights of Borrower under and, take all reasonable action necessary to prevent termination (except by expiration in accordance with its terms) of each and every Major Project Document, including (where Borrower in the exercise of its business judgment deems it proper) prosecution of suits to enforce any material right of Borrower thereunder and enforcement of any material claims with respect thereto; provided, however, that upon the occurrence and during the continuance of an Event of Default if Administrative Agent requests that certain actions be taken and Borrower fails to take the requested actions within five Banking Days, Administrative Agent or Collateral Agent (as applicable) may enforce in its own name or in Borrower's name, such rights of Borrower, all as more particularly provided in the Security Agreement and the other Credit Documents.

            5.15.2 From time to time, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, certificate of title or estoppel certificate), relating to the Term Loans stating the interest and charges then due and any known Events of Default or Inchoate Defaults, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, liens and priorities of the Secured Parties with respect to all Collateral and other security from time to time furnished under this Agreement and the other Credit Documents or intended to be so furnished, in each case in such form and at such times as shall be reasonably requested by Collateral Agent,

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

and pay all reasonable fees and expenses (including reasonable attorneys' fees) incident to compliance with this Section 5.15.2.

            5.15.3 If Borrower shall at any time acquire any real property or leasehold or other interest in real property not covered by the Mortgage, then promptly upon such acquisition, execute, deliver and record a supplement to the Mortgage, reasonably satisfactory in form and substance to Administrative Agent, subjecting the real property or leasehold or other interests to the Lien and security interest created by the Mortgage. If reasonably requested by Administrative Agent, Borrower shall obtain an appropriate endorsement or supplement to the Title Policy insuring the Lien of the Secured Parties in such additional property, subject only to Permitted Liens and other exceptions to title approved by Administrative Agent.

            5.15.4 Upon the request of Administrative Agent or Collateral Agent, execute and deliver all documents as shall be necessary or that Administrative Agent or Collateral Agent (as the case may be) shall reasonably request in connection with the rights and remedies of Administrative Agent or Collateral Agent (as the case may be) and the Lenders under the Operative Documents, and perform, such other reasonable acts as may be necessary to carry out the intent of this Agreement and the other Credit Documents (including any such acts necessary to implement a Required HoldCo Transfer).

            5.15.5 Take such action, including the execution and filing of all such documents and instruments, as may be necessary to effect and continue the appointment of Corporation Service Company as its agent for service of process in full force and effect, or if necessary by reason of any fact or condition relating to such agent, to replace such agent (but only after having given notice and evidence thereof to Administrative Agent).

      5.16  ADDITIONAL CONSENTS.

            With respect to (a) any Major Project Document (including any Additional Project Document) entered into after the Closing Date and (b) any Major Project Document entered into by a Replacement Obligor pursuant to Section
6.15 or Article 7, in each case cause the applicable counterparty or Replacement Obligor, as applicable, to execute and deliver to Administrative Agent a Consent in substantially the form of Exhibit E-1, with such changes as are reasonably acceptable to Administrative Agent.

      5.17  MAINTENANCE OF INSURANCE.

            Without cost to the Secured Parties, maintain or cause to be maintained on its behalf in effect at all times the types of insurance required pursuant to Exhibit K, in the amounts and on the terms and conditions specified therein, from the quality of insurers specified in such Exhibit or other insurance companies of recognized responsibility reasonably satisfactory to Administrative Agent.

      5.18  TAXES, OTHER GOVERNMENT CHARGES AND UTILITY CHARGES.

            Subject to the second sentence of this Section 5.18, timely file all material tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all material taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or

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levied against or with respect to Borrower or the Project, including sales and use taxes and real estate taxes, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project, and all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the Project. Borrower may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when Borrower is in good faith contesting the same, so long as (a) reserves to the extent required by GAAP have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid after resolution of such contest.

      5.19  EVENT OF EMINENT DOMAIN.

            If an Event of Eminent Domain shall occur with respect to any Collateral, (a) diligently pursue all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, (b) not, without the written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), compromise or settle any claim against such Governmental Authority if such compromise or settlement could reasonably be expected to have a Material Adverse Effect, and (c) pay or apply all Eminent Domain Proceeds in accordance with Section 3.5 of the Depositary Agreement. Borrower consents to, and agrees not to object to or otherwise impede or impair, the participation of Administrative Agent in any eminent domain proceedings, and Borrower shall from time to time deliver to Administrative Agent all documents and instruments requested by it to permit such participation.

      5.20  INTEREST RATE PROTECTION.

            5.20.1 Compliance With Interest Rate Agreements. Within 45 days after the Closing Date, enter into one or more Interest Rate Agreements with one or more banks or financial institutions for a period commencing on such date and ending on or after June 24, 2009 in a notional amount equal to at least seventy-five percent (75%) of the anticipated amount of Term Loans projected to be outstanding during such period (which anticipated amount (a) shall be determined by reference to the Base Case Project Projections, and (b) shall take into account any scheduled or projected repayments or prepayments of Term Loans contemplated thereunder. Furthermore, Borrower shall at all times comply with and maintain in full force and effect through the end of such period such Interest Rate Agreements. All such Interest Rate Agreements shall be on terms and conditions reasonably satisfactory to Administrative Agent.

            5.20.2 Hedge Breaking Fees. To the extent required pursuant to the terms of the Hedge Transactions, pay all costs, fees and expenses incurred by Borrower in connection with any unwinding, breach or termination of such Hedge Transactions ("Hedge Breaking Fees"), all to the extent provided in and as calculated pursuant to the applicable Interest Rate Agreements.

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            5.20.3 Security. Each Interest Rate Agreement provided by a Lender
(or an Affiliate thereof) hereunder, including all Hedge Transactions thereunder, entered into in accordance with the terms of this Agreement, and all Hedge Breaking Fees shall be and are hereby secured by any Collateral Documents, pari passu with the Term Loans. The parties hereto agree that, for purposes of any sharing of Collateral under the Collateral Documents, any Hedge Lender, in its capacity as a counterparty or intermediary to the Interest Rate Agreements, shall be deemed to have made a Term Loan to Borrower in an amount equal to the unpaid amount of any Hedge Breaking Fees owed by Borrower to such Hedge Lender, under any such Hedge Transaction on the date that an Early Termination Date (as defined in the applicable Interest Rate Agreement) occurs. For purposes of any such Collateral sharing, and for purposes of voting on matters under this Agreement to the extent specified in the definition of "Proportionate Share," such Hedge Lender shall be deemed a Lender under the Collateral Documents to the extent of such Term Loan.

            5.20.4 Lender Participation. At the election of the counterparty to any Interest Rate Agreement, the Lenders may participate in such Interest Rate Agreements and Hedge Transactions thereunder in proportion to their respective Proportionate Shares by means of a risk sharing agreement in form and substance satisfactory to such Lenders, provided, that if any such Lender's Lending Office is in the State of New York, such Lender may designate another branch to enter into such risk sharing agreement.

      5.21  DISTRIBUTIONS.

            5.21.1 From and after the Closing Date and until the Satisfaction Date, distribute to Riverside Borrower all amounts on deposit in the Revenue Account following application of Waterfall Levels 1 through 9 pursuant to
Section 3.2.2(b) of the Depositary Agreement.

            5.21.2 From and after the Satisfaction Date, distribute to Riverside Borrower all amounts on deposit in the Revenue Account following application of Waterfall Levels 1 through 3 pursuant to Section 3.2.2(d) of the Depositary Agreement.

      5.22  FINANCIAL COVENANTS.

            5.22.1 As of December 31, 2004, cause the Consolidated Debt Service Coverage Ratio for the period commencing on the Closing Date and ending on December 31, 2004 to be equal to or greater than 1.20 to 1.

            5.22.2 As of June 30, 2005, cause the Consolidated Debt Service Coverage Ratio for the period commencing on the Closing Date and ending on June 30, 2005 to be equal to or greater than 1.20 to 1.

            5.22.3 As of the last day of each fiscal quarter of Borrower (commencing on September 30, 2005), cause the Consolidated Debt Service Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to such date to be equal to or greater than 1.20 to 1.

            5.22.4 As of December 31, 2004, cause the ratio of (a) the product of (i) the then aggregate outstanding principal amount of Term Loans and Riverside Term Loans and (ii) 0.50

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to (b) Consolidated EBITDA for the period commencing on the Closing Date and ending on December 31, 2004, taken as one accounting period, to be equal to or less than 9.0 to 1.

            5.22.5 As of the last day of each fiscal quarter of Borrower (commencing on June 30, 2005), cause the ratio of (a) the then aggregate outstanding principal amount of Term Loans and Riverside Term Loans to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to be equal to or less than 9.0 to 1.

      5.23  REQUIRED HOLDCO TRANSFER.

            At any time on or after the date on which there has been a default or breach claimed by any third party under a Major Project Document that could be cured by the Required HoldCo Transfer, Borrower shall promptly implement the Required HoldCo Transfer and all related transactions required thereby, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

      5.24  MAINTENANCE OF RATINGS.

            Promptly, perform all reasonable acts necessary to maintain a rating with each of S&P and Moody's.

                                   ARTICLE 6
                               NEGATIVE COVENANTS

            Borrower covenants and agrees that until the Termination Date, Borrower shall not:

      6.1   CONTINGENT LIABILITIES.

            Except as provided in this Agreement and the other Credit Documents, become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person; provided, however, that this Section
6.1 shall not be deemed to prohibit or otherwise limit the occurrence of (a) Permitted Debt or (b) other contingent liabilities incident to the ordinary course of business that are not incurred in connection with the obtaining or guaranteeing of any Debt and that do not in the aggregate materially impair the use of the property or assets of Borrower or the value of such property or assets for the purpose of Borrower's business.

      6.2   LIMITATIONS ON LIENS.

            Create, assume or suffer to exist any Lien, securing a charge or obligation on the Project or on any of the Collateral, real or personal, whether now owned or hereafter acquired, except Permitted Liens.

      6.3   INDEBTEDNESS.

            Incur, create, assume or permit to exist any Debt except Permitted Debt.

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      6.4   SALE OR LEASE OF ASSETS.

            Sell, lease, assign, transfer or otherwise dispose of assets, whether now owned or hereafter acquired, except (a) in the ordinary course of its business and as contemplated by the Operative Documents, at fair market value, (b) to the extent that such asset is unnecessary, worn out or no longer useful or usable in connection with the operation or maintenance of the Project, at fair market value, (c) in the case of spare parts, to the extent that such spare part is sold or transferred for one or more spare parts of equivalent fair market value, such sold or transferred spare part is otherwise available to Borrower when and as needed at a cost consistent with the then applicable Annual Operating Budget and the spare part or parts received by Borrower are free and clear of all liens and encumbrances, (d) upon any equipment failure, the replacement of such failed equipment with comparable equipment, (e) the sale, transfer or release, with or without consideration, of real property or interests in real property related to the Project to the extent that such real property or interests in real property is only incidental to the leasing, ownership or operation of the Project, or (f) the granting of easements or other interests in real property related to the Project to other Persons if such granting could not reasonably be expected to have a Material Adverse Effect. Upon any such sale, lease, assignment, transfer or other disposition of any such assets, all Liens in favor of any Secured Party relating to such asset shall be automatically released (and Collateral Agent shall execute any document reasonably requested by Borrower evidencing such release).

      6.5   CHANGES.

            Change the nature of its business or expand its business beyond the business contemplated in the Operative Documents.

      6.6   DISTRIBUTIONS.

            From and after the first Principal Repayment Date following Riverside Borrower's indefeasible satisfaction in full of all Riverside Obligations to the Riverside Secured Parties (other than those contingent Riverside Obligations that are intended to survive the termination of the Riverside Credit Documents), directly or indirectly, make or declare any dividend or other distribution (in cash, property or obligation) on, or other payment on account of, any interest in Borrower, unless the following conditions have been satisfied (the "Restricted Payment Conditions"):

            (a) such dividend or distribution is on a date occurring within 45 days after the immediately preceding Principal Repayment Date.

            (b) no Event of Default or Inchoate Default has occurred and is continuing as of the date of such applicable dividend or distribution, and such dividend or distribution would not cause an Event of Default or Inchoate Default;

            (c) the Debt Service Coverage Ratio for the Calculation Period relating to the Principal Repayment Date immediately preceding the proposed date of such dividend or distribution is greater than or equal to 1.40 to 1;

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            (d) the funds necessary to make any such dividend or distribution are on deposit in the Revenue Account as of the Principal Repayment Date to which the applicable dividend or distribution relates and are otherwise available to be withdrawn from the Revenue Account or the Distribution Suspense Account on such date or a later date in accordance with the terms and conditions of the Depositary Agreement; and

            (e) (i) the amounts on deposit in, or credited to, the Major Maintenance Reserve Account as of the date of the applicable dividend or distribution (taking into account the stated amount of the Major Maintenance Reserve Letter of Credit payable to Administrative Agent on demand for disbursement to the Major Maintenance Reserve Account) equal or exceed the amount necessary to fund in full the then-required Major Maintenance Reserve Requirement, and (ii) the amounts on deposit or credited to the PSCo Security Fund as of the date of the applicable dividend or distribution equal or exceed the then-required PSCo Security Reserve Requirement.

Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.6 shall prohibit, or otherwise limit (1) any Riverside Closing Date Distribution or any Rocky Mountain Closing Date Distribution made to, or for the account of, the Sponsor or the Pledgor in accordance with Section 2.1.5 of this Agreement or Section 2.1.5 of the Riverside Credit Agreement, (2) the payment of O&M Costs in accordance with Section 3.3 of the Depositary Agreement,
(3) the payment of Subordinated Payments in accordance with Section 3.2.2(b) of the Depositary Agreement, or (4) the distribution of amounts on deposit in the Revenue Account to Riverside Borrower in accordance with Section 3.2.2(b) or (d) of the Depositary Agreement.

      6.7   INVESTMENTS.

            Make any investments (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise) other than Permitted Investments.

      6.8   TRANSACTIONS WITH AFFILIATES.

            Borrower shall not directly or indirectly enter into any transaction or series of transactions relating to the Project with or for the benefit of an Affiliate without the prior written approval of Administrative Agent, except for
(a) the Project Documents in effect on the Closing Date, and the transactions permitted thereby, (b) transactions that contain terms no less favorable to Borrower than would be included in an arm's-length transaction entered into by a prudent Person with a non-Affiliated third party, (c) any employment, noncompetition or confidentiality agreement entered into by Borrower with any of its employees, officers or directors in the ordinary course of business, and (d) as otherwise expressly permitted or contemplated by this Agreement and the other Credit Documents.

      6.9   REGULATIONS.

            Directly or indirectly apply any part of the proceeds of any Term Loan, any cash equity contributions received by Borrower or other funds or revenues to the "buying", "carrying" or "purchasing" of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

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      6.10  PARTNERSHIPS, ETC.

            Other than as expressly permitted or contemplated by this Agreement and the other Credit Documents, become a general or limited partner in any partnership or a joint venturer in any joint venture or create and hold stock in any subsidiary.

      6.11  DISSOLUTION; MERGER.

            Except as provided in this Agreement in connection with a Required HoldCo Transfer, liquidate or dissolve, or combine, merge or consolidate with or into any other entity, or change its legal form, or purchase or otherwise acquire all or substantially all of the assets of any Person.

      6.12  AMENDMENTS; CHANGE ORDERS.

            6.12.1 Without the prior written consent of (a) in the case of the Power Purchase Agreement, the Supermajority Lenders or (b) in the case of any other Major Project Document, the Majority Lenders (in each case, acting in consultation with the Independent Engineer), directly or indirectly, amend, modify, supplement or waive, accept, or permit or consent to the termination, amendment, modification, supplement or waiver (including any waiver (or refund) of damages (liquidated or otherwise) payable by any contractor under any Major Project Document) of, any of the material provisions of, or give any material consent (each such termination, amendment, modification, supplement, waiver or consent, inclusive of any applicable change orders, being referred to herein as a "Project Document Modification") under any of the Major Project Documents unless such termination, amendment, modification, supplement or waiver could not reasonably be expected to have a Material Adverse Effect (as certified to Administrative Agent and Lenders by Borrower); provided, that the extension of the term of a Major Project Document on substantially the same terms and conditions then in effect shall not require the consent or approval of the Supermajority Lenders or the Majority Lenders.

            6.12.2 Construct, install, or permit the construction or installation of, shared or joint facilities between the Project and any plants, facilities, generating stations or other improvements which are not located on the Site or the Easements (including any such plants, facilities, generating stations or other improvements owned by PSCo).

            If applicable, the Supermajority Lenders or Majority Lenders (as the case may be) shall use good faith efforts to respond to each request for a Project Document Modification pursuant to this Section 6.12 as soon as possible and in all events within 30 days of its receipt of written notification thereof. No Project Document Modification requiring approval by the Supermajority Lenders or Majority Lenders (as the case may be) hereunder shall be deemed approved by the Supermajority Lenders or Majority Lenders (as the case may be) until expressly approved.

      6.13  NAME AND LOCATION; FISCAL YEAR.

            Unless consented to in writing by Administrative Agent, change its name, its jurisdiction of formation, the location of its principal place of business, its organization identification number or its fiscal year.

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      6.14  USE OF SITE.

            Use, or permit to be used, the Site for any purpose (a) which could reasonably be expected to constitute a public or private nuisance that could reasonably be expected to have a Material Adverse Effect, or (b) other than for the operation and maintenance of the Project as contemplated by the Operative Documents.

      6.15  ASSIGNMENT.

            Assign its rights hereunder, under the other Credit Documents or under any Major Project Document to any Person, except as set forth in this Agreement and the other Credit Documents.

      6.16  ACCOUNTS.

            Maintain, establish or use any account (other than the Accounts) without the prior written consent of Administrative Agent.

      6.17  HAZARDOUS SUBSTANCES.

            Release into the environment any Hazardous Substances in violation of any Hazardous Substance Laws, Legal Requirements or Applicable Permits, except for any Release that could not reasonably be expected to materially impair the value of the Site and the Collateral, taken as a whole, and could not otherwise reasonably be expected to have a Material Adverse Effect.

      6.18  ADDITIONAL PROJECT DOCUMENTS.

            Without the consent of the Majority Lenders (which consent shall not be unreasonably withheld), enter into, or become a party to any Project Document not in existence on the Closing Date (any such Project Document not subject to exception as follows, an "Additional Project Document"), except contracts entered into on an arm's length basis for the purchase by Borrower of goods or services which:

            (a) provide for the payment by Borrower of, or the provision to Borrower of such goods and services with a value of, $2,000,000 or less;

            (b) provide for payment of Emergency Operating Costs; or

            (c) replace a Major Project Document as contemplated by the definition of "Replacement Obligor".

provided that in no event shall Borrower enter into any contract or agreement without the consent of the Majority Lenders other than those related to Borrower's owning, leasing, operating, maintaining or using the Project. Notwithstanding anything contained in this Agreement to the contrary, Borrower shall not enter into any Project Document with an Affiliate of Borrower unless Borrower, such Affiliate and Administrative Agent shall have entered into a Subordination Agreement with respect to such Project Document.

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      6.19  ASSIGNMENT BY THIRD PARTIES.

            Without prior written consent of (a) in the case of the Power Purchase Agreement, the Supermajority Lenders or (b) in the case of any other Major Project Document, the Majority Lenders, consent to the assignment of any obligations under any Major Project Document by any counterparty thereto other than to a Replacement Obligor.

      6.20  ACQUISITION OF REAL PROPERTY.

            Acquire or lease any real property or other interest in real property (excluding the acquisition of any easements or the acquisition (but not the exercise) of any options to acquire any such interests in real property) other than the Site, Easements and other interests in real property acquired on or prior to the Closing Date, unless Borrower shall have delivered to Administrative Agent a "Phase I" environmental report with respect to such real property and, if a "Phase II" environmental review is warranted (as reasonably determined by the Administrative Agent upon its review of such "Phase I" environmental report), a "Phase II" environmental report, in each case, along with a corresponding reliance letter from the consultant issuing such report(s), confirming, in form and substance reasonably satisfactory to Administrative Agent, either that (a) no Hazardous Substances were found in, on or under such real property of a nature or concentrations that could reasonably be expected to impose on Borrower or Riverside Borrower a material environmental liability or
(b) the conditions and risks associated with such Hazardous Substances were otherwise being addressed in a manner satisfactory to Administrative Agent.

      6.21  EMPLOYEE BENEFIT PLANS.

            Maintain any employee benefit plans subject to ERISA.

      6.22  POWER SALES.

            6.22.1 Consent to, or permit, the provision of electrical products to any Person other than PSCo under the Power Purchase Agreement, without the prior written consent of Administrative Agent (acting at the direction of the Majority Lenders).

            6.22.2 (a) Provide information or notification to PSCo relating to any Long-Term Excess Capacity (as such term is defined in the Power Purchase Agreement), or (b) exercise the Put Option (as such term is defined in the Power Purchase Agreement) pursuant to Section 7.3(B) of the Power Purchase Agreement, in each case, unless (i) Borrower has notified Administrative Agent of its intention to provide such information or notification or exercise such option (as the case may be) and (ii) Administrative Agent (acting at the direction of the Majority Lenders) has not delivered a notice to Borrower objecting to the provision of such information or notification or the exercise of such option (as the case may be) within 30 days after the receipt of the notice referred to in clause (b)(i) above.

      6.23  GOVERNING DOCUMENT CHANGES.

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            Consent to, or permit, (a) the termination or cancellation of the
Governing Documents of Borrower or (b) any material amendment, supplement or modification of the Governing Documents of Borrower.

                                   ARTICLE 7
                           EVENTS OF DEFAULT; REMEDIES

      7.1   EVENTS OF DEFAULT.

            Until the Termination Date, the occurrence of any of the following events shall constitute an event of default (each, an "Event of Default") hereunder:

            7.1.1 Failure to Make Payments. Borrower shall fail to pay in accordance with the terms of this Agreement (a) any principal on any Term Loan or any reimbursement obligation in respect of any Funded LC Disbursement on the date that such sum is due, (b) any interest on any Term Loan within five days after the date such sum is due, (c) any scheduled fee, cost, charge or sum due hereunder or under any other Credit Documents within five days of the date that such sum is due, or (d) any other fee, cost, charge or other sum due under this Agreement or the other Credit Documents within 30 days after written notice that such sum is due.

            7.1.2 Bankruptcy; Insolvency. The Pledgor, Borrower or any other Major Project Participant (so long as such Major Project Participant shall have outstanding or unperformed obligations under the Operative Document to which it is a party) shall become subject to a Bankruptcy Event; provided that, solely with respect to a Bankruptcy Event with respect to a Person other than Borrower or the Pledgor, no Event of Default shall occur as a result of such Bankruptcy Event if (a) Borrower obtains a Replacement Obligor for the affected party within 90 days thereafter and such Bankruptcy Event has not had and does not have, prior to so obtaining such Replacement Obligor, a Borrower Material Adverse Effect or (b) the applicable Major Project Participant is substantially performing its remaining obligations with respect to the Project Documents to which it is a party and has affirmed, within 90 days thereafter, the Operative Document(s) to which it is a party.

            7.1.3 Defaults Under Other Indebtedness. Borrower shall default for a period beyond any applicable grace period (a) in the payment of any principal, interest or other amount due under any agreement involving Debt and the outstanding amount or amounts payable under any such agreement equals or exceeds $1,000,000 in the aggregate or (b) in the performance of any obligation due under any agreement involving Debt if in the case of this clause (b), pursuant to such default, the holder of the obligation concerned has accelerated the maturity of any indebtedness evidenced thereby which equals or exceeds $1,000,000 in the aggregate.

            7.1.4 Judgments. A final judgment or judgments shall be entered against Borrower in the amount of $1,000,000 or more individually or in the aggregate, other than, in each case, (a) a judgment which is fully covered by insurance or discharged within 60 days after its entry, or (b) a judgment, the execution of which is effectively stayed within 60 days after its entry but only for 60 days after the date on which such stay is terminated or expires.

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            7.1.5 ERISA. If any Calpine Entity or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (a) a Reportable Event (under Section 4043(b) or (c) of ERISA for which notice to the PBGC is not waived) shall have occurred with respect to any ERISA Plan and, within 30 days after the reporting of such Reportable Event to Administrative Agent by Borrower (or Administrative Agent otherwise obtaining knowledge of such event) and the furnishing of such information as Administrative Agent may reasonably request with respect thereto, Administrative Agent shall have notified Borrower in writing that (i) Administrative Agent or the Majority Lenders has made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such ERISA Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such ERISA Plan and (ii) as a result thereof, an Event of Default exists hereunder; or (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; or (c) the PBGC shall institute proceedings to terminate any ERISA Plan; or (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from any Multiemployer Plan shall have occurred and, within 30 days after the reporting of any such occurrence to Administrative Agent by Borrower (or Administrative Agent otherwise obtaining knowledge of such event) and the furnishing of such information as Administrative Agent or Majority Lenders may reasonably request with respect thereto, Administrative Agent shall have notified Borrower in writing that Administrative Agent has made a determination that, on the basis of such occurrence, an Event of Default exists hereunder; or (e) any Calpine Entity or any ERISA Affiliate shall have failed to fulfill its obligations under the minimum funding standards of ERISA or the Code with respect to any ERISA Plan; provided that any of the events described in this Section 7.1.5 shall result in aggregate liability to all Calpine Entities and all ERISA Affiliates in excess of $5,000,000.

            7.1.6 Breach of Terms of Agreement.

            (a) Defaults Without Cure Periods. Borrower shall fail to perform or observe any of the covenants set forth in Section 5.1.1, 5.9(a), 5.17 (with respect to the maintenance of the insurance policies required to be in effect on the Closing Date (or any replacement policies therefor obtained in compliance herewith)) or 5.23, or Article 6 (other than Sections 6.1, 6.2, 6.7, 6.8, 6.13, 6.14, 6.16 and 6.17) of this Agreement.

            (b) Defaults With 30 Day Cure Periods. Borrower shall fail to perform or observe any of the covenants set forth in Section 5.1.2, 5.13, 5.17 (with respect to all matters other than as specifically provided for in clause
(a) of this Section 7.1.6), 5.19, 5.21 5.22, 5.24, 6.1, 6.2, 6.7, 6.8, 6.13,
6.14, 6.16 or 6.17, and such failure shall continue unremedied for a period of 30 days after Borrower becomes aware that the failure thereof could result in an Inchoate Default or receives written notice thereof from Administrative Agent.

            (c) Other Defaults. Borrower, Riverside Borrower or any other Calpine Entity shall fail to perform or observe any of the covenants set forth hereunder or any other Credit Document not otherwise specifically provided for in Section 7.1.6(a), Section 7.1.6(b) or elsewhere in this Article 7, and such failure shall continue unremedied for a period of 30 days after Borrower becomes aware that the failure thereof could result in an Inchoate Default or receives written notice thereof from Administrative Agent; provided, however, that, if
(i) such failure cannot be cured within such 30 day period, (ii) such failure is susceptible of cure within

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90 days, (iii) Borrower, Riverside Borrower or such other Calpine Entity, as applicable, is proceeding with diligence and in good faith to cure such failure,
(iv) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, and (v) Administrative Agent shall have received an officer's certificate signed by a Responsible Officer to the effect of clauses (i), (ii),
(iii) and (iv) above and stating what action Borrower, Riverside Borrower or such other Calpine Entity, as applicable, is taking to cure such failure, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for Borrower, Riverside Borrower or such other Calpine Entity, as applicable, diligently to cure such failure.

            7.1.7 Loss of Collateral. Any substantial portion of the Collateral is damaged, seized or appropriated without appropriate insurance proceeds (subject to the underlying deductible) or without fair value being paid therefor so as to allow replacement of such Collateral and/or prepayment of Term Loans and to allow Borrower to continue satisfying its obligations hereunder and under the other Operative Documents.

            7.1.8 Riverside Credit Agreement Event of Default. An "Event of Default" under, and as defined in, the Riverside Credit Agreement shall have occurred and be continuing.

            7.1.9 Regulatory Status.

            (a) If loss of EWG status for Borrower or loss of Eligible Facility status for the Project could reasonably be expected to have a Material Adverse Effect, (i) Borrower shall have tendered notice to FERC that Borrower has ceased to be an EWG or (ii) FERC shall have issued an order determining that Borrower no longer meets the criteria of an EWG or takes other action revoking such EWG status.

            (b) Borrower shall suffer an Adverse PUHCA Event or shall otherwise become subject to, or not exempt from financial, organizational or rate regulation as an "electric utility company", "public-utility company" or "holding company" under PUHCA or as a public utility under the laws of the State of Colorado as presently constituted and as construed by the courts of Colorado.

            7.1.10 Abandonment. Borrower shall announce that (a) it is abandoning the Project or (b) the Project shall be abandoned or operation thereof shall be suspended for a period of more than 30 consecutive days for any reason (other than force majeure); provided that none of (i) scheduled maintenance of the Project, (ii) repairs to the Project, whether or not scheduled, or (iii) a forced outage or scheduled outage of the Project, shall constitute abandonment or suspension of the Project, so long as Borrower is diligently attempting to end such suspension.

            7.1.11 Security. Except as the result of the acts or omissions of Administrative Agent, Depositary Agent, Collateral Agent or the Secured Parties, any of the Collateral Documents, once executed and delivered, shall, other than with respect to an immaterial portion of the Collateral, fail to provide to Collateral Agent, for the benefit of the Secured Parties, the Liens, first priority security interest (subject to Permitted Liens in clauses (a) and (e) of the definition thereof and, to the extent required by Governmental Rule, clauses
(b), (c) and (g) of the definition thereof), rights, titles, interest, remedies permitted by law, powers or privileges

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intended to be created thereby or, except in accordance with its terms, cease to be in full force and effect, or the first priority or validity thereof or the applicability thereof to the Term Loans, the Notes (if any) or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of Borrower.

            7.1.12 Loss of or Failure to Obtain Applicable Permits.

            (a) Borrower shall fail to obtain any Permit on or before the date that such Permit becomes an Applicable Permit with respect to the Project, and such failure could reasonably be expected to have a Material Adverse Effect.

            (b) Any Applicable Permit necessary for operation of the Project and for Borrower's performance of its obligations under the Project Documents shall be materially modified (other than modifications contemplated in a Project Document requested by Borrower and approved in writing in advance of such modification by Administrative Agent acting at the direction of the Majority Lenders, which approval shall not be unreasonably withheld), revoked, canceled or not renewed by the issuing agency or other Governmental Authority having jurisdiction (or otherwise ceases to be in full force and effect) other than any such modification of, revocation of, cancellation of, failure to renew, or failure to maintain in full force and effect such Permit that could not reasonably be expected to have a Material Adverse Effect.

            7.1.13 Unenforceability of Credit Documents. At any time after the execution and delivery thereof and until the Termination Date, any material provision of any material Credit Document shall cease to be in full force and effect (other than following the Termination Date by reason of the satisfaction in full of the Borrower's Obligations or any other termination of a Credit Document in accordance with the terms hereof or thereof) or any material Credit Document shall be declared null and void by a Governmental Authority of competent jurisdiction.

            7.1.14 Misstatements; Omissions. Any representation or warranty made or deemed made by any Calpine Entity in this Agreement, or in any other Credit Document to which such Person is a party, or in any separate statement, certificate or document delivered to Lead Arranger, Administrative Agent, Depositary Agent, Collateral Agent, Issuing Bank or any Lender hereunder or under any other Credit Document to which such Person is a party, shall be untrue or misleading in any material respect as of the time made and such representation or warranty has not been corrected within 30 days after Borrower becomes aware that such misstatement or omission could result in an Inchoate Default or receives notice thereof from Administrative Agent.

            7.1.15 Project Document Defaults.

            (a) Borrower. Borrower shall be in breach of, or in default under, a Major Project Document which breach or default if not cured could reasonably be expected to have a Material Adverse Effect and such breach or default shall not be remediable or, if remediable, shall continue unremedied for the lesser of (i) the greater of (A) a period of 30 days; provided that if (1) such breach cannot be cured within such 30 day period (or such lesser period of time, as the case may be), (2) such breach is susceptible of cure within 90 days after such breach or

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default, and (3) Borrower is proceeding with diligence and in good faith to cure such breach, then such 30 day cure period (or such lesser period of time, as the case may be) shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for Borrower diligently to cure such breach and (B) the date that is 30 days prior to the date that Collateral Agent's cure period under any applicable Consent relating to such Major Project Document expires, or (ii) such period of time (without giving effect to any extension given to Collateral Agent under any applicable Consent with respect thereto) under such Major
Project Document which Borrower has available to it in which to remedy such breach or default.

            (b) Third Party. Any Person other than Borrower shall be in breach of, or in default under, a Major Project Document which breach or default if not cured could reasonably be expected to have a Material Adverse Effect and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period of 30 days from the time Borrower obtains knowledge of such breach; provided that if (i) such breach cannot be cured within such 30 day period, (ii) such breach or default is susceptible of cure within 90 days, and
(iii) the breaching Person or Borrower is proceeding with diligence and in good faith to cure such breach, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such breaching Person diligently to cure such breach; provided, further, that no Event of Default shall occur as a result of any such action if Borrower obtains a Replacement Obligor for the affected party within the 90 day cure period referred to in this paragraph (or within the 30 day cure period, if no extension is given) and such action does not have prior to so obtaining such Replacement Obligor a Borrower Material Adverse Effect.

            (c) Third Party Consents. (i) Any Person other than Borrower shall disaffirm or repudiate in writing its material obligations under any Consent and such disaffirmation or repudiation is not rescinded and revoked in writing by such Person within 60 days thereof, (ii) any representation or warranty made by any Person other than Borrower in a Consent shall be untrue or misleading in any material respect as of the time made and such untrue or misleading representation or warranty could reasonably be expected to materially adversely affect the rights of the Collateral Agent or the Secured Parties thereunder or to otherwise result in a Material Adverse Effect, or (iii) a Person other than Borrower shall breach any material covenant of a Consent and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period of 30 days from the time Borrower obtains knowledge of such breach; provided that if (A) such breach cannot be cured within such 30 day period, (B) such breach is susceptible of cure within 90 days, (C) the breaching party or Borrower is proceeding with diligence and in good faith to cure such breach, and
(D) the existence of such breach has not had and could not after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such third party diligently to cure such breach; provided, further, that no Event of Default shall occur as a result of any such action if Borrower obtains a Replacement Obligor for the affected party with respect to the contract or contracts to which such Consent relates, within the 90 day cure period referred to in this paragraph (or within the 30 day cure period, if no extension is given) and such action does not have prior to so obtaining such Replacement Obligor a Material Adverse Effect.

            (d) Termination. A Major Project Document shall terminate on or before its scheduled expiration date except upon fulfillment of such party's obligations thereunder, or shall

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be declared null and void; provided that no Event of Default shall occur as a result of such breach or default if Borrower obtains a Replacement Obligor for the affected party within 90 days thereafter and such breach or default has not had and does not have prior to so obtaining such Replacement Obligor, a Material Adverse Effect.

            7.1.16 Power Purchase Agreement. (a) PSCo shall have validly exercised its "step-in" rights pursuant to Section 12.5 of the Power Purchase Agreement, or (b) the Sponsor shall have failed in any material respects to perform any of its obligations under the PSCo Calpine Guaranty.

      7.2   REMEDIES.

            Upon the occurrence and during the continuation of an Event of Default, Administrative Agent, Collateral Agent, and the Lenders may, at the election of the Majority Lenders, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands (other than notices required by the Credit Documents) being waived, exercise any or all of the following rights and remedies, in any combination or order that the Majority Lenders may elect, in addition to such other rights or remedies as the Secured Parties may have hereunder, under the Collateral Documents or at law or in equity:

            7.2.1 No Further Term Loans. Cancel the Total Term Loan Commitment, refuse, and Administrative Agent, and the Lenders shall not be obligated, to continue any Term Loans, or make any payments, or permit the making of payments, from any Account or any Loss Proceeds or other funds held by Administrative Agent or Collateral Agent under the Credit Documents or on behalf of Borrower; provided that in the case of an Event of Default occurring under Section 7.1.2 with respect to Borrower, the Total Term Loan Commitment shall be cancelled and terminated without further act of Administrative Agent, Collateral Agent, or any Secured Party.

            7.2.2 Cure by Agents. Without any obligation to do so, make disbursements to or on behalf of Borrower or disburse amounts from the Accounts to cure (a) any Event of Default or Inchoate Default hereunder and (b) any default and render any performance under any Project Document as the Majority Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties' interests therein or for any other reason. All sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Administrative Agent or Collateral Agent, as the case may be, on demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Term Loan Commitment.

            7.2.3 Acceleration. Declare and make all or a portion of the sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement, together with all unpaid fees, costs (including Liquidation Costs and Hedge Breaking Fees) and charges due hereunder or under any other Credit Document, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of

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which Borrower hereby expressly waives, to pay Administrative Agent or the
Secured Parties an amount in immediately available funds equal to the aggregate amount of any outstanding Obligations; provided that, in the event of an Event of Default occurring under Section 7.1.2 with respect to Borrower, all such amounts shall become immediately due and payable without further act of Administrative Agent, Collateral Agent, or the Secured Parties.

            7.2.4 Cash Collateral. Apply or execute upon any amounts on deposit in any Account or any Loss Proceeds or any other moneys of Borrower on deposit with Administrative Agent, Collateral Agent, Depositary Agent or any Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral. Without limiting the foregoing, each of Administrative Agent, Collateral Agent and Depositary Agent shall have all rights and powers with respect to Loss Proceeds, the Accounts and the contents of the Accounts as it has with respect to any other Collateral and may apply, or cause the application of, such amounts to the payment of interest, principal, fees, costs, charges or other amounts due or payable to Administrative Agent, Collateral Agent, Issuing Bank, Depositary Agent or the Secured Parties with respect to the Term Loans or as otherwise provided in the Depositary Agreement in such order as the Majority Lenders may elect in their sole discretion. Until such time as the Majority Lenders so elect to exercise such rights and powers, amounts in the Revenue Account shall be applied as provided in the Depositary Agreement. Borrower shall not have any rights or powers with respect to such amounts except as expressly provided in this Section 7.2.4.

            7.2.5 Possession of Project. Enter into possession of the Project and perform any and all work and labor necessary to operate and maintain the Project, and all sums expended by Administrative Agent, Collateral Agent or Depositary Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent, Collateral Agent or Depositary Agent, as the case may be, upon demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Term Loan Commitment.

            7.2.6 Remedies Under Credit Documents. Exercise, and direct Administrative Agent, Depositary Agent or Collateral Agent (as the case may be) to exercise, any and all rights and remedies available to it under any of the Credit Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

            7.2.7 Cash Collateralization of PSCo Letter of Credit. Maintain in an account under the exclusive dominion and control of Administrative Agent for the payment of any Funded LC Disbursement and interest thereon and fees related thereto an amount of cash equal to the greater of such amount and 110% of the stated amount of the PSCo Letter of Credit. If and to the extent the PSCo Letter of Credit is cash collateralized to the extent provided in this Section 7.2.7, Issuing Bank shall release from the Credit-Linked Deposit Account, and return to each Lender such Lender's Proportionate Share of, Funded LC Credit-Linked Deposits in an aggregate amount equal to the amount of the PSCo Letter of Credit so cash collateralized.

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                                   ARTICLE 8
                               SCOPE OF LIABILITY

            Except as set forth in this Article 8, notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Lenders shall have no claims with respect to the transactions contemplated by the Operative Documents against the Sponsor or any of its Affiliates (other than Borrower and Riverside Borrower), shareholders, officers, directors or employees (collectively, the "Nonrecourse Persons") and the Lenders' recourse against Borrower and Riverside Borrower and the Nonrecourse Persons shall be limited to the Collateral, the Project, all Project Revenues, all Term Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds, and all income or revenues of the foregoing as and to the extent provided herein and in the Collateral Documents; provided that the foregoing provision of this Article 8 shall not (a) constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Credit Document and the same shall continue (but without personal liability to the Nonrecourse Persons) until fully paid, discharged, observed, or performed;
(b) limit or restrict the right of Administrative Agent, Collateral Agent, Issuing Bank or any Secured Party (or any assignee, beneficiary or successor to any of them) to name Borrower, Riverside Borrower or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Collateral Document or Credit Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Nonrecourse Person, except as set forth in this Article 8; (c) in any way limit or restrict any right or remedy of Administrative Agent, Collateral Agent, Issuing Bank or any Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Nonrecourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, willful misrepresentation (which shall not include innocent or negligent misrepresentation), or misappropriation of Project Revenues, Term Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds or any other earnings, revenues, rents, issues, profits or proceeds from or of the Collateral, that should or would have been paid as provided herein or paid or delivered to Administrative Agent, Collateral Agent, Issuing Bank or any Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Credit Document; (d) affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement in respect of the transactions contemplated by the Operative Documents made by any of the Nonrecourse Persons or any security granted by the Nonrecourse Persons in support of the obligations of such Persons under any Collateral Document (or as security for the obligations of Borrower) or the Pledge Agreement; and (e) limit the liability of (i) any Person who is a party to any Project Document or has issued any certificate or other statement in connection therewith with respect to such liability as may arise by reason of the terms and conditions of such Project Document (but subject to any limitation of liability in such Project Document), certificate or statement, or (ii) any Person rendering a legal opinion pursuant to this Agreement (including Section
3.1.8 or the definition of Required HoldCo Transfer), in each case under this clause (e) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion. The limitations on recourse set forth in this Article 8 shall survive the Termination Date.

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                                   ARTICLE 9
                              AGENTS; SUBSTITUTION

      9.1   APPOINTMENT, POWERS AND IMMUNITIES.

            9.1.1 Each Lender hereby appoints and authorizes (a) Administrative Agent to act as its agent hereunder and under the other Credit Documents, (b) Collateral Agent to act as its collateral agent hereunder and under the other Credit Documents, and (c) Issuing Bank to act as issuer of the PSCo Letter of Credit, in each case with such powers as are expressly delegated to Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. None of Administrative Agent, Collateral Agent or Issuing Bank shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, or be a trustee or a fiduciary for any Secured Party. Notwithstanding anything to the contrary contained herein, none of Administrative Agent, Collateral Agent or Issuing Bank shall be required to take any action which is contrary to this Agreement or any other Credit Documents or any Legal Requirement or exposes Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) to any liability. Each of Lead Arranger, Collateral Agent, Administrative Agent, Issuing Bank, the Lenders and any of their respective Affiliates shall not be responsible to any other Secured Party for (i) any recitals, statements, representations or warranties made by Borrower or its Affiliates contained in this Agreement, the other Credit Documents or in any certificate or other document referred to or provided for in, or received by Lead Arranger, Administrative Agent, Collateral Agent, Issuing Bank or any Secured Party under this Agreement or any other Credit Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the other Credit Documents, any Notes or any other document referred to or provided for herein, or (iii) any failure by Borrower or its Affiliates to perform their respective obligations hereunder or thereunder. Each of Administrative Agent, Collateral Agent and Issuing Bank may employ agents and attorneys-in-fact, and neither shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

            9.1.2 None of Collateral Agent, Administrative Agent, Issuing Bank, Lead Arranger and their respective directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, (a) Administrative Agent may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) each of Administrative Agent, Collateral Agent and Issuing Bank may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (c) none of Collateral Agent, Administrative Agent, Issuing Bank and Lead Arranger makes any warranty or representation to any Secured Party for any statements, warranties or representations made in or in connection with any Operative Document; (d) none of Collateral Agent, Administrative Agent, Issuing Bank and Lead Arranger shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part

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of any party thereto, to inspect the property (including the books and records)
of Borrower or any other Person or to ascertain or determine whether a Material Adverse Effect exists or is continuing; and (e) none of Collateral Agent, Administrative Agent, Issuing Bank and Lead Arranger shall be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement and the other Credit Documents, each of Administrative Agent, Collateral Agent and Issuing Bank shall take such action with respect to the Credit Documents as shall be directed by the Majority Lenders.

            9.1.3 The Book Runner shall have no right, power, obligation, liability, responsibility or duty under this Agreement, other than those applicable to all Secured Parties and those set forth in this Article 9. The Syndication Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement, other than those applicable to all Secured Parties and those set forth in this Article 9. Lead Arranger shall only have those rights, powers, obligations, liabilities, responsibilities and duties set forth in Section 3.1 and this Article 9. Without limiting the foregoing, none of Lead Arranger, Syndication Agent and the Book Runner shall have or be deemed to have a fiduciary relationship with any Secured Party. Each Secured Party hereby makes the same acknowledgments with respect to Lead Arranger, Syndication Agent and the Book Runner as it makes with respect to the Administrative Agent or the Collateral Agent in this Article 9. Notwithstanding the foregoing, the parties hereto acknowledge that the Book Runner and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Secured Party hereunder.

      9.2   RELIANCE.

            Each of Administrative Agent, Collateral Agent and Issuing Bank shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile, electronic mail or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it. As to any other matters not expressly provided for by this Agreement, none of Collateral Agent, Administrative Agent or Issuing Bank shall be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Lenders or, where expressly provided, the Supermajority Lenders or all Lenders (except that none of Collateral Agent, Administrative Agent or Issuing Bank shall be required to take any action which exposes Collateral Agent, Administrative Agent or Issuing Bank (as the case may be) to personal liability or which is contrary to this Agreement, any other Credit Document or any Legal Requirement). Each of Collateral Agent, Administrative Agent and Issuing Bank shall in all cases (including when any action by Collateral Agent, Administrative Agent or Issuing Bank (as the case may be) alone is authorized hereunder, if Collateral Agent, Administrative Agent or Issuing Bank (as the case may be) elects in its sole discretion to obtain instructions from the Majority Lenders) be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Majority Lenders (or, where so expressly stated, the Supermajority Lenders or all Lenders), and such instructions of the Majority Lenders (or Supermajority Lenders or all Lenders, where applicable) and any action taken or failure to act

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pursuant thereto shall be binding on all of the Secured Parties. In addition, for purposes of determining compliance with the conditions specified in Section 3.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to Lender.

      9.3   NON-RELIANCE.

            Each Lender represents that it has, independently and without reliance on Lead Arranger, Collateral Agent, Administrative Agent, Issuing Bank or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Calpine Entities and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon Lead Arranger, Collateral Agent, Administrative Agent, Issuing Bank or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent, Lead Arranger, Collateral Agent, Issuing Bank and any Lender shall not be required to keep informed as to the performance or observance by any Calpine Entity or its Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Calpine Entity or its Affiliates.

      9.4   DEFAULTS; MATERIAL ADVERSE EFFECT.

            None of Lead Arranger, Collateral Agent, Issuing Bank and Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Inchoate Default, Event of Default or Material Adverse Effect, unless such Person has received a notice from a Lender or Borrower, referring to this Agreement, describing such Inchoate Default, Event of Default or Material Adverse Effect and indicating that such notice is a notice of the occurrence of such default or Material Adverse Effect (as the case may be). If Administrative Agent receives such a notice of the occurrence of an Inchoate Default, Event of Default or Material Adverse Effect, Administrative Agent shall give notice thereof to the Lenders. Each of Collateral Agent and Administrative Agent shall take such action with respect to such Inchoate Default, Event of Default or Material Adverse Effect as is provided in Article 3, Article 7 or the terms of the Credit Documents, or if not provided for in Article 3, Article 7 or such Credit Documents, as Administrative Agent or Collateral Agent shall be reasonably directed by the Majority Lenders; provided, however, that unless and until Administrative Agent or Collateral Agent shall have received such directions, each of Administrative Agent and Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default, Event of Default or Material Adverse Effect as it shall deem advisable in the best interest of the Lenders.

      9.5   SUCCESSOR AGENT & ISSUING BANK.

            Each of Collateral Agent, Administrative Agent and Issuing Bank may resign at any time by giving fifteen days' written notice thereof to the Secured Parties and Borrower; provided that the resigning Administrative Agent or Collateral Agent may only resign hereunder if such Person

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also resigns in such capacity under the Riverside Credit Agreement. Each of
Collateral Agent, Administrative Agent and Issuing Bank may be removed involuntarily only for a material breach of its respective duties and obligations hereunder and under the other Credit Documents or for gross negligence or willful misconduct in connection with the performance of its respective duties hereunder or under the other Credit Documents and then only upon the affirmative vote of the Majority Lenders (excluding Administrative Agent, Collateral Agent and Issuing Bank (as the case may be) from such vote and Administrative Agent's, Collateral Agent's and Issuing Bank's (as the case may be) Proportionate Share (if any) of the Total Term Loan Commitment and Term Loans from the amounts used to determine the portion of the Total Term Loan Commitment and Term Loans necessary to constitute the required Proportionate Share of the remaining Lenders); provided that the removed Administrative Agent or Collateral Agent may only be removed hereunder if such Person also is removed in such capacity under the Riverside Credit Agreement. Upon any such resignation or removal of Administrative Agent, Collateral Agent or Issuing Bank, the Majority Lenders shall have the right, with the consent of Borrower (such consent not to be unreasonably withheld or delayed) to appoint a successor Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) under this Agreement and, with respect to Administrative Agent or Collateral Agent, under the Riverside Credit Agreement. If no successor Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) shall have been so appointed by the Majority Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's, Collateral Agent's or Issuing Bank's (as the case may be) giving of notice of resignation or the Lenders' removal of the retiring Administrative Agent, Collateral Agent or Issuing Bank (as the case may be), the retiring Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) may, on behalf of the Secured Parties, with the consent of Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) hereunder and, with respect to Administrative Agent or Collateral Agent, under the Riverside Credit Agreement. Such successor Administrative Agent or Collateral Agent (as the case may be) shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000. Such successor Issuing Bank shall be a commercial bank having a combined capital and surplus of at least $500,000,000 and a rating by S&P on its long-term senior unsecured indebtedness of at least A-. Upon the acceptance of any appointment as Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) under the Operative Documents and, with respect to Administrative Agent or Collateral Agent, the Riverside Operative Documents by a successor Administrative Agent, Collateral Agent or Issuing Bank (as the case may be), such successor Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, Collateral Agent or Issuing Bank (as the case may be), and the retiring Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) shall be discharged from its duties and obligations as Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) only under the Credit Documents and, with respect to Administrative Agent or Collateral Agent, the Riverside Credit Documents. After any retiring Administrative Agent's, Collateral Agent's or Issuing Bank's resignation or removal hereunder as Administrative Agent, Collateral Agent or Issuing Bank (as the case may be), the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent (as the case may be) under the Operative Documents.

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Notwithstanding the foregoing, Issuing Bank's resignation or removal under this
Agreement shall not be effective until a successor financial institution becomes the "Issuing Bank" hereunder. On the date any successor financial institution becomes "Issuing Bank" hereunder, such successor Issuing Bank shall issue to PSCo a replacement PSCo Letter of Credit. On the date any successor financial institution becomes "Administrative Agent" hereunder, the Funded LC Credit-Linked Deposits will be transferred to the successor Administrative Agent.

      9.6   AUTHORIZATION.

            Each of Administrative Agent, Collateral Agent and Issuing Bank is hereby authorized by the Secured Parties to execute, deliver and perform each of the Credit Documents to which Administrative Agent, Collateral Agent or Issuing Bank (as the case may be) is or is intended to be a party, and each Lender agrees to be bound by all of the agreements of Administrative Agent, Collateral Agent and Issuing Bank contained in the Credit Documents. Each of Administrative Agent, Collateral Agent and Issuing Bank (as the case may be) is further authorized by the Secured Parties to (a) release Liens on property that Borrower is permitted to sell, transfer or otherwise release pursuant to the terms of this Agreement or the other Credit Documents, (b) to enter into on behalf of such Secured Parties any and all amendments to, or other modifications of, this Agreement and the other Credit Documents necessary to effectuate any Required HoldCo Transfer, (c) perform all of its obligations under the Intercreditor Agreement and (d) to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Credit Document to which it is a party.

      9.7   OTHER ROLES.

            With respect to its Total Term Loan Commitment, the Term Loans made by it and any Note issued to it, each of Lead Arranger, Collateral Agent, Issuing Bank and Administrative Agent in its individual capacity shall have the same rights and powers under the Operative Documents as any other Lender and may exercise the same as though it were not Lead Arranger, Collateral Agent or Administrative Agent. The term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include each of Lead Arranger, Collateral Agent, Issuing Bank and Administrative Agent in its individual capacity. Each of Lead Arranger, Collateral Agent, Issuing Bank and Administrative Agent and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders. For the avoidance of doubt, Credit Suisse First Boston, acting through its Cayman Islands Branch (or any permitted successor or assign) may act as Administrative Agent, Riverside Administrative Agent, Collateral Agent, Issuing Bank, Riverside Collateral Agent, Lead Arranger, Book Runner and Riverside Lead Arranger notwithstanding any potential or actual conflict of interest presented by the foregoing and Borrower and each of the Lenders hereby waives any claim against each of Lead Arranger, Book Runner, Collateral Agent, Issuing Bank and Administrative Agent and any of their respective Affiliates based upon any conflict of interest that such Person may have with regard to acting as an agent or arranger hereunder and acting in such other roles.

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      9.8   AMENDMENTS AND WAIVERS.

            9.8.1 Majority Lenders' Consent. Subject to Section 9.8.5 below, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Calpine Entity therefrom, shall in any event be effective without the written concurrence of the Majority Lenders and any additional consents required by this Section 9.8.

            9.8.2 Affected Lenders' Consent. No amendment, modification, termination, or consent shall be effective if the effect thereof would:

            (a) extend the scheduled final maturity of the PSCo Letter of Credit or any Funded LC Disbursement or any Term Loan or Note outstanding to any Lender without the prior written consent of that Lender;

            (b) waive, reduce or postpone any scheduled repayment (but not prepayment) due to any Lender without the prior written consent of that Lender;

            (c) reduce the rate of interest on any Term Loan or Funded LC Disbursement (other than any waiver of any increase in the interest rate applicable to any Term Loan or Funded LC Disbursement pursuant to Section 2.3.3) payable to any Lender or reduce or extend any fee payable hereunder to any Lender without the prior written consent of that Lender;

            (d) reduce the principal amount of any Term Loan or Funded LC Disbursement outstanding to any Lender without the prior written consent of that Lender;

            (e) amend, modify, terminate or waive any provision of this Section 9.8.2, as it applies to any Lender without the prior written consent of that Lender;

            (f) amend the definition of "Majority Lenders", "Supermajority Lenders" or "Proportionate Share" without the prior written consent of all Lenders;

            (g) release any Collateral (other than immaterial portions thereof) from the Liens created by the Collateral Documents, except as specifically provided for in this Agreement and the Collateral Documents, without the prior written consent of all Lenders; or

            (h) amend or modify any provision which requires pro rata payments among and as between the Lenders without the prior written consent of all Lenders.

            9.8.3 Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Calpine Entity therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to Administrative Agent, Collateral Agent or Issuing Bank, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, Collateral Agent or Issuing Bank, in each case without the consent of Administrative Agent, Collateral Agent or Issuing Bank (as the case may be).

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            9.8.4 Execution of Amendments, etc. Administrative Agent may, but
shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Calpine Entity in any case shall entitle any Calpine Entity to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Calpine Entity, on such Calpine Entity.

            9.8.5 Certain Amendments. Notwithstanding the preceding provisions of this Section 9.8, Borrower and Administrative Agent may amend or supplement the Credit Documents without the consent of any Lender:

            (a) to cure any ambiguity, defect or inconsistency;

            (b) to make any change that would provide any additional rights or benefits to the Lenders or that does not adversely affect the legal rights hereunder of any Lender; or

            (c) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in this Agreement or any of the Collateral Documents.

            9.8.6 Related Funds. For the purposes of this Section 9.8, each of the Related Funds of a Lender shall exercise its rights in a manner consistent and collectively with such Lender and each other Related Fund of such Lender.

      9.9   WITHHOLDING TAX.

            If the forms or other documentation required by Section 2.3.4(e) are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

            9.9.1 If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), then such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses. Borrower shall not be responsible for any amounts paid or required to be paid by a Lender under this Section 9.9.1.

            9.9.2 If any Lender sells, assigns, grants participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable,

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shall comply and be bound by the terms of Section 2.3.4 and this Section 9.9 as though it were such Lender.

      9.10  GENERAL PROVISIONS AS TO PAYMENTS.

            Administrative Agent shall promptly distribute to each Lender, subject to Section 2.1.10(d) and any accepted Mandatory Repayment Offer whereby payments shall be allocated to each accepting Lender's Term Loans (and not to all Lenders based on Proportionate Shares) and the terms of any separate agreement between Administrative Agent and such Lender, its pro rata share of each payment of principal and interest payable to the Lenders on the Term Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Term Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of (a) its domestic lending office in the case of payments of principal of, and interest on, its Base Rate Term Loans, (b) its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent, in the case of LIBOR Term Loans, and (c) its domestic lending office, or such other lending office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder. Lenders shall have the right to alter designated lending offices upon five Banking Days prior written notice to Administrative Agent and Borrower.

      9.11  EXPENSES; INDEMNITY; DAMAGE WAIVER.

            9.11.1 Borrower shall pay:

            (a) all reasonable out-of-pocket expenses incurred by Administrative Agent, Collateral Agent, Issuing Bank, Lead Arranger and their Affiliates (including due diligence expenses and the reasonable fees, charges and disbursements of Latham & Watkins LLP, together with a single local counsel retained by Administrative Agent or Collateral Agent in the State of Colorado) in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated);

            (b) all reasonable out-of-pocket expenses and charges of Administrative Agent, Collateral Agent, Issuing Bank or their Affiliates incurred in connection with any evaluations of Collateral conducted by them;

            (c) all reasonable out of pocket expenses incurred by Issuing Bank in connection with the issuance or amendment of the PSCo Letter of Credit or any demand for payment thereunder;

            (d) during the continuation of any Inchoate Default or Event of Default and provided that Borrower has delivered notice to Administrative Agent of the occurrence thereof or Borrower has received notice from Administrative Agent of the occurrence thereof, all reasonable out-of-pocket costs and expenses (including fees and out-of-pocket expenses of counsel) incurred by Administrative Agent, Collateral Agent, Lead Arranger, Issuing Bank and each Lender in connection with the enforcement or protection of any of their rights in connection

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with this Agreement and the other Credit Documents, including any of their rights under this Section 9.1.11 and including the negotiation of any restructuring or work-out, whether or not consummated, of any Obligations of Borrower; and

            (e) all reasonable out-of-pocket costs and expenses (including fees and out-of-pocket costs and expenses of counsel) incurred by Administrative Agent, Collateral Agent, Lead Arranger, Issuing Bank and each Lender in connection with the enforcement of any Obligations of Borrower after an Event of Default or in connection with any insolvency proceedings.

            9.11.2 Borrower shall indemnify each of Administrative Agent, Collateral Agent, Lead Arranger, Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all third party losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) the execution or delivery of any Credit Document or any agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the Term Loans or any other transactions contemplated thereby or, with respect to Lead Arranger or any Related Party of Lead Arranger, in connection with the arrangement and syndication of the credit facilities provided for herein, (b) any Term Loan or PSCo Letter of Credit or the use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under the PSCo Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such PSCo Letter of Credit), (c) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to Borrower or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, willful misconduct or bad faith of such Indemnitee.

            9.11.3 To the extent that Borrower fails to pay any amount required to be paid by it to Administrative Agent, Collateral Agent, Issuing Bank or Lead Arranger under Section 9.11.1 or 9.11.2, each Lender severally agrees to pay to such Administrative Agent, Collateral Agent, Issuing Bank or Lead Arranger, as the case may be, such Lender's Proportionate Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent, Collateral Agent, Issuing Bank or Lead Arranger in its capacity as such.

            9.11.4 All amounts due under this Section shall be payable promptly after written demand therefor.

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      9.12  SUCCESSORS AND ASSIGNS.

            9.12.1 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Issuing Bank that issues the PSCo Letter of Credit), except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder other than in accordance with Section 6.15 without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied; shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of Issuing Bank that issues the PSCo Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, Collateral Agent, Lead Arranger, Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            9.12.2 Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment, Term Loans at the time owing to it and Funded LC Credit-Linked Deposits); provided that: (a) Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); (b) except in the case of an assignment to a Lender or an Eligible Assignee, Borrower must provide its prior written consent to such assignment (which consent shall not be unreasonably withheld); (c) such Lender shall at the same time assign a pro rata portion of its "Total Term Commitment" and "Term Loans" under the Riverside Credit Agreement to the same assignee; (d) except in the case of an assignment to a Lender or an Eligible Assignee or an assignment of the entire remaining amount of the assigning Lender's "Total Term Commitment," "Term Loans," "Funded LC Disbursements" and "Funded LC Credit-Linked Deposit" under this Agreement and, to the extent applicable, the Riverside Credit Agreement, the aggregate amount of the Term Loan Commitments, Term Loans, Funded LC Disbursements and Funded LC Credit-Linked Deposit of the assigning Lender under this Agreement subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent) shall be in an aggregate amount of not less than $1,000,000 unless each of Borrower and Administrative Agent otherwise consent; (e) each partial assignment by a Lender of its Commitments, Term Loans, Funded LC Disbursements and Funded LC Credit-Linked Deposit shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement in respect of its Commitment, Term Loans, Funded LC Disbursements and Funded LC Credit-Linked Deposit; (f) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (i) electronically executed and delivered to Administrative Agent via an electronic settlement system then acceptable to Administrative Agent, which shall initially be the settlement system of ClearPar, LLC, or (ii) manually executed and delivered with a processing and recordation fee of $3,500); and (g) the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire; and provided further that any consent of Borrower otherwise required under this paragraph shall not be required (x) if an Event of Default under this Agreement shall have occurred and is continuing or (y) in connection with the initial syndication of the Commitments, Term Loans and Funded LC Credit-Linked Deposit. Subject to acceptance and recording thereof pursuant to Section 9.12.4, from and after the effective date specified in

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each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement other than as set forth in Section 2.5.5, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.3.4, 2.5, 2.6 and 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.12.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.12.5. Without the consent of Administrative Agent and Issuing Bank, the Funded LC Credit-Linked Deposit of any Lender shall not be released in connection with any assignment by such Lender, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with
Section 2.8.2 to satisfy such assignee's obligations in respect of Funded LC Disbursements.

            9.12.3 Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register (the "Register") setting forth: (a) the Commitments and the Term Loans and Funded LC Disbursements from time to time of each Lender; (b) the interest rates applicable to all Term Loans and the effective dates of all changes thereto; (c) the Interest Period for each LIBOR Term Loan; (d) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; (e) each repayment or prepayment in respect of the principal amount of the Term Loans of each Lender; (f) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof; (g) the names and addresses of the Lenders, and (h) such other information as Administrative Agent may determine is necessary for the administering of the Term Loans, the Funded LC Credit-Linked Deposits and this Agreement. The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

            9.12.4 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee, if any, referred to in
Section 9.12.2 and any written consent to such assignment required by such
Section 9.12.2, Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.12.4. Upon any transfer by a Lender of all or part of its Term Loan Commitment or Term Loans, Exhibit H shall be automatically updated without any further act by any Person to reflect the Lenders' Proportionate Shares after giving effect to such transfer.

            9.12.5 Any Lender may, without the consent of Borrower or Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a

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portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and Term Loans owing to it and its Funded LC Credit-Linked Deposit); provided that (a) such Lender's obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(c) Borrower, Administrative Agent, Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (d) such Lender shall at the same time sell a participation in a pro rata portion of its "Total Term Commitment" and "Term Loans" under the Riverside Credit Agreement to the same Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (a), (b), (c), (d) or (g) of Section 9.8.2. Subject to Section 9.12.6, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.3.4, 2.5 and 2.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.12.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 2.4.1 as though it were a Lender.

            9.12.6 A Participant shall not be entitled to receive any greater payment under Section 2.3.4, 2.5 or 2.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a non-United States "Lender" under
Section 2.3.4(e) if it were a Lender shall not be entitled to the benefits of
Section 2.3 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.3.4(e) as though it were a Lender.

            9.12.7 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided, further, that the pledgor shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Credit Documents. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Term Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of Section 9.12.2 concerning assignments.

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            9.12.8 Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Term Loans or Funded LC Credit-Linked Deposit that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPC to make any Term Loan or Funded LC Credit-Linked Deposit and (b) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan or Funded LC Credit-Linked Deposit, the Granting Lender shall be obligated to make such Term Loan or Funded LC Credit-Linked Deposit pursuant to the terms of this Agreement. The making of a Term Loan or Funded LC Credit-Linked Deposit by an SPC shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan or Funded LC Credit-Linked Deposit were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement ) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC in connection with its activities as an SPC hereunder any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary in this Section 9.12, any SPC may with notice to, but without the prior written consent of, Borrower and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans or Funded LC Credit-Linked Deposit to the Granting Lender or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans or Funded LC Credit-Linked Deposit. The provisions of this Section 9.12.8 relating any SPC may not be amended without the written consent of such SPC.

      9.13  LAWS.

            Notwithstanding the foregoing provisions of this Article 9, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Credit Documents shall be allowed if it would require registration under the federal Securities Act of 1933, as then amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to such sale, assignment, transfer, negotiation or disposition which would not require any such registration.

                                   ARTICLE 10
                             INDEPENDENT CONSULTANTS

      10.1  REMOVAL AND FEES.

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            Administrative Agent (acting at the direction of the Majority
Lenders) may remove from time to time, any one or more of the Independent Consultants and, after consulting with Borrower as to an appropriate Person, appoint replacements as Administrative Agent may choose. Notice of any replacement Independent Consultant shall be given by Administrative Agent to Borrower, the Lenders and to the Independent Consultant being replaced. All reasonable fees and expenses of the Independent Consultants (whether the original ones or replacements) shall be paid by Borrower pursuant to agreements reasonably acceptable to Borrower; provided that no such acceptance shall be required at any time an Event of Default shall have occurred and be continuing.

      10.2  DUTIES.

            Each Independent Consultant shall be contractually obligated to Administrative Agent (on behalf of the Lenders) to carry out the activities required of it in this Agreement and as otherwise requested by Administrative Agent and shall be responsible solely to Administrative Agent. Borrower acknowledges that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties to Administrative Agent, except to the extent arising from such Independent Consultant's gross negligence or willful misconduct.

      10.3  INDEPENDENT CONSULTANTS' CERTIFICATES.

            Up to and following the Closing Date, Borrower shall provide such documents and information to the Independent Consultants as they may reasonably consider necessary in order for the Independent Consultants to deliver to Administrative Agent the following certificates or information:

            (a) certificates of the Insurance Consultant, Independent Engineer and Power Market Consultant delivered on and dated as of the Closing Date as described in Sections 3.1.9, 3.1.11 and 3.1.13, respectively, and containing the matters set out therein;

            (b) after the Closing Date, all certificates to be delivered thereafter pursuant to this Agreement and the other Credit Documents;

            (c) annually, a certificate setting forth a full report on the status of the Project and such other information; and

            (d) such other information and certifications as Administrative Agent may reasonably require from the Independent Consultants from time to time.

      10.4  CERTIFICATION OF DATES.

            Administrative Agent will request that the Independent Consultants act diligently in the issuance of all certificates required to be delivered by the Independent Consultants hereunder, if their issuance is appropriate. Borrower shall provide the Independent Consultants with reasonable notice of the expected occurrence of any such dates or events.

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                                   ARTICLE 11
                                  MISCELLANEOUS

      11.1  ADDRESSES.

            Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

  If to Administrative Agent or    Credit Suisse First Boston
  Collateral Agent:                11 Madison Avenue, OMA-2
                                   New York, NY 10010
                                   Attention: Cindy Eng
                                   Tel: (212) 325-7110
                                   Fax: (212) 325-8304
                                   E-mail:  As may be designated by
                                   Administrative Agent

  If to Issuing Bank:              Union Bank of California, N.A.
                                   601 Potrero Grande Dr.
                                   Monterey Park, CA 91754
                                   Attention:  Commercial Loan Operations
                                   Tel:  (323) 720-2679/7055
                                   Fax:  (323) 724-6198
                                   E-mail:  As may be designated by Issuing Bank

  If to Borrower:                  Rocky Mountain Energy Center, LLC
                                   50 West San Fernando Street, Suite 627
                                   San Jose, CA  95113
                                   Telephone:  (408) 794-2572
                                   Fax: (408) 794-2573
                                   Attention:  President
                                   E-mail:  As may be designated by Borrower

  With a copy to:                  Rocky Mountain Energy Center, LLC
                                   4160 Dublin Boulevard
                                   Dublin California 94568
                                   Telephone: (925) 479-6600
                                   Fax:  (925) 479-7310
                                   Attention:  Project Manager - Rocky Mountain
                                   E-mail:  As may be designated by Borrower

            All such notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given
(a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, UPS, ETA, Emery, DHL, AirBorne and other similar overnight delivery services), (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, (d) if sent by facsimile or (e) other electronic means (including electronic mail) confirmed by facsimile or telephone as agreed by Administrative Agent from time to time. Notice so given shall be

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effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient's time, and if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days' notice to the other parties in the manner set forth above.

      11.2  ADDITIONAL SECURITY; RIGHT TO SET-OFF.

            Any deposits or other sums at any time credited or due from Lenders and any Project Revenues, securities or other property of Borrower in the possession of any Secured Party may at all times be treated as collateral security for the payment of the Term Loans, any Notes and any Funded LC Disbursements and all other obligations of Borrower to the Lenders under this Agreement and the other Credit Documents, and Borrower hereby pledges to Collateral Agent for the benefit of the Secured Parties and grants Collateral Agent for the benefit of the Secured Parties a security interest in and to all such deposits, sums, securities or other property. Subject to Section 2.4.2, regardless of the adequacy of any other collateral, any Secured Party with the prior written consent of the Collateral Agent may execute or realize on its or the Collateral Agent's security interest in any such deposits or other sums credited by or due from Lenders to Borrower, and may apply any such deposits or other sums to or set them off against Borrower's obligations to Lenders under any Notes and this Agreement at any time after the occurrence and during the continuance of any Event of Default.

      11.3  DELAY AND WAIVER.

            No delay or omission to exercise any right, power or remedy accruing to the Secured Parties upon the occurrence of any Event of Default, Inchoate Default, Material Adverse Effect or any breach or default of Borrower or any other Calpine Entity or unsatisfied condition precedent under this Agreement or any other Credit Document shall impair any such right, power or remedy of the Secured Parties, nor shall it be construed to be a waiver of any such breach or default or unsatisfied condition precedent, or an acquiescence therein, or of or in any similar breach or default or unsatisfied condition precedent thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent be deemed a waiver of any other Event of Default, Inchoate Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent, Collateral Agent, Issuing Bank or the Secured Parties of any Event of Default, Inchoate Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent under this Agreement or any other Credit Document, or any waiver on the part of Administrative Agent, Collateral Agent, Issuing Bank or the Secured Parties of any provision or condition of this Agreement or any other Credit Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Credit Document or by law or otherwise

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

afforded to Administrative Agent, Collateral Agent, Issuing Bank and the Secured Parties, shall be cumulative and not alternative.

      11.4  ENTIRE AGREEMENT.

            This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

      11.5  GOVERNING LAW.

            THIS AGREEMENT AND ANY OTHER CREDIT DOCUMENT (UNLESS OTHERWISE EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

      11.6  SEVERABILITY.

            In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      11.7  HEADINGS.

            Article, Section and Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

      11.8  ACCOUNTING TERMS.

            All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

      11.9  ADDITIONAL FINANCING.

            The parties hereto acknowledge that as of the Closing Date the Lenders have made no agreement or commitment to provide any financing or refinancing to Borrower except as set forth herein.

      11.10 NO PARTNERSHIP, ETC.

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

            The Lenders and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Credit Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lenders and Borrower or any other Person. None of Lead Arranger, Administrative Agent, Collateral Agent, Issuing Bank or the Lenders shall be in any way responsible or liable for the debts, losses, obligations or duties of Borrower or any other Person with respect to the Project or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Project (if any) and to perform all obligations and other agreements and contracts relating to the Project shall be the sole responsibility of Borrower.

      11.11 MORTGAGE/COLLATERAL DOCUMENTS.

            The Obligations of Borrower hereunder are secured in part by the Mortgage encumbering certain properties in the State of Colorado. Reference is hereby made to the Mortgage and the other Collateral Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of Borrower and the rights of Administrative Agent, Collateral Agent and the other Secured Parties with respect to such security.

      11.12 LIMITATION ON LIABILITY.

            No claim shall be made by Borrower against Lead Arranger, Administrative Agent, Collateral Agent, Issuing Bank, the Lenders or any of their respective Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Operative Documents or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

      11.13 WAIVER OF JURY TRIAL.

            ADMINISTRATIVE AGENT, COLLATERAL AGENT, ISSUING BANK, THE LENDERS AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, COLLATERAL AGENT, ISSUING BANK, THE LENDERS OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT, ISSUING BANK AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

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

      11.14 CONSENT TO JURISDICTION.

            Administrative Agent, Collateral Agent, Issuing Bank, the Lenders and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Notes, or any other Credit Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect. By execution and delivery of this Agreement, the Lenders, Administrative Agent, Collateral Agent, Issuing Bank and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Administrative Agent, Collateral Agent, Issuing Bank, the Lenders and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of the Mortgage. Administrative Agent, Collateral Agent, Issuing Bank, the Lenders and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Lenders on or under this Agreement, the Term Loans or the other Credit Documents is usurious. Administrative Agent, Collateral Agent, the Lenders, Issuing Bank, and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with any or all of the Project, this Agreement or any other Credit Document brought before the foregoing courts on the basis of forum non-conveniens.

      11.15 KNOWLEDGE AND ATTRIBUTION.

            References in this Agreement and the other Credit Documents to the "knowledge," "best knowledge" or facts and circumstances "known to" Borrower, and all like references, mean facts or circumstances of which a Responsible Officer of the applicable Calpine Entity has actual knowledge.

      11.16 COUNTERPARTS.

            This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in one or more duplicate counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

      11.17 USURY.

            Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under applicable usury laws. In the event that the Lenders shall collect moneys which are deemed to constitute interest which would

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

increase the effective interest rate to a rate in excess of that permitted to be charged by applicable Legal Requirements, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the Lenders, be returned to Borrower or credited against the principal balance then outstanding.

      11.18 SURVIVAL.

            All representations, warranties, covenants and agreements made herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Credit Documents shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery of this Agreement, the other Credit Documents and the making of the Term Loans and the issuance of the PSCo Letter of Credit. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements and covenants of Borrower set forth in Articles 5, 6 and 7 shall survive through the Termination Date, the agreements of Borrower set forth in Sections 2.1.4(b), 2.1.6, 2.1.10, 2.2, 2.3.4, 2.5.3, 2.5.4, 2.6, 2.8.2, 9.1, 9.7, 9.11 and 9.12,
and the agreements of the Lenders set forth in Sections 2.8.2, 9.1, 9.5 and 9.9 shall survive the payment and performance of the Term Loans, the expiration or termination of the PSCo Letter of Credit and the other Obligations and the reimbursement of any amounts drawn hereunder, and the Termination Date.

      11.19 INTERCREDITOR AGREEMENT.

            EACH LENDER AND EACH OF ADMINISTRATIVE AGENT, COLLATERAL AGENT AND ISSUING BANK HEREBY ACKNOWLEDGES AND AGREES THAT THEIR RESPECTIVE LIEN PRIORITIES AND OTHER MATTERS RELATED TO THE CREDIT DOCUMENTS AND THE COLLATERAL ARE SUBJECT TO AND GOVERNED BY THE INTERCREDITOR AGREEMENT. Each Lender and each of Administrative Agent, Collateral Agent and Issuing Bank, by delivering its signature page hereto, funding its Term Loan on the Closing Date and/or executing an Assignment and Acceptance (as the case may be), shall be deemed to have (a) acknowledged receipt of, consented to and approved the Intercreditor Agreement and (b) authorized Administrative Agent and Collateral Agent to perform their respective obligations thereunder.

      11.20 CONFIDENTIALITY.

            Each Lender shall hold all non-public information regarding Borrower and its business identified as such by Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender's customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, a Lender may make:

            (a) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other Persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.20); provided that such Affiliates, agents, advisors and Persons agree to keep such information confidential in accordance with the requirements of this
Section 11.20;

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

            (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any its interests herein (including any of its Term Loans) or any participations therein; provided that such assignees, transferees or participants agree to keep such information confidential in accordance with the requirements of this
Section 11.20;

            (c) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from Administrative Agent or any Lender, and

            (d) disclosures required or requested by any Governmental Authority or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Credit Agreement to be duly executed and delivered as of the day and year first above written.

                                      ROCKY MOUNTAIN ENERGY CENTER, LLC,
                                      a Delaware limited liability company

                                      By:        /s/ Brian Harenza
                                          ______________________________________
                                          Name:  Brian Harenza
                                          Title: Vice President

                                      CREDIT SUISSE FIRST BOSTON,
                                      acting through its Cayman Islands Branch, as Lead Arranger, Book Runner, Lender, Administrative Agent and Collateral Agent

                                      By:        /s/ S. William Fox
                                          ______________________________________
                                          Name:  S. William Fox
                                          Title: Director

                                      By:        /s/ David J. Dodd
                                          ______________________________________
                                          Name:  David J. Dodd
                                          Title: Associate

                                      COBANK, ACB,
                                      as Syndication Agent and Lender

                                      By:        /s/ David Boyce
                                          ______________________________________
                                          Name:  David Boyce
                                          Title: Vice President

                                      UNION BANK OF CALIFORNIA, N.A.,
                                      as Issuing Bank

                                      By:        /s/ Carmelo Restifo
                                          ______________________________________
                                          Name:  Carmelo Restifo
                                          Title: Vice President

                [ROCKY MOUNTAIN CREDIT AGREEMENT SIGNATURE PAGE]

                                                                       EXHIBIT A
                                                             to Credit Agreement

                                   DEFINITIONS

      "Accounts" means the Revenue Account, the Distribution Suspense Account, the O&M Account, the Major Maintenance Reserve Account, the Loss Proceeds Account, the Pre-Funded Punchlist Expense Account, the Checking Account, the P&I Payment Account, the PSCo Security Reserve Account and each cash collateral account (other than the Credit-Linked Deposit Account) referred to in the Credit Documents, including any sub-accounts within such accounts.

      "Additional Project Documents" has the meaning given in Section 6.18 of the Credit Agreement.

      "Administrative Agent" means Credit Suisse First Boston, acting through its Cayman Islands Branch, acting in its capacity as administrative agent for the Secured Parties under the Credit Documents.

      "Administrative Questionnaire" means an administrative questionnaire in a form supplied from time to time by Administrative Agent.

      "Adverse PUHCA Event" means that Borrower or any of its "affiliates" (within the meaning of Section 2(a)(11)(B) of PUHCA) becomes an "electric utility company", "public utility company", or "holding company" required to register as such within the meaning of PUHCA at a time at which applicable provisions of PUHCA, or any successor statute thereof, and the rules and regulations thereunder are in effect and such event or occurrence has, or with the passage of time will have, a Material Adverse Effect or a material and adverse effect on Administrative Agent, Collateral Agent or the Lenders.

      "Affiliate" of a specified Person means any other Person that (a) directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or (b) only with respect to matters relating to PUHCA, holds or beneficially owns 10% or more of the equity interest in the Person specified or 10% or more of any class of voting securities of the Person specified. When used with respect to Borrower, "Affiliate" shall include the Sponsor, the Pledgor, Riverside Borrower, Operator and any Affiliate thereof (other than Borrower).

      "Amortization Schedule" means the schedule for repayment of the principal of the Term Loans as set forth on Exhibit I to the Credit Agreement.

      "Annual Operating Budget" has the meaning given in Section 5.14.3 of the Credit Agreement.

      "Anti-Terrorism Laws" has the meaning given in Section 4.6.1 of the Credit Agreement.

      "Applicable Permit" means, at any time, any Permit, including any zoning, land use, environmental protection, pollution (including air, water or noise), sanitation, FERC, Colorado Public Utilities Commission, Colorado Department of Natural Resources, Colorado Department of Public Health and Environment, import, export, safety, siting or building Permit (a) that is necessary under applicable Legal Requirements or any of the Operative Documents to be obtained by or on behalf of Borrower at such time in light of the stage of ownership or operation of the Project to operate, maintain, repair, lease, own or use the Project as contemplated by the Operative Documents, to sell electricity from the Project or deliver fuel to the Project, or for Borrower to enter into any Operative Document or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements, or (b) that is necessary so that none of Borrower, Administrative Agent, Collateral Agent, the Lead Arranger or the Secured Parties nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under the FPA (except as Borrower may be subject to regulation as a public utility) or PUHCA (except as Borrower may be subject to compliance requirements under Section 32 of PUHCA applicable to it being an EWG) or treated as a public utility under the Constitution and the laws of the State of Colorado as presently constituted and as construed by the courts of Colorado with respect to the regulation of the rates of, or the financial or organizational regulation of, electric utilities as a result of the development and construction or operation of the Project or the sale of electricity therefrom.

      "Applicable Third Party Permit" means, at any time, any Permit, including any zoning, environmental protection, pollution, sanitation, FERC, Colorado Public Utilities Commission, Colorado Department of Natural Resources, Colorado Department of Public Health and Environment, export, safety, siting or building Permit or that is necessary to be obtained by such time by any Person (other than Borrower) that is a party to a Major Project Document or a Credit Document in order to perform such Person's obligations thereunder (other than Permits necessary to conduct its business generally and maintain its existence and good standing), or in order to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements.

      "Assignment and Acceptance" means an assignment and acceptance agreement, substantially in the form of Exhibit M to the Credit Agreement, entered into by a Lender and an assignee (with the consent of any applicable Person as required by Section 9.12), and accepted by Administrative Agent.

      "Assignment of Rents" means the Assignment of Leases and Rents and Other Income, dated on or about the Closing Date, in substantially the form of Exhibit D-8 to the Credit Agreement, by Borrower in favor of Collateral Agent.

      "Assignment of Water Lease" means the Collateral Assignment of Lease, dated on or about the Closing Date, in substantially the form of Exhibit D-9 to the Credit Agreement, by Borrower in favor of Collateral Agent.

      "Bank Book" means that certain confidential Bank Book titled "Riverside and Rocky Mountain Project Funding" dated May 2004.

      "Banking Day" means any day other than a Saturday, Sunday or other day on which banks are or Administrative Agent is authorized or required to be closed in the State of Colorado or the State of New York and, where such term is used in any respect relating to a LIBOR Term Loan, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

      "Bankruptcy Event" shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a similar petition or consent or shall otherwise institute any similar proceeding under any Bankruptcy Law, or shall consent thereto; or such Person shall apply for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator or trustee for itself or any substantial part of its assets under any Bankruptcy Law; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case seeking liquidation or reorganization of such Person under the Bankruptcy Law shall be commenced against such Person and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (c) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within 60 days, or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator or trustee shall have been entered; or any other similar relief shall be granted against such Person under the Bankruptcy Law.

      "Bankruptcy Law" means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute to the aforementioned.

      "Base Case Project Projections" means a projection of operating results for the Project over a period commencing on the Closing Date and ending on December 31, 2023, showing at a minimum Borrower's reasonable good faith estimates, as of the Closing Date, of revenues, operating expenses, the Debt Service Coverage Ratio (which Debt Service Coverage Ratio shall be calculated on an annual basis, with the first Principal Repayment Date occurring on July 30, 2004, each other Principal Repayment Date occurring semi-annually thereafter and the final Principal Repayment Date occurring on the Maturity Date), and sources and uses of revenues over the forecast period, which projection is attached as Exhibit G-3 to the Credit Agreement.

      "Base Rate" means the greater of (a) the prime commercial lending rate established from time to time by Administrative Agent at its New York office or
(b) the Federal Funds Rate plus 0.50%. The Base Rate may not necessarily be the highest or lowest rate of interest charged by Administrative Agent to its commercial borrowers.

      "Base Rate Term Loan" means a Term Loan accruing interest at the Base
Rate.

      "Book Runner" means Credit Suisse First Boston, acting through its Cayman Islands Branch, acting in its capacity as book runner under the Credit Documents.

      "Borrower" means Rocky Mountain Energy Center, LLC, a Delaware limited liability company.

      "Borrower Material Adverse Effect" means (a) a material adverse change in the current or reasonably anticipated business, property, results of operation or financial condition of Borrower, (b) any event or occurrence of whatever nature which could reasonably be expected to materially and adversely affect Borrower's ability to perform its material obligations under the Credit Documents (taken as a whole), and (c) any event or occurrence of whatever nature which could reasonably be expected to materially and adversely affect the value, validity or priority of the Secured Parties' security interests in the Collateral, taken as a whole.

      "Borrowing" means a borrowing by Borrower of the Term Loans.

      "Calculation Period" means, as to a particular date, the 12 month period (or, during the initial 12 months following the Closing Date, the actual number of calendar months or partial calendar months following the Closing Date) immediately preceding such date.

      "Calpine Entity(ies)" has the meaning given in Section 3.1.1 of the Credit Agreement.

      "Capital Adequacy Requirement" has the meaning given in Section 2.5.4 of the Credit Agreement.

      "Change of Control" means:

            (a) with respect to Sponsor, other than in connection with a Permitted Sponsor Transfer, the Sponsor shall cease to directly or indirectly own and control at any time more than 50% of (i) the economic interests in Borrower, and (b) the voting interests (whether by committee, contract or otherwise) in Borrower; or

            (b) with respect to Borrower, Riverside Borrower shall cease to directly (or, from and after any Required Holdco Transfer, indirectly) own and control at any time less than 100% of (i) the economic interests in Borrower, and (b) the voting interests (whether by committee, contract or otherwise) in Borrower;

provided, that in connection with any disposition by Pledgor of any of its ownership interests in Riverside Borrower, such disposition shall be deemed to be a Change of Control unless (i) such disposition is made pursuant to clause
(a) above, (ii) the applicable transferee is a corporation, limited liability company or limited partnership organized or formed in the United States or a state or commonwealth therein, (iii) on or before the date of any such disposition, the applicable transferee enters into a pledge agreement in substantially the form of Exhibit D-3, pursuant to which such transferee shall pledge all of its ownership interests in Riverside Borrower to Collateral Agent, for the benefit of the Secured Parties, and executes and delivers all other applicable Credit Documents necessary to create and perfect a Lien on such membership interests in a manner consistent with Section 5.15 of the Riverside Credit Agreement and the

Intercreditor Agreement, and (iv) on or before the date of any such disposition, the applicable transferee delivers to Administrative Agent opinions of counsel with respect to such transferee, such transfer and such pledge agreement substantially similar to those opinions delivered pursuant to Section 3.1.8 on the Closing Date.

      "Change of Law" has the meaning given in Section 2.5.2 of the Credit Agreement.

      "Checking Account" means that certain checking account established by Borrower pursuant to Section 3.6.1 of the Depositary Agreement.

      "Checking Account Bank" has the meaning given in Section 3.6.1 of the Depositary Agreement.

      "City of Aurora" means the City of Aurora, Colorado, a home rule municipal corporation of the State of Colorado, acting by and through its Utility Enterprise.

      "Closing Date" has the meaning given in Section 3.1 of the Credit
Agreement.

      "CoBank Fee Letter" means that certain letter agreement regarding fees, dated as of June 24, 2004, by and between Borrower and CoBank, ACB.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Collateral" means all property which is subject or is intended to become subject to the security interests or liens granted by any of the Collateral Documents.

      "Collateral Agent" means Credit Suisse First Boston, acting through its Cayman Islands Branch, acting in its capacity as collateral agent for the Secured Parties under the Credit Documents.

      "Collateral Documents" means the Mortgage, the Pledge Agreement, the Security Agreement, the Intercreditor Agreement, the Depositary Agreement, any Control Agreement, the Assignment of Rents, the Assignment of Water Lease, the PSCo Acknowledgment of Subordination, each Consent, and any fixture filings, financing statements, or other similar documents filed, recorded or delivered in connection with the foregoing.

      "Commitments" means, with respect to each Lender, each of such Lender's Term Loan Commitment and Funded LC Credit-Linked Deposit, and with respect to all Lenders, the Total Term Loan Commitment and the Total Funded LC Credit-Linked Deposits.

      "Confirmation of Interest Period Selection" has the meaning given in
Section 2.1.7(d)(ii) of the Credit Agreement.

      "Consents" means the consents specified on Exhibit E-2 to the Credit Agreement and any other third party consents to the assignments contemplated by the Credit Documents.

      "Consolidated Debt Service" means, for any period, the sum of (a) all fees (other than fees paid on the Closing Date) payable during such period to any of the Secured Parties under the Credit Agreement and to any of the Riverside Secured Parties under the Riverside Credit Agreement, (b) interest on the Term Loans and Riverside Term Loans less net payments, if any, received during such period pursuant to Hedge Transactions and Riverside Hedge Transactions, (c) scheduled Term Loan and Riverside Term Loan principal payments (as reduced to reflect actual prepayments through the date of such calculation) payable during such period, (d) net payments, if any, payable during such period pursuant to Hedge Transactions and Riverside Hedge Transactions, and (e) amounts payable by Borrower to any of the Secured Parties under the Credit Agreement in respect of Funded LC Disbursements and Funded LC Credit-Linked Deposits.

      "Consolidated Debt Service Coverage Ratio" means, for any period, the ratio of (a) Consolidated Operating Cash Available for Debt Service for such period to (b) Consolidated Debt Service for such period.

      "Consolidated EBITDA" means, with respect to any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) any and all interest expense for such period, (ii) all amounts attributable to depreciation and amortization for such period, (iii) any extraordinary or non-recurring non-cash charges (other than the write-down of current assets) for such period (including any such non-cash charges for such period relating to the application of fresh start accounting principals), (iv) any non-cash goodwill or other intangible asset impairment charges incurred after the date hereof resulting from the application of Statement Number 142 of the Financial Accounting Standards Board, and (v) any non-recurring expenses incurred in connection with the transactions contemplated by the Credit Documents and the Riverside Credit Documents, plus
(b) without duplication, the cash amount of prepayments received by Borrower under any Major Project Document or Riverside Borrower under any Riverside Major Project Document during such period, and minus (c) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income" means, with respect to any period and without duplication, the consolidated net income of Borrower and Riverside Borrower for such period, determined in accordance with GAAP; provided, that the cumulative effect of a change in accounting principles will be excluded.

      "Consolidated Operating Cash Available for Debt Service" means, for any period, the sum of (a) Operating Cash Available for Debt Service for such period and (b) the positive difference (if any) between (i) Riverside Operating Cash Available for Debt Service for such period and (ii) amounts distributed or dividended to Riverside Borrower by Borrower constituting Riverside Project Revenues during such period.

      "Control Agreement" means that certain control agreement to be entered into among Borrower, Collateral Agent and Checking Account Bank regarding the perfection of Collateral Agent's Lien on the Checking Account.

      "Credit Agreement" means the Credit Agreement, dated as of June 24, 2004, by and among Borrower, Administrative Agent, Collateral Agent, Issuing Bank, Book Runner, Lead Arranger, the other agents and arrangers listed on the signature pages thereto and the Lenders.

      "Credit Documents" means the Credit Agreement, the Notes, the Collateral Documents, the Interest Rate Agreements (including all Hedge Transactions thereunder), the Fee Letters, the Subordination Agreement, the PSCo Letter of Credit and any other loan intercreditor or security agreements or letter agreement or similar document, entered into by Administrative Agent, Collateral Agent, Depositary Agent, Lead Arranger or any Secured Party, on the one hand, and the Borrower or one or more Affiliates of Borrower, on the other hand, in connection with the transactions contemplated by the Credit Documents.

      "Credit-Linked Deposit Account" means, collectively, one or more operating and/or investment accounts of, and established by, Issuing Bank under its sole and exclusive control and maintained at the office of Issuing Bank located at 445 S. Figueroa Street, 15th Floor, Los Angeles, CA 90071 (or such other office as Issuing Bank shall from time to time designate to Borrower and Administrative Agent), in each case that shall be used for the purposes set forth in Section
2.8 of the Credit Agreement.

      "CSFB Fee Letter" means that certain letter agreement regarding fees, dated as of June 24, 2004, by and among Lead Arranger, Administrative Agent, Collateral Agent and Borrower.

      "Debt" of any Person at any date means, without duplication, (a) all obligations (including contingent obligations) of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and other accrued expenses arising in the ordinary course of business which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (h) all Debt of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee, (i) all monetary obligations of such Person under a so-called synthetic, off-balance sheet or tax retention lease and (j) obligations in respect of Hedge Transactions.

      "Debt Service" means, for any period, the sum of (a) all fees (other than fees paid on the Closing Date) payable during such period to Administrative Agent, Collateral Agent,

Depositary Agent and the Lenders, (b) interest on the Term Loans less (for purposes of calculating the Debt Service Coverage Ratio) net payments, if any, received during such period pursuant to Hedge Transactions, (c) scheduled Term Loan principal payments (as reduced to reflect actual prepayments through the date of such calculation) payable during such period, (d) net payments, if any, payable during such period pursuant to Hedge Transactions and (e) amounts payable to any of the Secured Parties under the Credit Agreement in respect of Funded LC Disbursements and Funded LC Credit-Linked Deposits.

      "Debt Service Coverage Ratio" means, for any period, the ratio of (a) Operating Cash Available for Debt Service for such period to (b) Debt Service for such period.

      "Default Rate" has the meaning given in Section 2.3.3 of the Credit Agreement.

      "Depositary Agent" means The Bank of New York, not in its individual capacity but solely as depositary agent, bank and securities intermediary under the Depositary Agreement.

      "Depositary Agreement" means the Depositary Agreement, dated as of the Closing Date, in substantially the form of Exhibit D-4 to the Credit Agreement, among Borrower, Administrative Agent, Collateral Agent and Depositary Agent.

      "Distribution Suspense Account" has the meaning given in Section 1.1 of the Depositary Agreement.

      "Dollars" and "$" means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

      "Easements" shall have the meaning given in the Mortgage.

      "Eligible Assignee" means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses.

      "Eligible Facility" means an "eligible facility" within the meaning of PUHCA and FERC's implementing regulations pertaining thereto.

      "Emergency Operating Costs" means those amounts required to be expended for the purchase of goods and services in order to prevent or mitigate an unforeseeable event or circumstances that, in the good faith judgment of Borrower or Operator, necessitates the taking of immediate measures to prevent or mitigate injury to Persons or injury to or loss of property.

      "Eminent Domain Proceeds" has the meaning given in Section 3.5.1 of the Depositary Agreement.

      "Environmental Claim" means any and all liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements or attorneys' or consultants' fees, relating in any way to (a) a violation or alleged violation of any Hazardous Substance Law or Permit issued under any Hazardous Substance Law, (b) a Release or threatened Release of Hazardous Substances, or (c) any legal or administrative proceedings relating to any of the above.

      "Environmental Reports" means that certain R.W. Beck, Inc., Phase I Environmental Site Assessment Update Letter Report, Rocky Mountain Energy Center, 6211 County Road 51, Keenesburg, Colorado, 80643, dated as of June 22, 2004.

      "Equipment" has the meaning given in the Mortgage.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with Borrower under
Section 414 of the Code.

      "ERISA Plan" means any employee benefit plan (a) maintained by Borrower or any ERISA Affiliate, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which
Section 412 of the Code applies.

      "Event of Default" has the meaning given in Article 7 of the Credit Agreement.

      "Event of Eminent Domain" means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral or any of the Mortgaged Property, by any agency, department, authority, commission, board, instrumentality or political subdivision of the State of Colorado, the United States or another Governmental Authority having jurisdiction.

      "EWG" has the meaning given in Section 4.16.1 of the Credit Agreement.

      "Executive Order" has the meaning given in Section 4.6.1 of the Credit Agreement.

      "Existing Rocky Mountain Administrative Agent" means DZ BANK AG, Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, New York Branch, in its capacity as administrative agent under the Existing Rocky Mountain Credit Facility.

      "Existing Rocky Mountain Credit Facility" means the Credit Agreement, dated as of February 20, 2004, by and among Borrower, Existing Rocky Mountain Administrative Agent, the financial institutions party thereto from time to time as lenders and the other agents and arrangers party thereto.

      "Federal Funds Rate" means, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average rate charged by Administrative Agent on such day on such transactions as determined by Administrative Agent).

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

      "Fee Letters" means, collectively, the CSFB Fee Letter, the Issuing Bank Fee Letter and the CoBank Fee Letter.

      "FERC" means the Federal Energy Regulatory Commission and its successors.

      "Financing Statements" has the meaning given in Section 3.1.19(c) of the Credit Agreement.

      "FPA" has the meaning given in Section 4.16.1 of the Credit Agreement.

      "Funded LC Credit-Linked Deposit" means, with respect to each Lender, such Lender's Proportionate Share of the Total Funded LC Credit-Linked Deposit, and with respect to all Lenders, the Total Funded LC Credit Linked Deposit.

      "Funded LC Disbursement" means a payment or disbursement made by Issuing Bank pursuant to the PSCo Letter of Credit.

      "GAAP" means generally accepted accounting principles in the United States of America.

      "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person.

      "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including any zoning authority, FERC, the Securities Exchange Commission, the Comptroller of the Currency or the Federal Reserve Board, the Colorado Public Utilities Commission, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

      "Governmental Rule" means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

      "Granting Lender" has the meaning given in Section 9.12.8 of the Credit Agreement.

      "Hazardous Substances" means (statutory acronyms and abbreviations having the meaning given them in the definition of "Hazardous Substances Laws") substances defined as

"hazardous substances," "pollutants" or "contaminants" in Section 101 of the CERCLA; those substances defined as "hazardous waste," "hazardous materials" or "regulated substances" by the RCRA; those substances designated as a "hazardous substance" pursuant to Section 311 of the CWA; those substances defined as "hazardous materials" in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Section 6 or 7 of the TSCA; those substances defined as "contaminants" by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by
Section 11 of the AEA; those substances defined as "toxic materials" or "harmful physical agents" pursuant to Section 6 of the OSHA); those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R. Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 40 C.F.R. Part 1910; those substances regulated as hazardous materials, hazardous substances, or toxic substances in any other Hazardous Substances Laws; and those substances regulated as hazardous materials, hazardous substances, or toxic substances in the regulations adopted and publications promulgated pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.

      "Hazardous Substances Law" means any of:

      (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA");

      (ii) the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) ("Clean Water Act" or "CWA");

      (iii) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA");

      (iv) the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.)
("AEA");

      (v) the Clean Air Act (42 U.S.C. Section 7401 et seq.) ("CAA");

      (vi) the Emergency Planning and Community Right to Know Act (42 U.S.C.
Section 11001 et seq.) ("EPCRA");

      (vii) the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
Section 136 et seq.) ("FIFRA");

     (viii) the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

      (ix) the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.)
("SDWA");

      (x) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) ("TSCA");

      (xi) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.) ("HMTA");

      (xii) the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA");

      (xiii) the Colorado Water Quality Control Act, Colo. Rev. Stat Section 25-8-101 et seq., the Colorado Hazardous Waste Management Act, Colo. Rev. Stat.
Section 25-15-101 et seq., the Colorado Air Pollution Prevention and Control Act, Colo. Rev. Stat. Section 25-7-101 et seq., the Colorado Individual Sewage Disposal Systems Act, Colo. Rev. Stat. Section 25-10-101 et seq., the Petroleum Storage Tanks Act, Colo. Rev. Stat. Section 8-20.5-101 et seq. and all related or similar Colorado State and local Governmental Rules relating to the protection of human health or the environment; and

      (xiv) all other Federal, state and local Governmental Rules relating to the protection of human health or the environment or which otherwise govern Hazardous Substances, and the regulations adopted and publications promulgated pursuant to all such foregoing laws.

      "Hedge Breaking Fees" has the meaning given in Section 5.20.2 of the Credit Agreement.

      "Hedge Lender" means a Lender, or any Affiliate thereof which, in any case, is party to an Interest Rate Agreement with Borrower, in its capacity as counterparty to such Interest Rate Agreement.

      "Hedge Transaction" means any "Transaction" (such as swaps, caps, collars or floors) entered into under an Interest Rate Agreement.

      "HoldCo" means a wholly owned subsidiary of Riverside Borrower which is a limited liability company (and a disregarded entity for federal tax purposes) formed as of the date required by Section 5.23 of the Credit Agreement and solely for the purpose of owning the ownership interests of Borrower.

      "Improvements" has the meaning given in the Mortgage.

      "Inchoate Default" or "Default" means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time or the giving of notice or both, would constitute an Event of Default.

      "Increased-Cost Lender" has the meaning given in Section 2.7.2(a) of the Credit Agreement.

      "Indemnitee" has the meaning given in Section 9.11.2 of the Credit Agreement.

      "Independent Consultants" means, collectively, the Insurance Consultant, the Power Market Consultant and the Independent Engineer.

      "Independent Engineer" means R.W. Beck, Inc.

      "Initial Operating Budget" has the meaning given in Section 3.1.20 of the Credit Agreement.

      "Insurance Consultant" means Marsh USA, Inc.

      "Insurance Proceeds" has the meaning given in Section 3.5.1 of the Depositary Agreement.

      "Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of the Closing Date, in substantially the form of Exhibit D-7 to the Credit Agreement, among Borrower, Riverside Borrower, Administrative Agent, Riverside Administrative Agent, Collateral Agent and Riverside Collateral Agent.

      "Interest Payment Dates" means (a) October 29, 2004, (b) the last Banking Day of each January, April, July and October of each calendar year thereafter until the Maturity Date and (c) the Maturity Date.

      "Interest Period" means, (a) with respect to any LIBOR Term Loan, the time period selected by Borrower or provided for pursuant to the Credit Agreement which commences on and includes the first day of such Term Loan, or the effective date of any conversion (as the case may be) and ends on and excludes the last day of such time period and (b) with respect to the Funded LC Credit-Linked Deposits, each period commencing on the Closing Date and ending on July 30, 2004 and, thereafter, commencing on the last day of the preceding Interest Period applicable thereto, as the case may be, and ending on the next following Interest Payment Date thereafter; provided, that (i) a single Interest Period shall at all times apply to all the Funded LC Credit-Linked Deposits,
(ii) if any Interest Period would end on a day other than a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day and (iii) any Interest Period that commences on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period.

      "Interest Rate" means the Base Rate or the LIBO Rate, as the case may be.

      "Interest Rate Agreements" means one or more interest rate swap agreements, caps, collars, or other master interest rate hedging mechanisms, in each case having a term that does not extend beyond the Maturity Date and otherwise in form and substance reasonably satisfactory to Administrative Agent.

      "Interest Rate Determination Date" means, with respect to any Interest Period, two Banking Days prior to the first day of such Interest Period.

      "Issuing Bank" means Union Bank of California, N.A., in its capacity as issuer of the PSCo Letter of Credit.

      "Issuing Bank Fee Letter" means that certain letter agreement regarding fees, dated as of June 24, 2004, by and between Borrower and Issuing Bank.

      "Lead Arranger" means Credit Suisse First Boston, acting through its Cayman Islands Branch, in its capacity as lead arranger under the Credit Agreement.

      "Legal Requirements" means, as to any Person, the Governing Documents of such Person, any requirement under a Permit, and any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

      "Lender" or "Lenders" means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Acceptance. For purposes of determining Obligations secured by the Collateral, each Hedge Lender shall be deemed a "Lender" party to the Credit Agreement and Credit Documents to the extent so specified in Section 5.20.3 of the Credit Agreement.

      "Lending Office" means, with respect to any Lender, the office designated in writing as such to Administrative Agent and Borrower from time to time.

      "LIBO Rate" means, with respect to any LIBOR Term Loan or the Funded LC Credit-Linked Deposits for any Interest Period, the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date. Each determination by Administrative Agent pursuant to this definition shall be conclusive in the absence of manifest error.

      "LIBOR Term Loan" means a Term Loan accruing interest at the LIBO Rate.

      "Lien" means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

      "Liquidation Costs" has the meaning given in Section 2.6 of the Credit Agreement.

      "Loss Proceeds" has the meaning given in Section 3.5.1 of the Depositary Agreement.

      "Loss Proceeds Account" has the meaning given in Section 1.1 of the Depositary Agreement.

      "Major Casualty Event" has the meaning given in Section 3.5.2 of the Depositary Agreement.

      "Major Maintenance" means labor, materials and other direct expenses for any overhaul of, or major maintenance procedure for, the Project which requires significant disassembly or shutdown of the Project, (a) in accordance with Prudent Utility Practices, (b) pursuant to manufacturers' requirements to avoid voiding any such manufacturer's warranty or (c) pursuant to any applicable Legal Requirement.

      "Major Maintenance Reserve Account" has the meaning given in Section 1.1 of the Depositary Agreement.

      "Major Maintenance Reserve Letter of Credit" has the meaning given in
Section 1.1 of the Depositary Agreement.

      "Major Maintenance Reserve Requirement" has the meaning given in Section
1.1 of the Depositary Agreement.

      "Major Project Documents" means the Power Purchase Agreement, the PSCo Interconnection Agreement, the Water Lease and the O&M Agreement, any guaranty agreements (other than the Sponsor O&M Agreement Guaranty), related to the foregoing executed by Persons in favor of Borrower and, unless otherwise agreed by Administrative Agent prior to its execution and delivery, any Additional Project Documents.

      "Major Project Participants" means, without duplication, Borrower, Operator, PSCo, the City of Aurora and any other Person which provides any guaranty agreement which is a Major Project Document, and any counterparty to any Additional Project Document which is a Major Project Document.

      "Majority Lenders" means, at any time, Lenders having Proportionate Shares which in the aggregate exceed 50%.

      "Mandatory Prepayment" has the meaning given in Section 2.1.10(c) of the Credit Agreement.

      "Mandatory Repayment Date" has the meaning given in Section 2.1.10(d)(iii) of the Credit Agreement.

      "Mandatory Repayment Offer" has the meaning given in Section 2.1.10(d) of the Credit Agreement.

      "Material Adverse Effect" means (a) a material adverse change in the current or reasonably anticipated business, property, results of operation or financial condition of Borrower, (b) any event or occurrence of whatever nature which could reasonably be expected to materially and adversely affect Borrower or any other Major Project Participant's ability to perform its material obligations under the Credit Documents (taken as a whole) or Major Project Documents, as the case may be, and (c) any event or occurrence of whatever nature which could reasonably be expected to materially and adversely affect the value, validity or priority of the Secured Parties' security interests in the Collateral, taken as a whole.

      "Maturity" or "maturity" means, with respect to any Term Loan, Funded LC Disbursement, Borrowing, interest, fee or other amount payable by Borrower under the Credit Agreement or the other Credit Documents, the date such Term Loan, Funded LC Disbursement, Borrowing, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

      "Maturity Date" means the earlier of (a) the seventh anniversary of the Closing Date and (b) the date on which the entire outstanding principal balance of the Term Loans or Funded LC Disbursements, together with all unpaid interest, fees, charges and costs, becomes due and payable under the Credit Agreement.

      "Minimum Notice Period" means (a) at least three Banking Days before the Closing Date or any continuation or conversion of a Type of Term Loan resulting in whole or in part in one or more LIBOR Term Loans, and (b) at least one Banking Day before any conversion of a Type of Term Loan resulting in whole or in part in one or more Base Rate Term Loans.

      "MMBtu" means one million British Thermal Units.

      "Moody's" means Moody's Investors Service, Inc.

      "Mortgage" means the Deed of Trust, Security Agreement and Fixture Filing, dated as of the Closing Date, in substantially the form of Exhibit D-1 to the Credit Agreement, by Borrower in favor of Collateral Agent (for the benefit of the Secured Parties).

      "Mortgaged Property" has the meaning given in the Mortgage.

      "Multiemployer Plan" means any ERISA Plan that is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

      "Non-Consenting Lender" has the meaning given in Section 2.7.2(b) of the Credit Agreement.

      "Nonrecourse Persons" has the meaning given in Article 8 of the Credit Agreement.

      "Non-U.S. Lender" has the meaning given in Section 2.3.4(e) of the Credit Agreement.

      "Notes" has the meaning given in Section 2.1.8 of the Credit Agreement.

      "Notice of Borrowing and LC Activity" has the meaning given in Section 2.1.3(a) of the Credit Agreement.

      "Notice of Conversion of Loan Type" has the meaning given in Section 2.1.9 of the Credit Agreement.

      "O&M Account" has the meaning given in Section 1.1 of the Depositary Agreement.

      "O&M Agreement" means the Operating and Maintenance Agreement, dated as of February 20, 2004, between Borrower and Operator.

      "O&M Costs" means, for any period, cash amounts incurred and paid by Borrower for the operation and maintenance of the Project or any portion thereof (other than as funded from the Major Maintenance Reserve Account) and for the purchase of goods and services in connection therewith, including (a) premiums for insurance policies, (b) consumables (other than fuel supply and related fuel transportation costs), (c) costs of obtaining any other materials, supplies, utilities or services for the Project, (d) costs of maintaining, renewing and amending Permits, (e) franchise, licensing, property, real estate, sales and excise taxes, (f) general and administrative expenses, (g) employee salaries, wages and other employment-related costs, (h) business management and administrative service fees, (i) costs required to be paid by the Project under any Project Document or Credit Document (other than scheduled Debt Service) or to satisfy any Legal Requirement or obtain or maintain any Permit, (j) legal, accounting and consulting fees and other transaction costs and all other fees payable to the Lenders (other than amounts constituting scheduled Debt Service),
(k) necessary capital expenditures (other than capital expenditures made in connection with the repair or restoration of any casualty suffered by the Project to the extent funded with insurance or similar proceeds applied pursuant to Section 3.5 of the Depositary Agreement or infusions of equity), (l) all other fees and expenses necessary for the continued operation and maintenance of the Project and the conduct of the business of the Project, and (m) Emergency Operating Costs (except for Emergency Operating Costs in connection with the repair or restoration of any casualty suffered by the Project to the extent funded with insurance or similar proceeds applied pursuant to Section 3.5 of the Depositary Agreement or infusions of equity), but exclusive in all cases of non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, and also exclusive of all interest charges and charges for the payment or amortization of principal of indebtedness of Borrower. O&M Costs shall not include (i) costs of Major Maintenance to the extent paid with funds on deposit in the Major Maintenance Reserve Account, (ii) Subordinated Payments, (iii) depreciation, (iv) payments for restoration or repair of the Project from the Loss Proceeds Account in accordance with the terms of the Depositary Agreement or (v) amounts to be paid in respect of any federal or state income tax.

      "Obligations" means and includes, with respect to any Person (and, if not specified and the context so requires, Borrower or any applicable Calpine Entity), all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by such Person to Lead Arranger, Administrative Agent, Depositary Agent, Issuing Bank, Collateral Agent, the Hedge Lenders or the Lenders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Credit Agreement or any of the other Credit Documents, including all interest, fees, charges, expenses, attorneys' fees and accountants fees chargeable to such Person and payable by such Person hereunder or thereunder.

      "Offer Amount" has the meaning given in Section 2.1.10(d)(ii)(B) of the Credit Agreement.

      "Offer Period" has the meaning given in Section 2.1.10(d)(i) of the Credit Agreement.

      "Operating Cash Available for Debt Service" means, for any period, Project Revenues during such period minus (a) O&M Costs during such period and (b) deposits into the Major Maintenance Reserve Account during such period.

      "Operative Documents" means, collectively, the Credit Documents and the Project Documents.

      "Operator" means Calpine Operating Services Company, Inc., a Delaware corporation.

      "Other Taxes" means any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any of the Credit Documents other than the Interest Rate Agreements (including all Hedge Transactions thereunder) or from the execution, delivery or enforcement of, or otherwise with respect to, any of the Credit Documents other than the Interest Rate Agreements (including all Hedge Transactions thereunder).

      "P&I Payment Account" has the meaning given in Section 1.1 of the Depositary Agreement.

      "Participant" has the meaning given in Section 9.12.5 of the Credit Agreement.

      "Parts" means any part, appliance, instrument, appurtenance, accessory or other property of any nature necessary or useful to the operation, maintenance, service or repair of the Project.

      "Payout Amount" has the meaning given in Section 3.1.19(a)(iv) of the Credit Agreement.

      "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

      "Permit" means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

      "Permitted Debt" means (a) Debt incurred under the Credit Documents, (b) Debt pursuant to the terms of a Project Document (but not for borrowed money), either not more than 90 days past due or being contested in good faith, (c) trade or other similar Debt incurred in the ordinary course of business (but not for borrowed money), either not more than 90 days past due or being contested in good faith, (d) contingent liabilities, to the extent otherwise constituting Debt, including those relating to (i) the acquisition of goods, supplies or merchandise in the normal course of business or normal trade credit, (ii) the endorsement of negotiable instruments received in the normal course of its business, and (iii) contingent liabilities incurred with respect to any Applicable Permit or Operative Document, (e) purchase money obligations incurred to finance the purchase price of discrete items of equipment not comprising an integral part of the Project that extend only to the equipment being financed in an aggregate amount of secured principal and capital lease obligations not exceeding $3,000,000 at any one time outstanding, and (f) obligations in respect of surety bonds or similar instruments in an aggregate amount not exceeding $3,000,000 at any one time outstanding.

      "Permitted Investments" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having a maturity not exceeding one year from the date of issuance, (b) interest-bearing deposit accounts, including time deposits and certificates of deposit, of any Lender or any domestic or foreign commercial bank whose outstanding long-term debt is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's having capital and surplus in excess of $500,000,000 having a maturity not exceeding 90 days from the date of acquisition, (c) commercial paper issued by any domestic corporation rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and, in each case, having a maturity not exceeding 90 days from the date of acquisition, (d) fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications established in clause (b) above, (e) high-grade corporate bonds rated at least AA or the equivalent thereof by S&P or at least Aa2 or the equivalent thereof by Moody's having a maturity not exceeding 90 days from the date of acquisition, (f) banker's acceptances drawn on and accepted by any domestic or foreign commercial bank whose long-term senior unsecured debt is rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody's, (g) money market mutual funds whose investment criteria are substantially similar to items (a) through (f) of this definition, (h) instruments issued by an investment company rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody's having a portfolio consisting of 95% or more of the securities described in items (a) through (g) of this definition, and (i) investment contracts pursuant to which moneys are deposited (to bear interest at an agreed rate) with a bank, insurance company or other financial institution whose long-term senior unsecured debt is rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody's.

      "Permitted Liens" means (a) the rights and interests of Collateral Agent and any other Secured Party as provided in the Credit Documents; (b) Liens for any tax, assessment or other governmental charge, either secured by a bond or other security reasonably acceptable to Administrative Agent or not yet due or being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project, the Site or any Easements, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project, the Site or any Easements, (ii) a bond or other security reasonably acceptable to Administrative Agent has been posted or provided in such manner and amount as to assure Administrative Agent that any taxes, assessments or other charges determined to be due will be promptly paid in full when such contest is determined, or (iii) adequate cash reserves have been provided therefor; (c) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens, arising in the ordinary course of business, either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project, the Site or any Easements, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project, the Site or any Easements, (ii) a bond or other security reasonably acceptable to Administrative Agent has been posted or provided in such manner and amount as to assure Administrative Agent that any amounts determined to be due will be promptly paid in full when such contest is determined, or (iii) adequate cash reserves have been provided therefor; (d) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security reasonably acceptable to Administrative Agent have been provided or are fully covered by insurance; (e) Title Exceptions; (f) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $1,500,000 in the aggregate at any time, and with any such Lien to be released as promptly as practicable; (g) other Liens incident to the ordinary course of business that are not incurred in connection with the obtaining of any loan, advance or credit and that do not in the aggregate materially impair the use of the property or assets of Borrower or the value of such property or assets for the purposes of such business; (h) involuntary Liens as contemplated by the Operative Documents (including a lien of an attachment, judgment or execution) securing a charge or obligation, on any of Borrower's property, either real or personal, whether now or hereafter owned in the aggregate sum of less than $1,500,000; (i) subject to the Intercreditor Agreement, the rights and interests of the Riverside Collateral Agent and the other Riverside Secured Parties in Riverside Borrower's ownership interests in Borrower; and (j) the rights and interests of PSCo as provided under the PSCo Subordinated Mortgage (as supplemented by the PSCo Acknowledgement of Subordination).

      "Permitted Sponsor Transfer" means a transfer by the Sponsor of greater than 50% of its economic and voting interests in Borrower where (a) the electric energy generation business is the principal line of business of the applicable transferee; and (b) immediately after giving effect to the direct or indirect transfer by the Sponsor, the ratings given to the Term Loans and the Riverside Term Loans by S&P and Moody's shall be at least equal to the higher of (i) the ratings given to the Term Loans and the Riverside Term Loans by S&P and Moody's as of the Closing Date and (ii) the ratings given to the Term Loans and the Riverside Term Loans by S&P and Moody's immediately preceding such transfer by the Sponsor.

      "Person" means any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

      "Pledge Agreement" means, the Pledge and Security Agreement, dated as of the Closing Date, in substantially the form of Exhibit D-3 to the Credit Agreement, among the Borrower, Riverside Borrower and Collateral Agent.

      "Pledgor" means Calpine Riverside Holdings, LLC, a Delaware limited liability company and, from and after any permitted disposition of Calpine Riverside Holdings, LLC's ownership interests in Riverside Borrower, the applicable transferee(s).

      "Power Market Consultant" means Henwood Energy Services, Inc.

      "Power Purchase Agreement" means the Power Purchase Agreement, dated as of March 9, 2001, between PSCo and Borrower, as amended by the First Amendment to Power Purchase Agreement, dated as of April 3, 2001, the Second Amendment to Power Purchase Agreement, dated as of January 22, 2003 and the Third Amendment to Power Purchase Agreement, dated as of November 20, 2003.

      "Pre-Funded Punchlist Expense Account" has the meaning given in Section
1.1 of the Depositary Agreement.

      "Principal Repayment Dates" means (a) with respect to the Term Loans, January 31, 2005, July 29, 2005 and the last Banking Day of each January and July of each calendar year thereafter until the Maturity Date, and (b) with respect to the Term Loans and Funded LC Disbursements, the Maturity Date.

      "Project" means the approximately 601 MW natural gas fired combined cycle power generation plant located on the Site and the Easements.

      "Project Documents" means, without duplication, the Major Project Documents, the Easements, the PSCo Subordinated Mortgage and any other agreement or document relating to the construction, leasing, ownership or operation of the Project to which Borrower is a party.

      "Project Revenues" means, without duplication, all income and cash receipts of Borrower derived from the ownership or operation of the Project, including payments received by Borrower under the Power Purchase Agreement, the O&M Agreement and the other Project Documents (including damages, liquidated damages and any other payments, reimbursements or refunds received by Borrower under a Project Document), proceeds of any business interruption or liability insurance (to the extent such liability insurance proceeds represent reimbursement of third party claims previously paid by Borrower), income derived from the sale or use of electric capacity or energy transmitted or distributed or ancillary services produced by the Project, payments for remarketing of fuel or transportation rights relating thereto and investment income on amounts in the Accounts (solely to the extent deposited in the applicable Account) but excluding (a) net payments, if any, received by Borrower under Hedge Transactions, as determined in conformity with cash accounting principles, (b) any receipts derived from the sale of any property pertaining to the Project or incidental to the operation of the Project, as determined in conformity with cash accounting principles (other than sales of electricity, gas and related services or commodities), (c) proceeds of casualty insurance, (d) the proceeds of any condemnation awards relating to the Project, (e) proceeds from the Collateral Documents and (f) the proceeds of any Permitted Debt.

      "Proportionate Share" means:

            (a) in the context of voting in matters requiring the vote of all or a percentage of the Lenders, with respect to each Lender at any time, a percentage equal to the quotient of (i) the sum of (A) the percentage interest of such Lender in the Total Term Loan Commitment, as set forth on Exhibit H to the Credit Agreement (as updated to reflect any permitted assignments) multiplied by the Total Term Loan Commitment plus (B) the percentage interest of such Lender in the sum of (i) the Total Funded LC Credit-Linked Deposits, as set forth on Exhibit H to the Credit Agreement (as updated to reflect any permitted assignments) and (ii) any unreimbursed Funded LC Disbursements multiplied by the sum of the Total Funded LC Credit-Linked Deposits, as set forth on Exhibit H to the Credit Agreement (as updated to reflect any permitted assignments) and (iii) any unreimbursed Funded LC Disbursements plus (C) the percentage interest of such Lender in the Interest Rate Agreements, as set forth on Exhibit H to the Credit Agreement (as updated to reflect any permitted assignments) multiplied by the Hedge Breaking Fees actually payable (and not on a "marked to market" basis) at such time (determined upon the close of the applicable voting period) or, if no Hedge Breaking Fees are outstanding at such time, 5% of the aggregate notional amount of those Hedge Transactions which could result in Hedge Breaking Fees if they were terminated at such time, divided by (ii) the sum of (A) the Total Term Loan Commitment plus (B) the sum of (i) the Total Funded LC Credit-Linked Deposits, as set forth on Exhibit H to the Credit Agreement (as updated to reflect any permitted assignments) and (ii) any unreimbursed Funded LC Disbursements plus (C) the Hedge Breaking Fees actually payable (and not on a "marked to market" basis) at such time (determined upon the close of the applicable voting period) or, if no Hedge Breaking Fees are outstanding at such time, 5% of the aggregate notional amount of those Hedge Transactions which could result in Hedge Breaking Fees if they were terminated at such time;

            (b) with respect to each Lender in the context of funding Term Loans on the Closing Date, the percentage participation of such Lender in the Total Term Loan Commitment as set forth on Exhibit H to the Credit Agreement and in the context of funding Funded LC Credit-Linked Deposits on the Closing Date, the percentage participation of such Lender in the Total Funded LC Credit-Linked Deposits as set forth on Exhibit H to the Credit Agreement (in each case, as updated to reflect any permitted assignments); and

            (c) with respect to each Hedge Lender at any time, the percentage participation of such Hedge Lender in the credit exposure under the Hedge Transactions, as set forth on Exhibit H to the Credit Agreement (as updated to reflect any permitted assignments).

      "Prudent Utility Practices" means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by natural gas fired electric generation stations in the Western Systems Coordinating Council of a type and size similar to the Project as good, safe and prudent engineering practices in connection with the operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy. "Prudent Utility Practices" does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

      "PSCo" means Public Service Company of Colorado, a Colorado corporation.

      "PSCo Acknowledgment of Subordination" means the Acknowledgement of Subordination, dated as of a date on or prior to the Closing Date, in substantially the form of Exhibit D-11 to the Credit Agreement, by PSCo in favor of Collateral Agent and Borrower.

      "PSCo Calpine Guaranty" has the meaning given in Section 1.1 of the Depositary Agreement.

      "PSCo Interconnection Agreement" means the Agreement for Interconnection Services, dated as of May 11, 2001, between the Borrower and PSCo.

      "PSCo Letter of Credit" means that certain letter of credit, in substantially the form of Exhibit N to the Credit Agreement, issued to PSCo by Issuing Bank on the Closing Date pursuant to Section 2.8.2(a) of the Credit Agreement.

      "PSCo Security Fund" has the meaning given in the Power Purchase
Agreement.

      "PSCo Security Reserve Account" has the meaning given in Section 1.1 of the Depositary Agreement.

      "PSCo Security Reserve Requirement" has the meaning given in Section 1.1 of the Depositary Agreement.

      "PSCo Subordinated Mortgage" means the Subordinated Mortgage, Security Agreement and Financing Statement dated February 14, 2003 by Borrower in favor of PSCo, as supplemented by the PSCo Acknowledgement of Subordination.

      "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

      "Punchlist Items" means those items under the Project's construction, engineering and equipment procurement contracts which have not been completed as of the Closing Date.

      "Qualified Letter of Credit" means one or more unconditional, irrevocable letters of credit on terms and conditions, and in form and substance, reasonably satisfactory to Administrative Agent and shall (a) name Administrative Agent on behalf of the Secured Parties as the beneficiary thereof, (b) have an aggregate amount available to be drawn at all times greater than or equal to the amount being secured by such letter of credit, (c) be issued from a bank, banks, trust company or trust companies not a party to the Credit Agreement (and otherwise reasonably acceptable to Administrative Agent) which bank, banks, trust company or trust companies shall have a combined capital and surplus of at least $1,000,000,000 and whose long-term senior unsecured indebtedness is rated at least A by S&P and A2 by Moody's, (d) not be secured by any of the Collateral, and (e) not impose on Borrower any obligation to reimburse drawing payments thereunder; provided that such letter of credit shall provide that it shall (i) automatically renew upon the expiration thereof unless, at least 60 days prior to such expiration, the issuer thereof shall provide Administrative Agent with a notice of non-renewal of such letter of credit, (ii) have an initial expiration date of at least one year after issuance, and

(iii) have a stated amount equal from time to time to (or, to the extent of cash deposited, less than) amounts required to be issued as set forth in the Credit Documents.

      "Register" has the meaning given in Section 9.12.3 of the Credit
Agreement.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

      "Regulatory Change" means any change after the Closing Date in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

      "Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans similar to the Term Loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

      "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person's Affiliates.

      "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing or the like, into or upon any land or water or air, or otherwise entering into the environment.

      "Repayment Period" means the sixth month period commencing on a Principal Repayment Date and ending on the next Principal Repayment Date.

      "Replacement Lender" has the meaning given in Section 2.7.2(c) of the Credit Agreement.

      "Replacement Obligor" means either (a) a Person (including any guarantor of such Person's obligations) (i) having, on the date of such replacement, credit, or acceptable credit support, and experience equal to or greater than that of the party to the Major Project Document (including any guaranty thereof) being replaced and (ii) entering into a contract with Borrower with economic terms no less favorable to Borrower than those in the Major Project Document (including any guaranty thereof) being replaced and other terms and conditions no less favorable to Borrower in any material respect than those in the Major Project Document (including any guaranty thereof) being replaced (provided that if such Replacement Obligor is for an Affiliate of Borrower, such replacement Major Project Document may be on market terms rather than on terms and conditions no less favorable to Borrower and a replacement O&M Agreement need not provide that the fee payable thereunder be subordinated) or (b) a Person acceptable to (i) if the affected Major Project Document is the Tolling Agreement or the Power Purchase Agreement, the Supermajority Lenders or (ii) if the affected Major Project Document is any other Major Project Document, the Majority Lenders, in either case which Person enters into

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a contract with Borrower on terms and conditions acceptable to the Supermajority
Lenders or the Majority Lenders (as the case may be) (which acceptance shall not be unreasonably withheld in the case of the replacement of a Major Project Participant that is an Affiliate of Borrower); provided that in each case, such Person enters into a Consent, in substantially the form of Exhibit E-1 to the Credit Agreement, on the date such replacement contract is entered into.

      "Reportable Event" means any of the events set forth in Section 4043(b) or
(c) of ERISA for which notice to the PBGC has not been waived.

      "Required HoldCo Transfer" means any transfer to HoldCo (including by way of equity contribution) of Riverside Borrower's ownership interests in Borrower; provided that (a) Riverside Borrower shall have granted to Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on its ownership interests in HoldCo (to the same extent provided by Riverside Borrower in the Pledge Agreement entered into on the Closing Date), (b) Riverside Borrower shall have granted to Collateral Agent, for the benefit of the Riverside Secured Parties, a second priority Lien on its ownership interests in HoldCo, (c) the pledge agreement pursuant to which such Liens will be created shall (i) provide that HoldCo is a special purpose vehicle established solely to own the ownership interests of Borrower, and (ii) include covenants customary for such a special purpose vehicle (including, negative covenants prohibiting HoldCo from incurring any indebtedness, any obligations and the granting by HoldCo of any Liens (other than those expressly contemplated hereby), (d) Collateral Agent, on behalf of the Secured Parties, shall take such actions as are necessary (and is hereby authorized by the Lenders) to release the Secured Parties interests in and to the Riverside Borrower's ownership interests in Borrower and to enter into an amendment and restatement or other replacement of the Pledge Agreement to effectuate the foregoing, and (e) Administrative Agent shall have received documentation and evidence (reasonably satisfactory to Administrative Agent) that the conditions set forth in Sections 3.1.1 through 3.1.5 of the Credit Agreement have been satisfied in respect of HoldCo, together with legal opinions of counsel to the Calpine Entities (including, as applicable for purposes of this definition, HoldCo) involved in such transfer, which opinions shall cover or confirm, with respect to such transfer, (i) the due formation or incorporation, as applicable, of each such Calpine Entities, (ii) the due authorization and enforceability of each Operative Document to which any such Calpine Entities is a party as of the date of such transfer, (iii) permitting, and federal and state energy regulatory matters, (iv) the continued validity, perfection and priority of the Liens under the Collateral Documents (including any new Liens granted in connection with any such transfer), (v) Investment Company Act of 1940 matters, (vi) no violations of law and no conflicts with certain agreements, court orders and Governing Documents, (vii) receipt of all necessary consents and governmental approvals and (viii) such other matters as Administrative Agent may reasonably request.

      "Reserve Requirement" means, for LIBOR Term Loans, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBO Rate or LIBOR Term Loans is to be determined, (b) any category of liabilities or extensions of credit or other assets which include LIBOR Term Loans or (c) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend.

      "Responsible Officer" means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary or any natural Person who is a managing general partner or manager or managing member of a limited liability company (or any of the preceding with regard to any such managing general partner, manager or managing member).

      "Restricted Payment Conditions" has the meaning given in Section 6.6 of the Credit Agreement.

      "Revenue Account" has the meaning given in Section 1.1 of the Depositary Agreement.

      "Rights of Way" has the meaning given in Section 3.1.25 of the Credit Agreement.

      "Riverside Accounts" has the meaning given to the term "Accounts" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Administrative Agent" has the meaning given to the term "Administrative Agent" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Applicable Permits" has the meaning given to the term "Applicable Permits" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Borrower" means Riverside Energy Center, LLC, a Wisconsin limited liability company.

      "Riverside Closing Date Distribution" has the meaning given in Section
2.1.5 of the Riverside Credit Agreement.

      "Riverside Collateral Agent" has the meaning given to the term "Collateral Agent" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Collateral Documents" has the meaning given to the term "Collateral Documents" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Credit Agreement" means that certain Credit Agreement, dated as of June 24, 2004, by and among Riverside Borrower, Riverside Administrative Agent, Riverside Collateral Agent, the Riverside Lenders and the other agents and arrangers party thereto.

      "Riverside Credit Documents" has the meaning given to the term "Credit Documents" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Depositary Agreement" has the meaning given to the term "Depositary Agreement" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Hedge Lenders" has the meaning given to the term "Hedge Lenders" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Hedge Breaking Fees" has the meaning given to the term "Hedge Breaking Fees" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Hedge Transactions" has the meaning given to the term "Hedge Transactions" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Interest Rate Agreements" has the meaning given to the term "Interest Rate Agreements" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Lead Arranger" has the meaning given to the term "Lead Arranger" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Lenders" has the meaning given to the term "Lenders" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Major Project Document" has the meaning given to the term "Major Project Document" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Obligations" means the "Obligations" of Riverside Borrower under the Riverside Credit Documents.

      "Riverside Operating Cash Available for Debt Service" has the meaning given to the term "Operating Cash Available for Debt Service" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Operative Documents" has the meaning given to the term "Operative Documents" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Power Purchase Agreement" has the meaning given to the term "Power Purchase Agreement" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Project Revenues" has the meaning given to the term "Project Revenues" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Revenue Account" has the meaning given to the term "Revenue Account" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Secured Parties" has the meaning given to the term "Secured Parties" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Term Loans" has the meaning given to the term "Term Loans" in Exhibit A to the Riverside Credit Agreement.

      "Riverside Total Term Loan Commitment" has the meaning given to the term "Total Term Loan Commitment" in Exhibit A to the Riverside Credit Agreement.

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

      "Riverside Waterfall Level" has the meaning given to the term "Waterfall Level" in Exhibit A to the Riverside Credit Agreement.

      "Rocky Mountain Closing Date Distribution" has the meaning given in
Section 2.1.5 of the Credit Agreement.

      "S&P" means Standard & Poor's Corporation and its successors and assigns.

      "Satisfaction Date" means the date on which all Obligations of Borrower (other than such Obligations which, by their terms, survive the termination of the Credit Agreement) to the Secured Parties shall have been paid in full in cash, each of the Interest Rate Agreements to which any Secured Party is a party shall have terminated and all obligations of the Secured Parties under the Credit Documents have terminated (other than such obligations which, by their terms, survive the termination of the Credit Documents).

      "Secured Obligations" has the meaning given in the Mortgage.

      "Secured Parties" means Administrative Agent, the Lead Arranger, the Collateral Agent, Issuing Bank, the Depositary Agent, Syndication Agent, any Lender (or Affiliate of any Lender) which is a counterparty to an Interest Rate Agreement entered into by Borrower in accordance with the Credit Agreement, each Lender and each of their respective successors, transferees and assigns; provided, that no Affiliate of Sponsor shall be a "Secured Party" hereunder or under any other Credit Document.

      "Security Agreement" means the Security Agreement, dated as of the Closing Date, in substantially the form of Exhibit D-2 to the Credit Agreement, between Borrower and Collateral Agent.

      "Site" has the meaning given in the Mortgage.

      "Solvent" means (a) the present fair saleable value of the assets of Borrower exceeds the amount required to pay the probable liability on its existing debts, respectively (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent), as they become absolute and matured, and as a result of the consummation of the transactions contemplated herein and in the Bank Book, will continue to exceed such amount; (b) Borrower does not, and, as a result of the consummation of the transactions contemplated in the Credit Agreement, the other Credit Documents and the Bank Book, will not, have unreasonably small capital for it to carry on its business as proposed to be conducted; and (c) Borrower is not incurring obligations or making transfers under any evidence of indebtedness (including indebtedness under the Credit Agreement) with the intent to hinder, delay or defraud any entity to which it is or will become indebted.

      "SPC" has the meaning given in Section 9.12.8 of the Credit Agreement.

      "Sponsor" means Calpine Corporation, a Delaware corporation.

      "Sponsor O&M Agreement Guaranty" means that certain Sponsor O&M Agreement Guaranty, dated as of the Closing Date, by the Sponsor for the benefit of Borrower.

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

      "Subordinated Payments" means any fees, bonuses, profits and any other amounts which are not in the nature of reimbursable costs or expenses, payable by Borrower to any Affiliate under any Project Document and which are subject to the Subordination Agreement applicable to such Project Document.

      "Subordination Agreement" means a subordination agreement substantially in the form of Exhibit D-5 to the Credit Agreement.

      "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which such Person: (a) owns 10% or more of the shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity and/or (b) controls the management, directly or indirectly through one or more intermediaries. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of a Person.

      "Supermajority Lenders" means, at any time, Lenders having Proportionate Shares which in the aggregate exceed 66.67%.

      "Syndication Agent" means CoBank, ACB, in its capacity as syndication agent under the Credit Agreement.

      "Tax" means any present or future tax, levy, impost, charge, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed by a taxing authority other than a "Tax on the overall net income" of any Person. A "Tax on the overall net income" of a Person shall be construed as a reference to a tax (including U.S. backup withholding taxes and branch profit taxes) imposed by the jurisdiction in which that Person is organized or in which that Person's applicable principal office (and/or, in the case of a Lender, its Lending Office) is located or in which that Person (and/or, in the case of a Lender, its Lending Office) is deemed to be doing business on all or part of the net income, profits, capital or gains (whether worldwide, or only insofar as such income, profits, capital or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable Lending Office).

      "Term" means the entire period that any Term Loans shall be outstanding.

      "Term Loan" has the meaning given in Section 2.1.2 of the Credit
Agreement.

      "Term Loan Commitment" means, at any time with respect to each Lender, such Bank's Proportionate Share of the Total Term Loan Commitment at such time.

      "Terminated Lender" has the meaning given in Section 2.7.2(c) of the Credit Agreement.

      "Termination Date" means the date on which both (a) all Obligations of Borrower (other than such Obligations which, by their terms, survive the termination of the Credit

Agreement) to the Secured Parties shall have been paid in full in cash, each of the Interest Rate Agreements to which any Secured Party is a party shall have terminated and all obligations of the Secured Parties under the Credit Documents have terminated (other than such obligations which, by their terms, survive the termination of the Credit Documents), and (b) all Riverside Obligations (other than such Riverside Obligations which, by their terms, survive the termination of the Riverside Credit Agreement) to the Riverside Secured Parties shall have been paid in full in cash, each of the Riverside Interest Rate Agreements to which any Riverside Secured Party is a party shall have terminated and all obligations of the Riverside Secured Parties under the Riverside Credit Documents have terminated (other than such obligations which, by their terms, survive the termination of the Riverside Credit Documents).

      "Title Exception" means those exceptions to coverage listed on Schedule B of the Title Policy, other than the standard printed exceptions contained therein.

      "Title Insurer" means Stewart Title Guaranty Company.

      "Title Policy" means that certain policy of the title insurance issued by the Title Insurer dated as of the Closing Date, as provided in Section 3.1.24 of the Credit Agreement, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

      "Total Funded LC Credit-Linked Deposits" means, at any time, the sum of all the Lenders' Funded LC Credit-Linked Deposits, as the same may be reduced from time to time pursuant to the Credit Agreement.

      "Total Term Loan Commitment" has the meaning given in Section 2.1.1 of the Credit Agreement.

      "Type" means the type of Term Loan, whether a Base Rate Term Loan or LIBOR Term Loan.

      "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof and of the other Credit Documents relating to such perfection or priority and for purposes of definitions related to such provisions.

      "Unsatisfied Condition" means a condition in a Permit that has not been satisfied and that either (a) must be satisfied before such Permit can be come effective, (b) must be satisfied as of the date on which a representation is made or a condition precedent must be satisfied under the Credit Agreement, or
(c) must be satisfied as of a future date but with respect to which facts or circumstances exist which, to Borrower's knowledge, could reasonably be expected to result in a failure to satisfy such Permit condition.

      "Variable O&M Costs" means those O&M Costs described in the line-items of the Base Case Project Projections entitled "Reverse Osmosis - Water Treatment",

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

"Demineralizer/EDI/Polishing - Water Treatment", "Boiler/Steam Chemicals - Water Treatment", "Cooling Tower - Water Treatment", "Gas Turbine Gasses/Chemicals", "Waste Water Disposal", "Amnonia (SCR)" and "Electricity Usage Cost".

      "Water Lease" means the Agreement for Lease of Reclaimed Wastewater, dated April 23, 2001 between the City of Aurora and Borrower, as successor to Sponsor, and as amended by the First Amendment to Agreement for Lease of Reclaimed Wastewater, dated October 28, 2002.

      "Waterfall Level" has the meaning given in Section 1.1 of the Depositary Agreement.

                             RULES OF INTERPRETATION

      1. The singular includes the plural and the plural includes the singular.

      2. "or" is not exclusive.

      3. A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

      4. A reference to a Person includes its permitted successors, permitted replacements and permitted assigns.

      5. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

      6. The words "include", "includes" and "including" are not limiting.

      7. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of the Credit Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix thereto, the provisions of the Credit Agreement shall control.

      8. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, modified and supplemented from time to time and in effect at any given time.

      9. The words "hereof", "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

      10. References to "days" shall mean calendar days, unless the term "Banking Days" shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

      11. If, at any time after the Closing Date, Moody's or S&P shall change its respective system of classifications, then any Moody's or S&P "rating" referred to herein shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

      12. The Credit Documents are the result of negotiations between, and have been reviewed by Borrower, each Affiliate of Borrower party thereto, Administrative Agent, the Lead Arranger, Issuing Bank, each Lender and their respective counsel. Accordingly, the Credit

Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, any Affiliate of Borrower party thereto, Administrative Agent, Issuing Bank or any Lender solely as a result of any such party having drafted or proposed the ambiguous provision.